As filed with the Securities and Exchange Commission on May 20, 2024

Registration No. 333-278560

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1/A

Amendment No. 2

UNDER

THE SECURITIES ACT OF 1933

HWH International Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5122	87-3296100
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4800 Montgomery Lane, Suite 210

Bethesda, MD

1-301-971-3955

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Thatch

Chief Executive Officer

HWH International Inc.

4800 Montgomery Lane, Suite 210

Bethesda, MD 20814

1-301-971-3955

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darrin Ocasio, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 20, 2024

PROSPECTUS

HWH International Inc.

149,443 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of HWH International Inc. (the “Company”) named in this prospectus from time to time of up to 149,443 shares of common stock, par value $0.0001 per share, issued pursuant to a Satisfaction and Discharge of Indebtedness Agreement (the “Satisfaction Agreement”) between the Company and EF Hutton LLC (“EF Hutton”), dated as of December 18, 2023. The consideration received for 149,443 shares of common stock consisted of deferred underwriting commission, equivalent to $1,509,375 in deferred underwriting commission equitized at $10.10 per share.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of our common stock.

Our common stock commenced trading on the Nasdaq Global Market LLC (“Nasdaq”) under the ticker symbol “HWH” on January 9, 2024, and the Company’s warrants are expected to commence trading under the symbol “HWHW” at a later date. On May 14, 2024, the closing price of our common stock on Nasdaq was $1.36 per share.

Investment in our common stock involves a high degree of risk. See “Risk Factors” contained in this prospectus on page 5, in our periodic reports filed from time to time with the Securities and Exchange Commission (the “SEC”), and in any applicable prospectus supplement. You should carefully read this prospectus before you invest in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the SEC pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus includes important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” in this prospectus.

You should rely only on this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Unless otherwise indicated, information contained in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 5 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus. In this prospectus, unless otherwise stated or the context otherwise requires, references to “HWH International,” “Company,” “we,” “us,” “our” or similar references mean HWH International Inc. and/or our subsidiaries on a consolidated basis.

Company Overview

The business we acquired in January of 2024 started in South Korea with a single-level membership marketing model with limited products for sale. We registered the business on April 1, 2019, and we started selling founders packages on July 1, 2019. While we had been profitable and growing, the COVID-19 pandemic had a material adverse effect on such growth and profits. Due to the decline in membership and revenue starting in 2020, we reorganized our internal staff by adding a broader team in each of the United States, Hong Kong and Singapore with direct selling and business development experience to head up and expand our operations across various geographies and revised our business plan to a multi-level membership tier model in 2022, with more products and services to be made available to our members. We created a new corporate structure, with subsidiaries in the United States, Hong Kong and Singapore, that would allow for quick geographical expansion and turning our focus to the Hapi Café development.

We have 9,811 individuals with founding member status. This is a privileged class that will be able to enjoy continuous membership benefits given that they have trusted the Company and joined at an early stage. Such benefits include the ability to purchase new memberships, in the model described below, at a favorable rate to be determined by the Company. They will also continue to be able to earn affiliate commissions as they sell our products in the marketplace and enjoy discounted rates when visiting Hapi Cafés until further notice. The total number of founding members was capped at 10,000. The Company is in the midst of implementing a new membership model that operates on a yearly subscription basis. While we are not currently selling memberships, we intend to resume membership sales under this new model.

Members will get exclusive discounts on HWH Marketplace products, priority invites to product launch events and other parties, and can earn passive income when a member’s referral signs up for membership or makes an initial purchase of HWH Marketplace products through them.

Our operations include:

HWH Marketplace, which offers certain products manufactured by our affiliate companies, at a discounted price to our members. It is in the development stage, as we have been in discussions regarding the import and export of these products internationally. The various aspects of the HWH Marketplace will be launched in phases across various regions, each with their own timeline, depending on the completion of the establishment of the logistical aspects for implementation (i.e., payment gateway systems, business licenses, banking set up, import licenses, managerial resources, etc.). This will be an on-going process as we expand our product and service offering range. There are, however, certain limited products currently for sale at our Hapi Cafés, including spaghetti, a gig-economy business book and certain skincare products.

Hapi Cafés, which are, and will be, in-person, location-based social experiences, which offer members the opportunity to build a sense of community with like-minded customers who share a potential interest in our products. The cafes expose our members to and educate them about the products and services of our affiliates, providing us with the chance to significantly increase our membership base as well as increase the amounts spent by our members on our affiliates’ products and services. Each of our cafés is a “Hapi Café.” We opened proof-of-concept Hapi Café locations in Seoul, South Korea and Singapore in May 2022 and July 2022, respectively, and plan to open additional Hapi Cafés as we beta test and further improve our business concept. We intend to grow our memberships as we grow the number of Hapi Cafés around the world. Hapi Cafe is positioned to be an integral part of HWH’s business model.

Our travel business is in the planning stage as we are working with our affiliates to determine the market-by-market services. Through our travel business, we plan to offer exclusive access to unpublished rates and discounts on air travel, cruises, car rentals, hotels, and resorts for members.

Hapi Wealth Builder is in the planning stage as we are exploring the options of providing services to our members through financial educational materials aimed at various types of investing opportunities. The team has been diligently producing digital content for Hapi Wealth Builder and working to collaborate with the right partners to launch the program and make it available to members. We have been establishing Hapi Cafés as venues and destinations that help build the credibility and reputation of the Company and its Hapi Wealth Builder business, which we intend to launch later in 2024.

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Market Opportunity

Following the COVID-19 pandemic, we believe people are looking for in-person community. By offering a social and business centric atmosphere at our Hapi Cafés, we plan to leverage this deeply-rooted desire and build a membership organization, increase their familiarity with and educate them about the products and services of our affiliates and how those products and services can help them in their own individual pursuits of health, wealth and happiness.

Growth Strategy

Our strategy is to continuously grow our membership base, while displaying to our members the added benefits of the higher tiers of membership. We will look to accomplish this by providing a comfortable in person setting of a Hapi Café for our customers in many more locations. We also plan to continually expand our product offerings and the services our affiliate companies can provide in the belief that this can serve to grow our membership base and have our members increasingly opt to avail themselves of membership options that offer them larger discounts and other benefits on the products and services of our affiliates.

Nasdaq Deficiency

On March 7, 2024, we received notice from Nasdaq indicating that, because the market value of our common stock had been below $50,000,000 for the prior 37 consecutive business days, we no longer complied with the minimum market value of listed securities (the “MVLS”) requirement for continued listing on the Nasdaq Global Market under Rule 5450(b)(2)(A) of Nasdaq Listing Rules.

Nasdaq’s notice has no immediate effect on the listing of our common stock on the Nasdaq Global Market. Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(C), we have been provided an initial compliance period of 180 calendar days, or until September 3, 2024, to regain compliance with the MVLS requirement. To regain compliance, the Company’s MVLS must close at $50,000,000 or more for a minimum of ten consecutive business days prior to September 3, 2024. In the event we do not regain compliance with the MVLS requirement prior to the expiration of the compliance period, we will receive written notification that our securities are subject to delisting. We may be able to continue our listing by transferring the listing of our securities from the Nasdaq Global Market to the Nasdaq Capital Market, which has a lower MVLS requirement of $35,000,000.

Credit Facility

On April 24, 2024, we entered into a Credit Facility Agreement (the “Credit Agreement”) with Alset Inc., a Texas corporation and the Company’s indirect, majority stockholder (“Alset Inc.”), pursuant to which Alset Inc. has provided the Company a line of credit facility (the “Credit Facility”) which provides a maximum, aggregate credit line of up to $1,000,000.

Pursuant to the Credit Agreement, the Company may request an advance (each, an “Advance”) on the Credit Facility. Each advance shall bear a simple interest rate of three percent (3%) per annum. Each Advance and all accrued but unpaid interest shall be due and payable at the first (1st) anniversary of the effective date of the Credit Agreement. HWH may at any time during the term of the Credit Agreement prepay a portion or all amounts of its indebtedness without penalty. Each advance shall not be secured by a lien or other encumbrance on any HWH assets, but shall be solely a general unsecured debt obligation of HWH.

Corporate Information

Our mailing address is 4800 Montgomery Lane, Suite 210, Bethesda, MD, 20814. We were incorporated in Delaware on October 20, 2021 under the name Alset Capital Acquisition Corp. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company consummated a business combination on January 9, 2024 and changed its name from “Alset Capital Acquisition Corp.” to “HWH International Inc.” The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company maintains a website at https://www.hwhintl.com.

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THE OFFERING

Common Stock to be Offered by the Selling Stockholders	Up to 149,443 shares of our common stock.

Use of Proceeds	All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders and we will not receive any proceeds from the sale of these shares. See “Use of Proceeds” beginning on page 23 of this prospectus for additional information.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 47 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Global Market Symbol	Our common stock is listed on the Nasdaq Global Market LLC under the ticker symbol “HWH”.

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information about these risks contained in this prospectus, as well as the other information contained in this prospectus generally, before deciding to buy our securities. Any of the risks we describe below could adversely affect our business, financial condition, operating results or prospects. The market prices for our securities could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

If any of the events described in these risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our securities could decline, and you may lose all or part of your investment in our securities. The risks discussed include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Affecting HWH’s Business and Operations

Our stock price may incur negative pressure from sales pursuant to this registration statement.

The potential sale of shares of common stock pursuant to this registration statement may exert downward pressure on the public trading price of our shares of common stock. As of May 20, 2024, the shares registered herein represent approximately 0.92% of the total number of shares outstanding. Although the current trading price may be significantly below our SPAC IPO price of $10.00 per unit, selling stockholders could still have an incentive to sell. Such sales could result in increased market supply, leading to a decrease in the stock price. This downward pressure on the stock price could negatively impact investor sentiment, market perception, and the Company’s ability to raise capital or pursue strategic initiatives. Investors should consider the potential impact of these sales on the trading price of our common stock carefully before making investment decisions.

Our future growth may be limited.

The Company’s ability to achieve its expansion objectives into each of its intended four operational activities and to manage the growth of each and all effectively depends upon a variety of factors, including the Company’s ability to properly customize the products and services in each country of operations, to attract and retain members’ interest in each, any, or all four operational activities, to successfully position and market its products and services in each, any, or all four operational activities, and to capitalize on potential opportunities in a multitude of countries. The Company may never be able to successfully offer products and services in each, any, or all four operational activities which may cause it to cease operations.

Our business plan and operational structure may change.

As an emerging company, we continually analyze our business plan and operations in each of our four operational activities in light of current trends within certain countries. As a result of our ongoing analyses, we may decide to make substantial changes in one or all of our operational activities and the operations therein. In the future, as we continue our internal analyses and as market conditions and our available capital change, we may decide to make organizational changes and/or alter some or all of our operational activities, including ceasing operations in one or more of our planned operational activities. Currently, the Company has no intention of changing its business model or operational structure.

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Our continued operations depend on the public’s acceptance of our product lines and services in the applicable country.

The ability to customize and develop our products and services that the applicable market finds desirable and willing to purchase membership is critically important to our success. We cannot be certain that the products and services we offer our members will be appealing to the applicable market and as a result there may not be any demand and our membership sales could be limited. In addition, there are no assurances that if we alter, customize, or develop new products or services in the future that the applicable markets demand for these will develop and this could adversely affect our business and any possible revenues.

The loss of key management personnel could adversely affect HWH’s business, financial condition, results of operations or independent associate relations.

Although HWH’s executive officers and senior management team do not work full-time for HWH and are instead employed by affiliates of HWH, HWH nevertheless depends on the continued services of its executive officers and senior management team as they work closely with independent associate leaders and are responsible for HWH’s day-to-day operations. HWH’s success depends in part on its ability to retain its executive officers and to continue to attract additional qualified individuals to HWH’s management team. Although HWH has not entered into employment agreements with any of its senior executive officers or members of its management team, all of those individuals have entered into employment agreements with affiliates of HWH, and HWH does not believe that any of them are planning to leave or retire in the near term, no assurances can be made that HWH’s senior executive officers or members of HWH’s senior management team will remain with it. The loss or limitation of the services of any of HWH’s executive officers or members of its senior management team, including its regional and country managers, or the inability to attract additional qualified management personnel could have a material adverse effect on HWH’s business, financial condition, results of operations, or independent associate relations.

The inability to attract, train and retain highly qualified employees could adversely impact HWH’s business, financial condition and results of operations.

HWH’s success depends on the contributions of its employees, the members of its senior management and other key operations, and administrative personnel. Excluding its senior executives and members of the senior management team, none of whom work full-time for HWH or under an employment contract, HWH has three employees at HWH World (Korea), three employees at Hapi Café Korea, Inc., and four employees at Hapi Café SG Pte Ltd. HWH must attract, train and retain a large and growing number of qualified employees, while controlling related labor costs. HWH’s ability to control labor and benefit costs is subject to numerous internal and external factors, including the continuing impacts of the pandemic, regulatory changes, prevailing wage rates, and healthcare and other insurance costs. HWH competes with other retail and non-retail businesses for these employees and invests significant resources in training and motivating them. There is no assurance that HWH will be able to attract or retain highly qualified employees in the future, which could have a material adverse effect on HWH’s business, financial condition and results of operations.

Although HWH relies on its affiliates to provide it with a number of key services necessary for its day-to-day operations, it does not have written contracts in place with those affiliates that contractually obligate them to provide such services, and if such affiliate providers do not perform adequately or perform at all, HWH’s costs may increase and HWH’s business, financial condition and results of operations could be adversely affected.

HWH relies heavily on HWH’s relationships with its affiliates to provide services for it. For example, and as discussed above, HWH relies on its affiliates to provide it with its executive officers and senior members of the management team. As another example, HWH relies on its affiliates to handle nearly all of its back-office functions, and it does not have written contracts or other written arrangements in place that govern how costs should be allocated between HWH and its affiliates in respect of such services or as to how the responsibilities should be allocated among HWH and its affiliates in respect of such services. For example, HWH relies on the internet technology services of NHN Godomall (“NHN”) to manage all aspects of its information technology infrastructure including for its online connectivity, infrastructure hosting, technical infrastructure, network management, content delivery, load balancing and protection against hacking and distributed denial-of-service attacks. Because NHN is not contractually obligated to provide these services to HWH, no assurances can be made that NHN will continue to provide such services to HWH, or that NHN will be available to assist HWH in the event that problems arise that need to be addressed. While HWH is seeking to transition to another service provider in the near future, there can be no assurance that there will be a contractual relationship and whether the terms will be favorable. Any of these risks stemming from HWH’s reliance on third-parties to provide support absent a written contract or favorable terms between them could increase HWH’s costs and adversely affect HWH’s business, financial condition and results of operations.

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HWH relies on its affiliates, in particular its U.S.-based affiliate Sharing Services Global Corp. (“Sharing Services”), to provide it with all of the products which HWH currently sells to its customers and members, and as of the present time, no written contract is in place to govern the pricing and other terms of any sales from Sharing Services to HWH.

HWH currently purchases 100% percent of the products which it sells to consumers from Sharing Services. Although affiliated companies typically enter into written contracts between one another to set pricing terms and govern their economic relationships generally, HWH makes such purchases in the absence of a written contract that governs such sales and allocates the risks of such sales between Sharing Services and HWH. As a publicly-traded company, however, Sharing Services is required to act in the best interests of its own stockholders, and in the event Sharing Services faces a lack of sufficient inventory of its products, no assurances can be made that Sharing Services would allocate products to HWH instead of its own unaffiliated customers which potentially offer more favorable profit margins. In the event HWH is unable to obtain sufficient inventory of products to sell from Sharing Service and its other affiliates, HWH might have to alternatively source similar products from third-party vendors. If HWH needed to do this, no assurances can be made that this would not increase HWH’s costs and adversely affect HWH’s business, financial condition and results of operations.

HWH currently depends on a single supplier for the products it sells and there is potential for material disruptions in its supply chain or potential increases in the prices of the products HWH purchases beyond what HWH can pass along to its customers and members.

HWH depends on its affiliate supplier for all of the products which it currently sells. Any disruption or substantial decrease in the supply of products by this supplier, as a result of a shortage of raw materials, organized labor disputes, natural disasters, acts of cyberterrorism, or otherwise, could disrupt or substantially decrease HWH’s ability to fulfill customer orders. If this occurred, particularly for an extended period, HWH may not be able to continue to offer these or similar products and its future sales may decline. In such event, HWH may not be able to offset the decline in sales through substitution of products, price increases, or otherwise. In addition, if HWH’s supplier implemented unilateral price increases in response to the decrease in the supply of their products, HWH might not be able to pass along such price increases to HWH’s customers and its profitability may be reduced or eliminated as a result. The occurrence of any of these conditions could have a material adverse effect on HWH’s business, financial condition and results of operations.

HWH’s failure to appropriately respond to changing consumer preferences in any of its operational activities and demand for new products or product enhancements or new services or service compliments could significantly harm its relationship with its members, its product sales, as well as its financial condition and operating results.

HWH’s business, and the business of each of its operational activities, is subject to changing consumer trends and preferences, including rapid and frequent changes in demand for products, new product introductions and enhancements, and new services and compliments thereto. HWH’s failure to accurately predict these trends could negatively impact members’ opinion of the products sold by HWH, which in turn could harm its member relationships and cause the loss of sales. The success of HWH’s new product and service offerings and enhancements depends upon a number of factors, including HWH’s ability to:

● procure such products and services from its affiliates and other third-party suppliers;

● accurately anticipate consumer needs;

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● negotiate favorable pricing for products and services from its affiliates and other third-party suppliers;

● successfully commercialize new products or product enhancements, or new services, in a timely manner;

● price its products and services competitively; and

● differentiate its product and services offerings from those of its competitors.

If HWH does not introduce new products or services or make enhancements or improvements to meet the changing needs of its customers and members in a timely manner, some of its products or services could be rendered obsolete, which could negatively impact its revenues, financial condition, and operating results.

HWH faces strong competition from other retailers, membership clubs, and service agencies, which could adversely affect its business, financial condition and results of operations.

The retail and services business and membership driven business is highly competitive. HWH competes for members, employees, sites, products and services and in other important respects with a number of local, regional and national wholesalers, retailers, and membership programs in the United States and Asia, including other business or social clubs with third party benefits, supermarkets, supercenters, internet retailers, department and specialty stores and operators selling a single category or narrow range of merchandise. Such retailers, service providers, and membership business operators compete in a variety of ways, including products, pricing, selection and availability, services, location, convenience, and the attractiveness and ease of use of websites and mobile applications. The evolution of online and mobile channels has improved the ability of customers to comparison shop, which has enhanced competition. Some competitors have greater financial resources and technology capabilities, better access to merchandise or services, and greater market penetration than HWH does. HWH’s inability to respond effectively to competitive pressures, changes in the retail or service markets or customer expectations could result in lost market share and negatively affect HWH’s financial results.

HWH’s failure to drive membership growth, loyalty and brand recognition could adversely affect its results of operations.

Membership loyalty and growth are essential to HWH’s business. The extent to which HWH achieves growth in its membership base, increases the penetration of the higher levels of membership, and sustains high renewal rates materially influences its profitability. Damage to HWH’s brands or reputation may negatively impact comparable sales, diminish member trust, and reduce renewal rates and, accordingly, net sales and membership fee revenue, negatively impacting its results of operations.

HWH sells, or plans to sell, many products and services under the brands of its affiliates. Maintaining consistent product and service quality, competitive pricing, and availability of these products and services is essential to developing and maintaining member loyalty. If HWH’s affiliate brands experience a loss of member acceptance or confidence, HWH’s membership sales and gross margin results could be adversely affected.

The partial dependence of HWH’s direct selling business model to sell its affiliates’ products and services to its members, and the highly competitive and dynamic nature of the direct selling industry could adversely affect its results of operations.

HWH, through the offerings of the products and services of its affiliate companies, operates in the direct selling industry market and distributes products and services to its members. The distribution of such products and services depends upon the continued efforts of HWH employees, and to a lesser extent, HWH members, to recruit new members. The success of their efforts to recruit and retain members may be affected by the competitive environment among membership-based companies, the conditions of the general labor market, including levels of employment, the occurrence of demographic and cultural changes in the workforce, and the extent to which their brand is recognized in the geographies in which they operate. There can be no assurance that HWH will be successful in recruiting, retaining, and upleveling enough members to grow its business worldwide.

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The direct selling part of HWH’s business is highly competitive and dynamic, and generally there are few barriers to entering the industry. In particular, the sale of health and wellness products by direct selling industry participants, online resellers, and others is highly competitive. There are several companies, including many with more resources than HWH’s affiliate companies, that offer competing health and wellness products. The primary competitive factors for health and wellness products are (a) price; (b) the quality, perceived value, brand recognition and package appeal of the product; (c) the skills and effectiveness of the independent distributor and customer service staff interacting with the customer or potential customer; and (d) the continuous availability of enough product to fulfill orders promptly. There can be no assurance that HWH’s affiliates will remain competitive or that competition in the industry will not intensify.

If HWH does not remain competitive and promptly and effectively respond to increased competition, including competition for members, and to marketplace changes in the future, future sales of HWH memberships, and HWH’s affiliate products and services could decline. This could have a material adverse effect on HWH’s consolidated financial condition, results of operations and cash flows.

HWH’s ability to attract and retain members, and the potential adverse impact of the loss of a significant number of members may be for causes out of HWH’s control.

HWH’s operations in the direct selling industry depend on its ability to promote its membership, as well as the products and services HWH members have discounted access to and to market its membership and distribute HWH’s affiliate products and services. HWH’s success in recruiting and retaining members may be affected by the competitive environment among membership and direct-to-consumer companies, the conditions of the general labor market, including levels of employment, the occurrence of demographic and cultural changes in the workforce, and the extent to which HWH’s affiliates’ brands are recognized in the geographies in which HWH operates. HWH’s inability to attract and retain members in the future, the failure of a member to uplevel, the ineffectiveness of a member as a source of referrals, or the loss of a significant number of members for causes out of their control may adversely affect future sales of HWH’s products and services. This could have a material adverse effect on HWH’s consolidated financial condition, results of operations and cash flows.

Changes to HWH’s membership benefits could be negatively perceived by members, could fail to achieve the desired long-term goals, and could adversely impact future membership sales.

HWH may modify or add aspects of the membership benefits from time to time in efforts to keep its membership benefits competitive and attractive to its existing and future members, to address changing market conditions, to provide incentives that HWH believes will help grow its business, and to ensure conformance with evolving government regulations, among other reasons. In addition, the Company may be required to modify membership benefits from time to time to comply with existing or new regulations in the future, including in response to potential governmental enforcement action. Changes to its membership, including changes perceived to reduce the benefits and discounts available, could be negatively received by HWH members, could fail to achieve the desired long-term goals, and could adversely impact future sales. This, in turn, could adversely affect HWH’s business, financial condition, results of operations and cash flows.

If HWH’s is unable to maintain a positive image and brand acceptance in the dynamic, highly competitive, and sometimes unpredictable marketplace, including the impact of social media, its results of operations could be adversely impacted.

In recent years, there has been a significant increase in the use by businesses of social media platforms, including informal blogs, social media websites, and other forms of internet-based communications. Social media can enable a business to reach a wide selection of consumers and other targeted audiences, generally in a more cost-effective way than more traditional forms of marketing and advertising. However, negative, inaccurate, or false information about a company or the products or services it sells may be circulated through social media quickly and may damage a company’s reputation and business. In addition, negative, inaccurate, or false information about a company or the products or services it sells may be circulated through more traditional communication means. Many members and would be members value readily available information and often act on such information without further investigation. The harm caused by the circulation of negative, inaccurate, or false information about a company or its products or services may be immediate, and opportunities to redress and correct the information may be slow and costly. If HWH was the victim of allegations, or the dissemination of negative, inaccurate, or false information, circulated through social media or otherwise, this could adversely impact HWH’s reputation and business and could result in the loss of members and in a decline in HWH’s future sales.

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HWH may also use social media platforms to communicate with existing and prospective members, and to otherwise promote its products and services. Laws and regulations intended to govern the use of the Internet and social media platforms are complex and evolving. If HWH, or other third parties acting on HWH’s behalf, were found to be in violation of any of these laws and regulations, this could result in fines and enforcement actions and adversely impact HWH’s reputation and business.

The occurrence of any of these conditions could have a material adverse effect on HWH’s business, financial condition, results of operations and cash flows.

Adverse or negative publicity could cause HWH’s business to suffer.

HWH’s business depends, in part, on the public’s perception of its integrity and the safety and quality of the products and services it sells. Any adverse publicity could negatively affect the public’s perception about HWH’s industry, HWH’s products and services, or HWH’s reputation and could result in a significant decline in its operations. Specifically, HWH is susceptible to adverse or negative publicity regarding:

● the nutritional supplements industry;

● skeptical consumers;

● competitors;

● the safety and quality of the products and services it sells;

● regulatory investigations of the products and services it sells or the products or services sold by its competitors; and

●scandals or regulatory investigations regarding the business practices or products or HWH’s competitors, specifically those competitors within the direct selling channel.

The success of HWH’s growth initiatives, including its efforts to attract new members, build brand awareness, and expand into additional international areas, is imperative.

HWH’s long-term success is dependent on its ability to achieve sustained growth. HWH is a developing company and has no significant sales history. In efforts to initiate growth and expansion into each of its four operational activities, HWH plans to launch a multipronged growth strategy intended to accelerate sales growth, including by: (a) expanding its service offerings, (b) increasing the number of Hapi Cafés, and (c) initiating operations in new countries in North America and Asia, among others. There can be no assurance that these strategic initiatives will result in the sales growth we anticipate, or any sales growth at all, the lack of which could have a material adverse effect on HWH’s business, financial condition, results of operations and cash flows.

A downturn in the economy could affect consumer purchases of discretionary items such as the health and wellness products that we offer, or the travel services we plan to offer, which could have an adverse effect on HWH’s business, financial condition, profitability, and cash flows.

HWH offers, or plans to offer, a broad selection of health and wellness products and travel services. A downturn in the economy could adversely impact consumer purchases of discretionary items such as health and wellness products or travel. The United States and global economies may slow dramatically as a result of a variety of problems, including turmoil in the credit and financial markets, concerns regarding the stability and viability of major financial institutions, the state of the housing markets, and volatility in worldwide stock markets. In the event of such economic downturn, the U.S. and global economies could become significantly challenged in a recessionary state for an indeterminate period of time. These economic conditions could cause many of HWH’s existing and potential members to delay or reduce purchases of the products and services sold by HWH for some time, which in turn could harm HWH’s business by adversely affecting its revenues, results of operations, cash flows and financial condition. HWH cannot predict these economic conditions or the impact they would have on HWH’s consumers or business.

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HWH is subject to payment-related risks.

HWH accepts payments using a variety of methods, including select credit and debit cards, cash and checks, and member discounts. As HWH offers new payment options to its members, HWH may be subject to additional rules, regulations, compliance requirements, and higher fraud losses. For certain payment methods, HWH pays interchange and other related acceptance fees, along with additional transaction processing fees. HWH relies on third parties to provide payment transaction processing services for credit and debit cards and HWH’s shop card. It could disrupt HWH’s business if these processing service providers become unwilling or unable to provide these services to HWH. HWH is also subject to evolving payment card association and network operating rules, including data security rules, certification requirements and rules governing electronic funds transfers. If HWH’s internal systems are breached or compromised, HWH may be liable for card re-issuance costs, subject to fines and higher transaction fees and lose its ability to accept card payments from HWH members, and HWH’s business and operating results could be adversely affected.

HWH might sell products that cause illness or injury to its members, harm to its reputation, and expose HWH to litigation.

If HWH’s merchandise, including its food products prepared for human consumption, wellness products, skincare products, household products and durable goods, among others, do not meet or are perceived not to meet applicable safety or labeling standards or HWH’s members’ expectations, HWH could experience lost sales, increased costs, litigation or reputational harm. The sale of these items involves the risk of illness or injury to HWH’s members. Such illnesses or injuries could result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, manufacturing, storage, handling and transportation phases, or faulty design. HWH’s affiliate suppliers are generally contractually required to comply with product safety laws, and HWH is dependent on them to ensure that the products HWH buys comply with safety and other standards. While HWH is subject to governmental inspection and regulations and works to comply in all material respects with applicable laws and regulations, HWH cannot be sure that consumption or use of the products sold by HWH will not cause illness or injury or that HWH will not be subject to claims, lawsuits, or government investigations relating to such matters, resulting in costly product recalls and other liabilities that could adversely affect HWH’s business and results of operations. Even if a product liability claim is unsuccessful or is not fully pursued, negative publicity could adversely affect HWH’s reputation with existing and potential members and its corporate and brand image, and these effects could have a long-term adverse impact.

Furthermore, because HWH does not have a written agreement in place that sets forth the terms of sale between HWH and its affiliate suppliers, it is not clear that HWH would have recourse against its affiliate suppliers or any indemnification rights against such suppliers, given the absence of any written contract in place to govern the sale of such products by the affiliate supplier to HWH.

Nutritional supplements are often supported only by limited available clinical studies.

Nutritional supplements, such as many of the health and wellness products available through the HWH Marketplace, have a long history of human consumption. Some of these products may contain innovative ingredients or contain combinations of ingredients. Although HWH believes that all the products are safe when taken as directed, there is only limited data available about human consumption of certain of these product ingredients or combinations of ingredients in concentrated form. HWH’s affiliate suppliers conduct research and test the formulation and production of the products. However, there are only limited, if any, conclusive clinical studies available about the products and similar product in the marketplace. Furthermore, because HWH is highly dependent on members’ perception of the efficacy, safety, and quality of the products, HWH could be adversely affected in the event that the products, or similar products in the marketplace, are proven or asserted to be ineffective or harmful to consumers or in the event of publicity associated with any adverse effects resulting from the use or misuse of such products, or similar products in the marketplace. Any of these conditions could have a material adverse effect on HWH’s business, financial condition, results of operations and cash flows.

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If the implementation of an information technology systems is not executed efficiently and effectively, HWH’s business, financial position, and operating results could be adversely affected.

Like many companies, HWH’s business is heavily dependent upon its information technology infrastructure to effectively manage and operate many of its key business functions, including:

● order processing;

● supply chain management;

● customer service;

● services provision;

● product distribution;

● cash receipts and payments; and

● financial reporting.

These systems and operations are vulnerable to damage and interruption from fires, earthquakes, telecommunications failures, and other events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct.

Occasionally information technology systems must be upgraded or replaced and if this system implementation is not executed efficiently and effectively, the implementation may cause interruptions in HWH’s primary management information systems, which may make HWH’s website or services unavailable thereby preventing us from processing transactions, which would adversely affect HWH’s financial position or operating results.

With increased frequency in recent years, cyber-attacks against companies have resulted in breaches of data security. HWH’s business requires the storage and transmission of suppliers’ data and our independent associates’ and customers’ personal, credit card, and other confidential information. HWH’s information technology systems are susceptible to a growing and evolving threat of cybersecurity risk. Any substantial compromise of HWH’s data security, whether externally or internally, or misuse of associate, customer, or employee data, could cause considerable damage to its reputation, cause the public disclosure of confidential information, and result in lost sales, significant costs, and litigation, which would negatively affect its financial position and results of operations.

Risks Related to HWH’s International Operations

HWH is highly dependent on the financial performance of its South Korea (“Korea”) and Singapore operations.

HWH’s financial and operational performance is currently highly dependent on its Korea and Singapore operations. Declines in financial performance of these operations could arise from, among other things: slow growth or declines in membership growth, comparable product sales (comparable sales); negative trends in operating expenses, including increased labor, healthcare and energy costs; failing to meet targets for Hapi Café openings changes or uncertainties in economic conditions in HWH’s markets, including higher levels of unemployment and depressed home values; and failing to consistently provide high quality and innovative new products and services.

HWH may not be able to successfully execute its international expansion strategy.

As a key part of its business strategy, HWH is looking to expand its operations in markets outside Korea and Singapore, including through the opening of additional overseas cafés and subsidiaries, particularly in South and Southeast Asia and in North America. In the coming years, HWH is looking to organize subsidiaries and rapidly expand its operations in numerous other countries, with a particular focus on the United States and Canada in North America and on Hong Kong, Malaysia, Singapore, Thailand, and Taiwan.

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Notwithstanding the foregoing, the expansion of HWH’s operations abroad may be difficult due to the presence of established competitors in the relevant local markets. In addition, overseas expansion and the management of international operations may require significant financial expenditures as well as management attention and customization, and will subject HWH to the challenges of operating in an unfamiliar business environment with different regulatory, legal and taxation systems and political, economic and social risks.

HWH’s growth is also dependent, in part, on its ability to acquire property and build or lease new Hapi Cafés. HWH competes with other retailers and businesses for suitable locations. Local land use and other regulations restricting the construction and operation of Hapi Cafés, as well as local community actions opposed to the location of Hapi Cafés at specific sites and the adoption of local laws restricting HWH’s operations and environmental regulations, may impact HWH’s ability to find suitable locations and increase the cost of sites and of constructing, leasing and operating them. HWH may also have difficulty negotiating leases or purchase agreements on acceptable terms.

HWH intends to open additional Hapi Cafés in new markets. Associated risks include difficulties in attracting members due to a lack of familiarity with HWH, attracting members of other health, wealth and happiness-based club operators, HWH’s may be less familiarity with local member preferences, and seasonal differences in the markets. Entry into new markets may bring HWH into competition with new competitors or with existing competitors with a large, established market presence.

More generally, HWH’s international operations and future expansion plans are subject to political, economic, and social uncertainties, including:

● inflation;

● the renegotiation or modification of various agreements;

● increases in custom duties and tariffs;

● complex U.S. and foreign laws, treaties and regulations, including without limitation, tax laws, the U.S. Foreign Corrupt Practices Act, and similar anti-bribery and corruption acts and regulations in many of the markets in which we operate;

● trademark availability and registration issues;

● changes in exchange rates;

● changes in taxation;

● wars, civil unrest, acts of terrorism and other hostilities;

● political, economic, and social conditions;

● the effects of COVID-19;

● changes to trade practice laws or regulations governing direct selling and marketing;

● increased government scrutiny surrounding direct selling and network marketing; and

● changes in the perception of network marketing.

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The risks outlined above could adversely affect HWH’s ability to sell products or services, obtain international customers, or to operate its international businesses, or business operational activities, profitably, which would have a negative impact on HWH’s overall business and results of operations. Furthermore, any negative changes in HWH’s distribution channels may force it to invest significant time and money related to HWH’s distribution and sales to first grow and then maintain its position in certain international markets. Accordingly, there is no guarantee that HWH will be successful in executing its overseas expansion strategy. The failure of its international expansion strategy could have an adverse impact on our business, results of operations and financial condition.

Fluctuations in foreign currency exchange rates will affect HWH’s financial results, which we report in U.S. Dollars.

HWH currently operates in multiple jurisdictions, which exposes it to the effects of fluctuations in currency exchange rates. HWH earns revenue denominated in Korean Won, Singapore Dollars, and U.S. Dollars. Fluctuations in the exchange rates between the various currencies that HWH uses could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. HWH cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on HWH’s results of operations in future periods. HWH has not previously entered into hedging contracts to limit its exposure to fluctuations in the value of the currencies that its businesses use, though it may do so at some point in the future, should it deem it expedient to do so. HWH cannot assure you that central banks of the jurisdictions in which it operates will, or would be able to, intervene in the foreign exchange market in the future to achieve stabilization or other objectives, or that such intervention would be effective in achieving the intended objectives.

Restrictions on currency exchange in certain countries may limit HWH’s ability to receive and use its revenue effectively.

A large majority of its revenue and expenses are currently denominated in Korean Won and Singapore Dollars. If revenue denominated in Korean Won or Singapore Dollars increase or expenses denominated in such currencies decrease in the future, HWH may need to convert a portion of its revenue into other currencies to meet its foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of its shares. Especially as HWH expands into additional markets, HWH cannot guarantee that it will be able to convert the currencies of the countries in which it operates into U.S. Dollars or other foreign currencies to pay dividends or for other purposes on a timely basis or at all.

HWH has no business insurance coverage or certain other types of insurance.

Insurance products currently available in Asia are not as extensive as those offered in more developed regions. Consistent with customary industry practice in Asia, HWH does not currently carry business insurance. HWH has determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms makes it impractical for HWH to have such insurance. Any uninsured damage to HWH facilities or disruption of HWH’s business operations could require it to incur substantial costs and divert its resources, which could have an adverse effect on our business, financial condition and results of operations.

While HWH does carry insurance to cover claims for employee health care benefits and workers’ compensation as are required under applicable laws, general liability, property damage, directors’ and officers’ liability, and other exposures would be funded wholly by HWH. Significant claims or events, regulatory changes, a substantial rise in costs of health care or costs to maintain HWH’s insurance or the failure to maintain adequate insurance coverage could have an adverse impact on HWH’s financial condition and results of operations.

HWH’s revenue and net income may be materially and adversely affected by any economic slowdown in any regions of Asia as well as globally.

While HWH plans to expand its operations into North American, HWH currently derives 4% of its revenue from Korea and 96% from Singapore in the three months ended March 31, 2024, respectively, and 3% and 87% in the three months ended March 31, 2023, in Korea and Singapore, respectively, and is exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. As a result, HWH’s revenue and net income could be impacted to a significant extent by economic conditions in Asia and globally. The Asia and global economy and markets are influenced by many factors beyond HWH’s control, including consumer perception of current and future economic conditions, political uncertainty, employment levels, inflation or deflation, real disposable income, interest rates, taxation and currency exchange rates.

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Economic growth in Asia has experienced a mild moderation in recent years, partially due to the slowdown of the Chinese economy since 2012, as well as the global COVID-19 pandemic, global volatility of energy and consumer prices, U.S. monetary policies and other markets, and other factors. Asia will have to cope with potential external and domestic risks to sustain its economic growth. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in Asia or any other market in which HWH may operate could have a material adverse effect on HWH’s business, financial condition and results of operations.

Risks Related to HWH’s Operations in Korea

Unfavorable financial and economic developments in Korea may have an adverse effect on us.

At the present time, a material portion of HWH’s operations and assets are located in Korea. HWH is subject to political, economic, legal and regulatory risks specific to Korea, and HWH’s performance and successful fulfillment of its operational strategies are dependent in large part on the overall Korean economy. The economic indicators in Korea in recent years have shown mixed signs of growth and uncertainty, and starting in 2020, the overall Korean economy and the economies of Korea’s major trading partners have shown signs of deterioration due to the debilitating effects of the COVID-19 pandemic. Any possible recurrence of COVID-19 or other types of widespread infectious diseases in Korea may adversely affect HWH’s business, financial condition and results of operations.

The future growth of the Korean economy is subject to many factors beyond our control, including developments in the global economy. In recent years, adverse conditions and volatility in the worldwide financial markets, fluctuations in oil and commodity prices, supply chain disruptions and the increasing weakness of the global economy, in particular due to the COVID-19 pandemic and more recently Russia’s invasion of Ukraine and ensuing sanctions against Russia, have contributed to the uncertainty of global economic prospects in general and have adversely affected, and may continue to adversely affect, the Korean economy. The value of the Won, Korea’s national currency, relative to major foreign currencies has fluctuated significantly and, as a result of uncertain global and Korean economic conditions, there has been significant volatility in the stock prices of Korean companies recently. Any future deterioration of the Korean or global economy could adversely affect HWH’s business, financial condition and results of operations.

Developments that could have an adverse impact on Korea’s economy include:

●	the occurrence of severe health epidemics in Korea and other parts of the world (such as the ongoing global COVID-19 pandemic);

●	a continuing rise in the level of household debt and increasing delinquencies and credit defaults by retail or small- and medium-sized enterprise borrowers in Korea;

●	a deterioration in economic or diplomatic relations between Korea and its trading partners or allies, including deterioration resulting from territorial or trade disputes or disagreements in foreign policy;

●	increased sovereign default risks in select countries and the resulting adverse effects on the global financial markets;

●	a deterioration in the financial condition or performance of small- and medium-sized enterprises and other companies in Korea due to the government’s policies to increase minimum wages and limit working hours of employees;

●	investigations of large Korean conglomerates and their senior management for possible misconduct;

●	social and labor unrest;

●	substantial changes in the market prices of Korean real estate;

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●	a substantial decrease in tax revenues and a substantial increase in the Korean government’s expenditures for fiscal stimulus measures, unemployment compensation and other economic and social programs, in particular in light of the Korean government’s ongoing efforts to provide emergency relief payments to households and emergency loans to corporations in need of funding in light of the ongoing COVID-19 pandemic, which together would likely lead to a national budget deficit as well as an increase in the Korean government’s debt;

●	loss of investor confidence arising from corporate accounting irregularities and corporate governance issues concerning certain Korean conglomerates;

●	increases in social expenditures to support an aging population in Korea or decreases in economic productivity due to the declining population size in Korea;

●	geopolitical uncertainty and the risk of further attacks by terrorist groups around the world;

●	political uncertainty or increasing strife among or within political parties in Korea;

●	hostilities, political or social tensions involving Russia (including the invasion of Ukraine by Russia and ensuing actions that the United States and other countries may take) and the resulting adverse effects on the global supply of oil and other natural resources and the global financial markets;

●	hostilities or political or social tensions involving oil producing countries in the Middle East (including a potential escalation of hostilities between the United States and Iran) and North Africa and any material disruption in the global supply of oil or sudden increase in the price of oil;

●	natural or man-made disasters that have a significant adverse economic or other impact on Korea or its major trading partners; and

●	an increase in the level of tensions or an outbreak of hostilities between North Korea and Korea or the United States.

Escalations in tensions with North Korea could have an adverse effect on HWH.

Relations between Korea and North Korea have been tense throughout Korea’s modern history. The level of tension between the two Koreas has fluctuated and may increase abruptly as a result of current and future events. In particular, there have been heightened security concerns in recent years stemming from North Korea’s nuclear weapon and ballistic missile programs as well as its hostile military actions against Korea.

North Korea’s economy also faces severe challenges, which may further aggravate social and political pressures within North Korea. Although bilateral summit meetings between the two Koreas were held in April 2018, May 2018 and September 2018 and between the United States and North Korea in June 2018, February 2019 and June 2019, there can be no assurance that the level of tensions affecting the Korean peninsula will not escalate in the future. Any further increase in tensions, which may occur, for example, if North Korea experiences a leadership crisis, high-level contacts between Korea and North Korea break down or military hostilities occur, could have a material adverse effect on the Korean economy and on HWH’s Korea- based members and customers, thereby having a material adverse effect on HWH’s business, financial condition and results of operations.

Strengthening of Korea’s consumer protection laws could adversely affect our Korean operations.

As a direct-to-consumer seller of consumer products in Korea, HWH is potentially subject to a variety of regulations in Korea that are designed to protect consumers. In recent years, in light of heightened public concern regarding privacy issues, the Korean government has placed greater emphasis on protection of personal information by companies in direct-to-consumer businesses and has implemented a number of measures to enhance consumer protection. Under the Personal Information Protection Act, companies designated as personal information managers may not collect, store, maintain, utilize or provide resident registration numbers of their customers, unless other laws or regulations specifically require or permit the management of resident registration numbers. In addition, under the Use and Protection of Credit Information Act, a company owes a higher duty to protect all information that it collects from its customers and is required to treat such information as credit information. A company’s ability to transfer or provide the information to its affiliates or holding company is considerably restricted, and significant damages may be imposed on a company for leakage of such information. Furthermore, under the Electronic Financial Transaction Act, a company may be primarily responsible for compensating its customers harmed by a cyber security breach affecting the company even if the breach is not directly attributable to the company.

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Labor unrest in Korea may adversely affect HWH’s operations.

Economic difficulties in Korea or increases in corporate reorganizations and bankruptcies could result in layoffs and higher unemployment. Such developments could lead to social unrest and substantially increase government expenditures for unemployment compensation and other costs for social programs. According to statistics from the Korea National Statistical Office, the unemployment rate increased from 3.8% in 2018 and 2019 to 4.5% in 2020 and 3.7% in 2021. Further increases in unemployment and any resulting labor unrest in the future could adversely affect HWH’s operations, and the ability of many of HWH’s customers to purchase memberships and products from HWH. These developments in Korea may have an adverse effect on HWH’s financial condition and results of operations.

Risks Related to Regulation

HWH’s business may be adversely affected by legal claims and regulatory actions against it.

HWH is subject to the risk of legal claims and regulatory actions, which may expose it to monetary damages and legal costs, injunctive relief, criminal and civil penalties, sanctions against our management and employees and regulatory restrictions on our operations, as well as reputational harm.

HWH is unable to predict the outcome of many of the legal claims and regulatory actions in which it is involved, and the scope of the claims or actions or the total amount in dispute in such matters may increase.

Furthermore, adverse decisions, findings or resolutions in such matters could encourage other parties, including governmental authorities in other jurisdictions, to bring similar claims and actions against HWH. Accordingly, the outcome of current and future legal claims and regulatory actions, particularly those for which it is difficult to assess the maximum potential exposure or the ultimate adverse impact with any degree of certainty, may materially and adversely impact HWH’s business, reputation, results of operations and financial condition.

Civil or governmental challenges to HWH’s membership driven model or its related direct selling system or the distribution and service policies of HWH’s affiliates could harm HWH’s business.

The membership-based industry and the direct-to-consumer industry are subject to governmental scrutiny, including as a result of various national, state, and local laws and regulations. For example, in the U.S., the FTC has actively warned several direct selling companies, and the industry as a whole, about certain business practices associated with direct selling and has entered into settlements with several direct selling companies that required those companies to modify their compensation plans and business models.

In the countries where HWH operates, the direct selling industry and the service provision industry rely on the implementation of distributor or service provider rules and policies designed to protect consumers, prevent inappropriate sales activities and marketing practices, and prevent unregistered broker-dealer activity. HWH’s affiliates who engage in direct sales have adopted formal rules and policies that HWH’s affiliates believe are consistent with best domestic and global industry standards, as applicable. However, there can be no assurance that elements of HWH’s affiliates’ systems, or elements of their policies will not be challenged in civil or governmental actions, or that the application and interpretation of laws or regulations governing such industry operations in the future would not be harmful to HWH’s business. The occurrence of any of these conditions could have a material adverse effect on HWH’s business, financial condition, results of operations and cash flows.

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HWH may fail to obtain, maintain or renew requisite licenses and approvals.

HWH may not be able to obtain all the licenses and approvals that may be deemed necessary to provide the products and services it plans to offer. Because the industries in which HWH operates may be relatively new in certain markets, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving. This can make it difficult to know which licenses and approvals are necessary, or the processes for obtaining them. For these same reasons, HWH also cannot be certain that it will be able to maintain the licenses and approvals that it has previously obtained, or that once they expire HWH will be able to renew them. HWH also believes that some of its business operations fall outside the scope of licensing requirements, or benefit from certain exemptions, making it not necessary to obtain certain licenses or approvals. HWH cannot be sure that its interpretations of the rules and their exemptions have always been or will be consistent with those of the local regulators.

If HWH fails to obtain, maintain or renew any required licenses or approvals or make any necessary filings or is found to require licenses or approvals that it believed were not necessary or with respect to which it believed itself exempted from obtaining, HWH may be subject to various penalties, such as confiscation of the revenue or assets that were generated through the unlicensed business activities, imposition of fines, suspension or cancelation of the applicable license, written reprimands, termination of third-party arrangements, suspension of business activities, criminal prosecution and the discontinuation or restriction of HWH’s operations. Any such penalties may disrupt HWH’s business operations and materially and adversely affect HWH’s business, financial condition and results of operations.

If government regulations regarding network marketing change or are interpreted or enforced in a manner adverse to the business of HWH’s affiliates, such affiliates may be subject to enforcement actions and material limitations regarding their overall business model, which in turn could impact the supply of products to HWH for sale to its members.

HWH does not utilize a network marketing business model. However, HWH’s affiliates, including Sharing Services, operate in that space. Network marketing is always subject to extensive governmental regulations, including foreign, federal, and state regulations. Any change in legislation and regulations could affect the business of HWH’s affiliates. Furthermore, significant penalties could be imposed on HWH’s affiliates for failure to comply with various statutes or regulations. Violations may result from:

● ambiguity in statutes;

● regulations and related court decisions;

● the discretion afforded to regulatory authorities and courts interpreting and enforcing laws;

● new regulations affecting HWH’s business; and

● changes to, or interpretations of, existing regulations affecting HWH’s business.

HWH cannot predict what effect additional governmental regulations, judicial decisions, or administrative orders, when and if promulgated, would have on the business operations of HWH’s affiliates, or how that might impact that availability of HWH’s affiliates to provide such products to HWH for sale to its members as well as the cost of such products.

Legal and regulatory requirements concerning network marketing systems, however, involve a high level of subjectivity, are inherently fact-based, and are subject to judicial interpretation. Because of this, HWH can provide no assurance that it would not be harmed by the application or interpretation of statutes or regulations governing network marketing to certain of its affiliates.

If HWH violates governmental regulations or fails to obtain necessary regulatory approvals, its operations could be adversely affected.

HWH’s operations are subject to extensive laws, governmental regulations, administrative determinations, court decisions, and similar constraints at the federal, state, and local levels in its domestic and foreign markets. These regulations include the following:

●the formulation, manufacturing, packaging, labeling, distribution, importation, sale, and storage of the products sold by HWH;

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●pricing restrictions regarding transactions with HWH’s affiliates or other related parties and similar regulations that affect HWH’s level of foreign taxable income;

●the assessment of customs duties; and

●export and import restrictions.

Any unexpected new regulations or changes in existing regulations could significantly restrict the ability of HWH’s affiliate suppliers to continue operations, which could adversely affect HWH’s business. For example, changes regarding health and safety and food and drug regulations for the nutritional products HWH sells to its members could require the affiliate suppliers of HWH to reformulate such products to comply with such regulations, which could in turn result in HWH paying higher prices for such products.

In some foreign countries, nutritional products are considered foods, while other countries consider them drugs. Future health and safety or food and drug regulations could delay or prevent HWH’s introduction of new products or suspend or prohibit the sale of existing products in a given country or marketplace. In addition, if HWH expands further into other foreign markets, its operations or the products it seeks to sell in such markets could also be affected by the general stability of such foreign governments and the regulatory environment relating to those products. If the products HWH sells are subject to high customs duties, both HWH sales and its competitive position could suffer as compared to locally produced goods. Furthermore, import restrictions in certain countries and jurisdictions could limit HWH’s ability to import products from the United States.

In other countries, travel services are heavily regulated. Future regulations could delay or prevent HWH’s introduction of new services or suspend or prohibit the sale of existing services in a given country or marketplace.

Increased regulatory scrutiny of nutritional supplements as well as new regulations that are being adopted in some of HWH’s markets with respect to nutritional supplements could result in more restrictive regulations and harm HWH’s results if the supplements sold by it or advertising activities are found to violate existing or new regulations or if HWH is not able to persuade its affiliate suppliers to effect necessary changes to products sold by HWH in a timely and efficient manner to respond to new regulations.

There has been an increasing movement in the United States and other markets to increase the regulation of dietary supplements, which could impose additional restrictions or requirements on us and increase the cost of doing business. On February 11, 2019, the U.S. Food and Drug Administration (the “FDA”) issued a statement from FDA Commissioner, Dr. Scott Gottlieb, regarding the agency’s efforts to strengthen the regulation of dietary supplements. The FDA will be prioritizing and focusing resources on misbranded products bearing unproven claims to treat, cure, or mitigate disease. Commissioner Gottlieb established a Dietary Supplement Working Group tasked with reviewing the agency’s organizational structure, process, procedures, and practices to identify opportunities to modernize the oversight of dietary supplements. Additionally, on December 21, 2015, the FDA created the Office of Dietary Supplements (“ODSP”). The creation of this new office elevates the FDA’s program from its previous status as a division under the Office of Nutrition and Dietary Supplements. ODSP will continue to monitor the safety of dietary supplements. Approvals or registration may require reformulation of products sold by HWH or may be unavailable to HWH with respect to certain products or ingredients. Products sold by HWH must comply with product labeling regulations, which vary by jurisdiction.

In several of HWH’s markets, new regulations have been adopted, or are likely to be adopted, in the near-term that will impose new requirements, make changes in some classifications of supplements under the regulations, or limit the claims that can be made about the products HWH sells. In addition, there has been increased regulatory scrutiny of nutritional supplements and marketing claims under existing and new regulations. In August 2016, the FDA published its revised draft guidance on Dietary Supplements: New Dietary Ingredient Notifications and Related Issues. If a company sells a dietary supplement containing an ingredient that FDA considers either not a dietary ingredient or a new dietary ingredient (“NDI”) that needs an NDI notification, the agency may threaten or initiate enforcement against that company. For example, it might send a warning letter that can trigger consumer lawsuits, demand a product recall, or even work with the Department of Justice to bring a criminal action. HWH’s operations could be harmed if new guidance or regulations result in increased costs to HWH, given HWH does not manufacturer its own products, or if the sale of certain products is completely prohibited.

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Taxation and transfer pricing affects operations and HWH could be subjected to additional taxes, duties, interest, and penalties in material amounts, which could harm HWH’s business.

As a multinational corporation, in multiple countries, including the United States, HWH is subject to transfer pricing and other tax regulations designed to ensure that its intercompany transactions are consummated at prices that reflect the economic reality of the relationship between the entities and have not been manipulated to produce a desired tax result, that appropriate levels of income are reported as earned by the local entities, and that HWH gets taxed appropriately on such transactions. Regulators may choose to closely monitor HWH’s corporate structure, intercompany transactions, and how HWH effectuates intercompany fund transfers. If regulators challenge HWH’s corporate structure, transfer pricing methodologies or intercompany transfers, HWH’s operations may be harmed and HWH’s effective tax rate may increase. Scrutiny has increased with the advent of the Organization for Economic Co-operation and Development Base Erosion and Profit Shifting project.

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “TCJA”). The Internal Revenue Service (“IRS”) continues to issue guidance related to the passage of the TCJA. As new guidance is issued it may have a material impact on HWH’s financial statements. In addition, there is a risk that U.S. states and foreign jurisdictions may amend their tax laws in response to the Act, which could have a material impact on HWH’s future results.

HWH is subject to income taxes in the U.S. and multiple international jurisdictions. HWH’s income tax provision and cash tax liability in the future could be adversely affected by changes in earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and the discovery of new information in the course of HWH’s tax return preparation process. HWH may also become subject to ongoing tax audits. Such audits can involve complex issues, which may require an extended period of time to resolve and can be highly judgmental. Tax authorities could disagree with certain tax reporting positions taken by HWH and, as a result, assess additional taxes against HWH. The amounts ultimately paid upon resolution of these or subsequent tax audits could be materially different from the amount previously included in HWH’s income tax provision, and, therefore, could have a material impact on HWH’s profitability.

Changes in and actual or perceived failures to comply with applicable data privacy, security and protection laws, regulations, standards and contractual obligations may adversely affect HWH’s business, operations and financial performance.

HWH is subject to federal, state, and foreign laws and regulations that govern data privacy and security. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues, which may affect HWH’s business and may increase HWH’s compliance costs and exposure to liability. In the United States, numerous federal and state laws and regulations govern the collection, use, disclosure, and protection of personal information, including state data breach notification laws, federal and state health information privacy laws, and federal and state consumer protection laws. Each of these laws is subject to varying interpretations by courts and government agencies, creating complex compliance issues. If HWH fails to comply with applicable laws and regulations or discloses the personal information of its members in an impermissible manner, it could be subject to penalties or sanctions. HWH may become subject to rapidly evolving data protection laws, rules and regulations in foreign jurisdictions. For example, in Korea, HWH as a personal information controller is subject to the Personal Information Protection Act, which falls under the regulatory scope of the Personal Information Protection Commission. In Singapore, HWH is subject to the Personal Data Protection Act 2012, the general data protection which applies to all private sector organizations.

Compliance with applicable data privacy and security laws, rules and regulations could require HWH to take on more onerous obligations in its contracts, require HWH to engage in costly compliance exercises, restrict HWH’s ability to collect, use and disclose data relating to its members, or in some cases, impact HWH or its partners’ ability to operate in certain jurisdictions. Each of these constantly evolving laws can be subject to varying interpretations. If HWH fails to comply with any such laws, rules or regulations, HWH may face government investigations and/or enforcement actions, fines, civil or criminal penalties, private litigation or adverse publicity that could adversely affect HWH’s business, financial condition and results of operations.

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Risks Related to HWH’s Securities

Nasdaq may delist our common stock from quotation on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We received a written notice (the “Nasdaq Notice”), dated March 7, 2024, from Nasdaq indicating that (i) for the preceding 30 consecutive business days, the market value of our listed securities (“MVLS”) did not maintain a minimum market value of $50,000,000 (the “Minimum MVLS Requirement”) as required by Nasdaq Listing Rule 5450(b)(2)(A).

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we have a compliance period of 180 calendar days, or until September 3, 2024, to regain compliance with the Minimum MVLS Requirement. Compliance may be achieved if our MVLS closes at $50,000,000 or more for a minimum of ten consecutive business days at any time during the 180-day compliance period, in which case Nasdaq will notify us of our compliance and the matter will be closed.

If we do not regain compliance with the Minimum MVLS Requirement by September 3, 2024, Nasdaq will provide written notification to us that our common stock is subject to delisting. At that time, we may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance, if we do appeal the delisting determination by Nasdaq to the hearings panel, that such appeal would be successful. In such event, we may also seek to apply for a transfer to The Nasdaq Capital Market if we meet the requirements for continued listing thereon.

The Nasdaq Notice received has no immediate effect on our continued listing on the Nasdaq Global Market or the trading of our common stock, subject to our compliance with the other continued listing requirements. We are presently evaluating potential actions to regain compliance with all applicable requirements for continued listing on the Nasdaq Global Market. There can be no assurance that we will be successful in maintaining the listing of our common stock on the Nasdaq Global Market.

If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our shares are a “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about: the status, progress and results of our research programs; our ability to obtain regulatory approvals for, and the level of market opportunity for, our product candidates; our business plans, strategies and objectives, including plans to pursue collaboration, licensing or other similar arrangements or transactions; our expectations regarding our liquidity and performance, including our expense levels, sources of capital and ability to maintain our operations as a going concern; the competitive landscape of our industry; and general market, economic and political conditions.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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USE OF PROCEEDS

All shares of common stock offered by this prospectus are being registered for the account of the selling stockholders and we will not receive any proceeds from the sale of these shares.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is currently listed on the Nasdaq Global Market under the symbol “HWH”. As of May 20, 2024, we had approximately 16,223,301 shares of common stock issued and outstanding. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose shares of Company common stock are held of record by banks, brokers and other financial institutions.

Dividends

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This registration statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this registration statement that are not statements of historical fact including, without limitation, statements regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may”, “will”, “expect”, “believe”, “anticipate”, “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within our control. These factors include but are not limited to economic conditions generally and in the industries in which we may participate; competition within our chosen industry, including competition from much larger competitors; technological advances and failure to successfully develop business relationships. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this registration statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We were formed as a blank check company, incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company consummated a business combination on January 9, 2024 and changed its name from “Alset Capital Acquisition Corp.” to “HWH International Inc.” The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company did not generate any operating revenues prior to the completion of its initial business combination. The Company generated non-operating income in the form of interest income from the proceeds derived from its initial public offering. The Company initially selected November 30 as its fiscal year end, but the Company changed its fiscal year end to December 31.

Our sponsor was Alset Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for our initial public offering was declared effective on January 31, 2022. On February 3, 2022, we consummated our initial public offering (the “Initial Public Offering”) of 8,625,000 units (the “Units’), including the full exercise of the underwriters’ over-allotment option to purchase 1,125,000 Units, at a purchase price of $10.00 per Unit.

On February 3, 2022, simultaneously with the consummation of the Initial Public Offering, the Company consummated a private placement of 473,750 units (the “Private Placement Units”) to the Sponsor, which amount included 33,750 Private Placement Units purchased by the Sponsor in connection with the underwriters’ exercise of the option in full, at a price of $10.00 per Private Placement Unit, generating gross proceeds of approximately $4.7 million (the “Private Placement”), the proceeds of which were placed in a trust account. No underwriting discounts or commissions were paid with respect to the Private Placement. The Private Placement was conducted as a non-public transaction and, as a transaction by an issuer not involved in the Initial Public Offering, was exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act. The Private Placement Units were identical to the Units, except that (a) the Private Placement Units and their component securities were not transferable, assignable or saleable until 30 days after the consummation of the Company’s initial business combination except to permitted transferees and (b) the warrants and rights included as a component of the Private Placement Units, so long as they were held by the Sponsor or its permitted transferees, were entitled to registration rights, respectively.

Of the proceeds from the Initial Public Offering and the proceeds of the sale of the Private Placement Units, net of the underwriting commissions, discounts, and offering expenses, $87,112,500 was placed in a trust account (the “Trust Account”) and $1,874,050 was delivered to the Company to cover operating expenses.

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On May 1, 2023, the Company amended the Investment Management Trust Agreement (the “Trust Agreement”) with Wilmington Trust, National Association, a national banking association (“Wilmington Trust”), which was entered into on January 31, 2022 and on May 2, 2023 the Company filed an Amendment to the Amended and Restated Certificate of Incorporation. The Trust Agreement and Amended and Restated Certificate of Incorporation were amended, in part, so that the Company’s ability to complete a business combination could be extended, subject to certain extension payments.

The Sponsor funded the first 30-day extension payment on May 3, 2023 and made subsequent extension payments on June 5, 2023 and July 6, 2023, totaling $205,305 payments during the year ended on November 30, 2023. The Sponsor was entitled to the repayment of these extension payments, without interest. The Company, following the completion of the initial business combination, and at the option of the Sponsor, could repay the extension payments out of the proceeds of the Trust Account. As of March 31, 2024 and December 31, 2023, there was $205,305 outstanding under the extension loan.

In connection with the Special Meeting on May 1, 2023, Class A Common Stock stockholders redeemed 6,648,964 shares for approximately $68.4 million held in the Trust Account.

On November 2, 2023, as approved by the stockholders of the Company at the special meeting of stockholders held on November 2, 2023, the Company and Wilmington Trust, National Association (the “Trustee”) entered into Amendment No. 2 to Investment Management Trust Agreement dated as of January 31, 2022, as amended by Amendment No. 1 to Investment Management Trust Agreement dated May 1, 2023, (collectively the “Trust Agreement”). The Trust Agreement, as amended, reflected the extension of the date before which the Company was required to complete a business combination from November 3, 2023, to February 3, 2024, and extended the date on which the Trustee would be required to liquidate the Trust Account if the Company had not completed its initial business combination.

On November 2, 2023, as approved by the Company’s stockholders at a special meeting of stockholders, the Company amended the text of Paragraph (c) of Section 9.1 of the Company’s Certificate of Incorporation to extend the date by which the Company had to consummate a business combination, such extension being for an additional three (3) month period from November 3, 2023, to February 3, 2024.

In connection with the closing of the business combination on January 9, 2024, Class A Common Stock stockholders redeemed 1,942,108 shares for approximately $21 million held in the Trust Account.

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On September 9, 2022, the Company entered into an agreement and plan of merger (the “Merger Agreement”) by and among the Company, HWH International Inc., a Nevada corporation (the “Target”) and HWH Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of the Company (the “Merger Sub”). The Company and Merger Sub are sometimes referred to collectively as the “ACAX Parties.” Pursuant to the Merger Agreement, a business combination between the Company and the Target was effected through the merger of Merger Sub with and into the Target, with the Target surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Upon the closing of the Merger (the “Closing”), the Company changed its name to “HWH International Inc.” The board of directors of the Company (i) approved and declared advisable the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of the Company.

The Target was owned and controlled by certain member officers and directors of the Company and its sponsor. The Merger was consummated following the receipt of the required approval by the stockholders of the Company and the shareholders of the Target and the satisfaction of certain other customary closing conditions.

The total consideration paid at Closing (the “Merger Consideration”) by the Company to the Target’s shareholders was $125,000,000, and was payable in shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”). The number of shares of the Company Common Stock paid to the shareholders of the Target as Merger Consideration was 12,500,000, with each share being valued at $10.00.

Liquidity and Capital Resources

In the three months ended March 31, 2024, we incurred a net loss, a loss from operations and negative cash flow from operations as we expanded our business of operating cafés and restructured our membership business.

Notwithstanding the above, we believe that the available cash in the Company’s bank accounts, anticipated cash from operations, and financing availability from related parties are sufficient to fund our operations for at least the next 12 months. The Company’s capital requirements for the planned expansion are based on, among other items, geographical specific property costs, team requirements, and marketing steps needed. Our expansion shall consist of plans to take over leases of existing Hapi Cafes we currently do not own, as we look to add Hapi Cafes over the next two (2) years. If we take over these existing leases, it will require a minimum investment for each lease we take over for each Hapi Café. There is no guarantee that we will be able to execute on our plans as laid out above.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not contain any adjustments that might be required should the Company be unable to continue as a going concern.

In addition, we have received a letter from Nasdaq regarding our compliance with the exchange’s continued listing requirements. Please see the risk factor entitled “Nasdaq may delist our common stock from quotation on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions” on page 21 for further information.

Furthermore, we have obtained a letter of financial support from Alset International Limited and Alset Inc., a direct and indirect majority owner of the Company, respectively, to provide any additional funding required by the Company, and not to demand repayment through twelve months from the issuance of our Form 10-Q filed on May 15, 2024.

Results of Operations

Below is a summary of statements of operations for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
	2024	2023
Revenue	$286,110	$200,562
Cost of revenue	122,813	77,769
Operating expenses	1,495,383	736,391
Other income (expense)	(4,433)	960,620
Provision for income taxes	-	175,173
Net (loss) income	$(1,336,519)	$171,849

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Administrative Services Agreement

Commencing on the date the Company’s Units were first listed on Nasdaq, the Company agreed to pay to Alset Management Group Inc. a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 24 months. Upon completion of the business combination, the Company ceased paying these monthly fees.

During the three months ended March 31, 2024 and 2023, the Company recorded a charge of $0 and $30,000, respectively, to the statement of operations pursuant to the agreement.

Registration Rights

On January 31, 2022, the Company, the Sponsor, and certain persons and entities holding securities of the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is obligated to register certain securities, including (i) all of the shares of Company common stock and warrants held by the Sponsor, and Company common stock issuable upon exercise of such warrants, and (ii) the shares of Company common stock and Company common stock underlying warrants that were issued in the Private Placement on January 31, 2022. The Company was obligated to (a) file a resale registration statement to register such securities within 15 business days after the closing of the business combination, and (b) use reasonable best efforts to cause such registration statement to be declared effective by the SEC within 60 business days after the closing of the business combination.

Underwriting Agreement

On February 3, 2022, the Company paid a cash underwriting discount of $0.20 per Unit, or $1,725,000.

In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $3,018,750 in the aggregate; however, on December 18, 2023, the Company entered into a Satisfaction and Discharge of Indebtedness Agreement in connection with the Underwriting Agreement, under which in lieu of the Company tendering the full amount, the underwriters accepted a combination of $325,000 in cash upon the closing of the business combination, 149,443 shares of the Company’s common stock and a $1,184,375 promissory note as full satisfaction of the debt. This agreement was effective at the closing of business combination on January 9, 2024. Additionally, the Company has granted EF Hutton an irrevocable right of first refusal (the “ROFR”) to act as the sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financing for a period commencing on the date of the satisfaction and ending twenty-four (24) months after the closing of the business combination.

Critical Accounting Policies

The preparation of the consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

The Company has determined there are no critical accounting policies or estimates in the periods covered in this report.

Critical Accounting Estimate

An accounting estimate where (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material.

Critical Accounting Policies and Practices

A company’s accounting policies and practices that are both most important to the portrayal of the company’s financial condition and results, and require management’s most difficult, subjective, or complex judgments, often because of the need to make estimates about the effects of matters that are inherently uncertain.

Off-Balance Sheet Arrangements

As of March 31, 2024, we did not have any off-balance sheet arrangements, as defined under applicable SEC rules.

Inflation

We believe that inflation has not had a material impact on our results of operations for the three months ended March 31, 2024 or the year ended December 31, 2023. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, us, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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Business Overview for Our Acquired Business

HWH International Inc. (Nevada) (“HWH-NV”), and its consolidated subsidiaries operate food and beverage (“F&B”) businesses in Singapore and South Korea. HWH-NV pursues a purpose-driven business model that helps individuals develop new pathways in their pursuit of health, wealth, and happiness. HWH-NV operates a membership model where individuals pay an upfront membership fee to become members. As members, these individuals receive discounted access to products and services offered by HWH-NV’s affiliates. HWH-NV had approximately 9,000 members, primarily in South Korea. Currently, this membership business has been temporarily suspended.

A reorganization of HWH-NV’s legal entity structure was completed in July 2022. The reorganization involved the incorporation of HWH in March 2022 and the acquisition of companies under common control, F&B Holding Pte. Ltd. and F&B One Pte. Ltd in July 2022, as wholly owned subsidiaries of HWH-NV. Prior to the business combination, HWH-NV was wholly owned by Alset International Limited, a public company listed on the Singapore Exchange Securities Trading Limited. In the transactions under common control, financial statements and financial information were presented as of the beginning of the period as though the assets and liabilities had been transferred at that date. Prior years also were retrospectively adjusted to furnish comparative information.

The revenue earned from F&B business for the three months ended March 31, 2024 and 2023 was $286,110 and $187,776, respectively.

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Our Revenue Model

Our total revenue for the three months ended March 31, 2024 and 2023 was $286,110 and $200,562, respectively. Our net loss for the three months ended March 31, 2024 was $1,336,519 and net income for the three months ended March 31, 2023 was $171,849.

We currently recognize revenue from the sale of products, memberships and food and beverages to customers. Sales of memberships accounted for approximately 0% of revenue in the three months ended March 31, 2024, and 6% of revenue in the three months ended March 31, 2023. Sales of food and beverage accounted for approximately 100% and 94% of revenue in the three months ended March 31, 2024, and 2023, respectively.

From a geographical perspective, we recognized 4% and 96% of our total revenue in the three months ended on March 31, 2024, in South Korea and Singapore, respectively, and 13% and 87% in the three months ended March 31, 2023, in South Korea and Singapore, respectively.

We believe that, on an ongoing basis, the revenue generated from F&B sales will decline as a percentage of our total revenue as we expect to experience greater revenue contribution from sale of memberships and product sales.

Matters that May or Are Currently Affecting Our Business

In addition to the matters described above, the primary challenges and trends that could affect or are affecting our financial results include:

● Our ability to improve our revenue through cross-selling and revenue-sharing arrangements among our group of companies;

● Our ability to identify complementary businesses for acquisition, obtain additional financing for these acquisitions, if and when needed, and profitably integrate them into our existing operation;

● Our ability to attract competent, skilled technical and sales personnel for each of our businesses at acceptable compensation levels to manage our overhead; and

● Our ability to control our operating expenses as we expand each of our businesses and product and service offerings.

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements and related notes include all the accounts of the Company and its wholly owned subsidiaries. They have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

Use of Estimates and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, allowance for credit losses, recoverability and useful lives of property, plant and equipment, the valuation allowance of deferred taxes, contingencies, and equity compensation. Actual results could differ from those estimates.

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Revenue Recognition and Cost of Sales

Product Sales: The Company’s performance obligation is to transfer ownership of its products to its members. The Company generally recognizes revenue when a product is delivered to its members. Revenue is recorded net of applicable taxes, allowances, refund or returns. The Company receives the net sales price in cash or through credit card payments at the point of sale.

If any member returns a product to the Company on a timely basis, they may obtain a replacement product from the Company for such returned products. Allowances for product and membership returns are provided at the time the sale is recorded. This accrual is based upon historical return rates for each country and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale. Product and membership return for the three months ended March 31, 2024, and 2023 were approximately $0 and $1,162, respectively.

Membership Fee: The Company collects an annual membership fee from its members. The fee is fixed, paid in full at the time upon joining the membership; the fee is not refundable. The Company’s performance obligation is to provide its members with the right to (a) purchase products from the Company, (b) access to certain back-office services, (c) receive commissions and (d) attend corporate events. The associated performance obligation is satisfied over time, generally over the term of the membership agreement which is for a one-year period. The Company recognizes revenue from membership fees over the one-year period of membership.

Food and Beverage: The revenue received from F&B business in the three months ended March 31, 2024, and 2023 were $286,110 and $187,776, respectively.

Cost of Revenue: Cost of revenue consists of costs of procuring finished goods from suppliers and related shipping and handling fees.

Results of Operations

Summary of Statements of Operations for the Three Months Ended March 31, 2024 and 2023

	Three Months Ended March 31,
	2024	2023
Revenue	$286,110	$200,562
Cost of revenue	(122,813)	(77,769)
Operating expenses	(1,495,383)	(736,391)
Other (expense) income	(4,433)	960,620
Provision for income taxes	-	(175,173)
Net (loss) income	$(1,336,519)	$171,849

Revenue

Revenue was $286,110 and $200,562 for the three months ended March 31, 2024 and 2023, respectively. Word of mouth, a social media presence, and the availability of meeting spaces are significant drivers of our revenue and revenue potential. Our revenue increased in 2024 due to the increased revenue from F&B business in Singapore.

Please see the following table below, which illustrates revenues received from memberships:

	For 2024	For 2023	Variance
Number of Memberships Sold	-	16	(16)
Cash received from membership	-	12,583	(12,583)

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For the three months ended March 31, 2024 and 2023, our revenue was generated as per the following:

	March 31, 2024	March 31, 2023
Membership Fee	$-	$12,583
Product Sales	-	203
Food and Beverage	286,110	187,776
Total	$286,110	$200,562

Cost of revenue

Cost of revenue increased from $77,769 in the three months ended March 31, 2023 to $122,813 in the three months ended March 31, 2024. The increase is a result of the increase in sales of F&B business.

Sales commissions decreased from $11,868 to $0 in the three months ended March 31, 2023 and 2024, respectively, due to decrease in sale of memberships.

The gross margin increased from $122,793 to $163,297 in the three months ended March 31, 2023 and 2024, respectively. The increase of gross margin was caused by the increase in F&B revenue.

Operating expenses

Operating expenses increased from $736,391 to $1,495,383 in the three months ended March 31, 2023 and 2024, respectively, due to increase in general and administrative expenses from $736,391 to $1,129,191 in the three months ended March 31, 2023 and 2024, respectively. The increase of general and administrative expenses in 2024 compared with 2023 was mostly caused by the increase in the operating expenses for the food and beverage businesses in Korea and Singapore and the professional fees due to the 10-Q & S-4 filings.

Other income (expense)

In the three months ended March 31, 2024, the Company had other expense of $4,433 compared to other income of $960,620 in the three months ended March 31, 2023. The decrease is due to the decrease in interest income from $944,565 to $25,458 in the three months ended March 31, 2023 and 2024, respectively, which is included in Other Income on the Company’s Consolidated Statements of Operations and Other Comprehensive Income.

Net loss

In the three months ended March 31, 2024, the Company had net loss of $1,336,519 compared to net income of $171,849 in the three months ended March 31, 2023.

Liquidity and Capital Resources

Our cash has decreased from $1,159,201 as of December 31, 2023 to $974,632 as of March 31, 2024. Our liabilities increased from $6,207,178 at December 31, 2023 to $5,526,158 at March 31, 2024. Our total assets have decreased to $2,558,159 as of March 31, 2024 from $23,710,684 as of December 31, 2023.

The Company believes that the available cash in the Company’s bank accounts, anticipated cash from operations, and financing availability from related parties are sufficient to fund our operations for at least the next 12 months. The Company’s capital requirements for the planned expansion are based on, among other items, geographical specific property costs, team requirements, and marketing steps needed. Our expansion shall consist of plans to take over leases of existing Hapi Cafes we currently do not own, as we look to add Hapi Cafes over the next two (2) years. If we take over these existing leases, it will require a minimum investment for each lease we take over for each Hapi Café. There is no guarantee that we will be able to execute on our plans as laid out above.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not contain any adjustments that might be required should the Company be unable to continue as a going concern.

The Company has obtained a letter of financial support from Alset International Limited and Alset Inc., a direct and indirect owner of the Company, respectively. Alset International Limited and Alset Inc. committed to provide any additional funding required by the Company and would not demand repayment through twelve months from the issuance of our Form 10-Q filed on May 15, 2024.

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Summary of Cash Flows for the Three Months Ended March 31, 2024 and 2023

	Three Months Ended March 31,
	2024	2023
Net cash (used in) / provided by operating activities	$(638,210)	$262,251
Net cash used in investing activities	$(252,072)	$(8,227)
Net cash provided by financing activities	$749,948	$182,730

Cash Flows from Operating Activities

Net cash used in operating activities was $638,210 in the three months ended of March 31, 2024, as compared to net cash provided by operating activities of $262,251 in the same period of 2023. Professional fees paid in relation to the business combination of the Company contributed to the increase of cash used in operating activities in the three months ended March 31, 2024.

Cash Flows from Investing Activities

Net cash used in investing activities was $252,072 in the first three months of March 31, 2024, as compared to net cash used in investing activities of $8,227 in the same period of 2023. In the three months ended March 31, 2024, we paid $2,072 for purchases of property and equipment and $250,000 for convertible note receivable – related party. In the three months ended March 31, 2023, we paid $8,227 for purchases of property and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities was $749,948 in the three months ended March 31, 2024, compared to net cash provided by operating activities of $182,730 in the same period of 2023. In the three months ended March 31, 2024, we received $1,101,255 from a related party. In the three months ended March 31, 2023, we received $182,730 from a related party.

Underwriting Agreement

On February 3, 2022, the Company paid a cash underwriting discount of $0.20 per Unit, or $1,725,000.

In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $3,018,750 in the aggregate; however, on December 18, 2023, the Company entered into a Satisfaction and Discharge of Indebtedness Agreement in connection with the Underwriting Agreement, under which in lieu of the Company tendering the full amount, the underwriters accepted a combination of $325,000 in cash upon the closing of the business combination, 149,443 shares of the Company’s common stock and a $1,184,375 promissory note as full satisfaction. This agreement was effective at the closing of business combination on January 9, 2024. Additionally, the Company has granted EF Hutton the ROFR to act as the sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financing for a period commencing on the date of the satisfaction and ending twenty-four (24) months after the closing of the business combination.

Merger Agreement

As previously disclosed, on August 1, 2023, Alset held a special meeting at which Alset stockholders considered and adopted, among other matters, a proposal to approve the business combination. On the closing date, the parties consummated the business combination, dated September 9, 2022 (the “Merger Agreement”), by and among Alset, Merger Sub, and HWH.

Pursuant to the terms of the Merger Agreement, (and upon all other conditions pursuant to the Merger Agreement being satisfied or waived), on the closing date, (i) the Merger Agreement provided for the combination of HWH and Merger Sub under Alset, with HWH surviving as the surviving corporation (collectively, the “Merger”). At the consummation of the Merger, HWH survived as a direct, wholly-owned subsidiary of Alset, and (ii) Alset changed its name to “HWH International Inc.”

Certain closing conditions that have been waived by the parties, pursuant to the Merger Agreement, include Section 8.1(i), which states “the aggregate cash available to Alset at the Closing from the Trust Account (after giving effect to the redemption of any shares of Alset Class A Common Stock in connection with the Alset Proposals, but before giving effect to (i) the payment of the Outstanding Alset Transaction Expenses, and (ii) the payment of the Outstanding Company Transaction Expenses), shall equal or exceed Thirty Million dollars ($30,000,000); and 8.1(j), which states “upon the closing, Alset shall not have redeemed shares of Alset Class A Common Stock in the Offer in an amount that would cause Alset to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act).”

Registration Rights Agreement

On January 31, 2022, the Company, the Sponsor, and certain persons and entities holding securities of the Company entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company is obligated to register certain securities, including (i) all of the shares of Company common stock and warrants held by the Sponsor, and Company common stock issuable upon exercise of such warrants, and (ii) the shares of Company common stock and Company common stock underlying warrants that were issued in the Private Placement on January 31, 2022. The Company was obligated to (a) file a resale registration statement to register such securities within 15 business days after the closing of the business combination, and (b) use reasonable best efforts to cause such registration statement to be declared effective by the SEC within 60 business days after the closing of the business combination.

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Lock-Up Agreements

In connection with the execution of the Merger Agreement, at the closing, each of the HWH holders holding more than 5% of the HWH common stock and certain members of HWH’s management team entered into a lock-up agreement with Alset in substantially the form attached to the letter agreement dated January 31, 2022 (the “Letter Agreement”) (each, a “Lock-Up Agreement”). Under the Lock-Up Agreement, each such holder agreed not to, during the period commencing from the closing and with respect to the shares of Alset common stock to be received as part of the merger consideration by the HWH holder (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), (A) ending on the earlier of six months after the date of the closing, the date on which the closing sale price of shares of Alset common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing or (y) the date after the closing on which Alset consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Alset’s stockholders having the right to exchange their equity holdings in Alset for cash, securities or other property.

Termination of Subscription Agreement

On July 30, 2023, by and among Alset Capital Acquisition Corp., a Delaware corporation, and HWH International Inc., a Nevada corporation, on the one hand, and Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”), Meteora Select Trading Opportunities Master, LP (“MSTO”) and Meteora Strategic Capital, LLC, (“MSC”) (with MCP, MSOF, MSTO and MSC, collectively as “Seller”), on the other hand and the subscription agreement entered into as of July 30, 2023, by and among ACAX and Seller (the “Subscription Agreement”). The Subscription Agreement has been terminated.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the three months ended March 31, 2024 or the year ended December 31, 2023. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

Impact of Foreign Exchange Rates

The effect of foreign exchange rate changes on the intercompany loans (under ASC 830), which mostly consist of loans from Singapore to South Korea and which were approximately $2.7 million and $2.1 million on March 31, 2024 and December 31, 2023, respectively, are the reason for the fluctuation of foreign currency transaction gain or loss on the condensed consolidated statements of operations and other comprehensive income. Because the intercompany loan balances between Singapore and South Korea will remain at approximately $2.7 million over the next year, we expect this fluctuation of foreign exchange rates to still impact the results of operations in 2024, especially given that the foreign exchange rate may and is expected to be volatile. If the amount of intercompany loan is lowered in the future, the effect will also be reduced. However, at this moment, we do not expect to repay the intercompany loans in the short term.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of these exemptions until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Management is responsible for the preparation and fair presentation of the financial statements included in this prospectus. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect management’s judgment and estimates concerning effects of events and transactions that are accounted for or disclosed.

Management is also responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting includes those policies and procedures that pertain to our ability to record, process, summarize and report reliable data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement presentation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

In order to ensure that our internal control over financial reporting is effective, management regularly assesses controls and did so most recently for its financial reporting as of December 31, 2023. This assessment was based on criteria for effective internal control over financial reporting described in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. In connection with management’s evaluation of the effectiveness of our company’s internal control over financial reporting as of December 31, 2023, management determined that our company did not maintain effective controls over financial reporting due to having a limited staff with U.S. GAAP and SEC reporting experience. Management determined that the ineffective controls over financial reporting constitute a material weakness. To remediate such weaknesses, we plan to appoint additional qualified personnel with financial accounting, GAAP and SEC experience.

This prospectus does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management’s report in this prospectus.

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BUSINESS

General

HWH International Inc. was incorporated in Delaware on October 20, 2021 under the name Alset Capital Acquisition Corp. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company consummated the Business Combination on January 9, 2024 and changed its name from “Alset Capital Acquisition Corp.” to “HWH International Inc.” The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s common stock commenced trading on the Nasdaq Global Market LLC under the ticker symbol “HWH” on January 9, 2024.

Business Overview

Since the closing on January 9, 2024, we now own the target company acquired pursuant to the merger agreement. Our newly acquired business started in Korea with a single-level membership marketing model with limited products for sale. We registered the business on April 1, 2019, and we started selling memberships on July 1, 2019. While we had been profitable and growing, the COVID-19 pandemic had a material adverse effect on such growth and profits. Due to the decline in membership and revenue starting in 2020, we reorganized our internal staff by adding a broader team in each of the United States, Hong Kong and Singapore with direct selling and business development experience to head up and expand our operations across various geographies and revised our business plan to a multi-level membership tier model in 2022, with more products and services to be made available to our members. We created a new corporate structure, with subsidiaries in the U.S., Hong Kong and Singapore, that would allow for quick geographical expansion and turned our focus to the Hapi Café development. We currently have 9,811 members, all in a single initial tier of membership. These current members have paid for their yearly membership to have founder member status. This is a privileged class that will be able to enjoy continuous membership benefits in time to come given that they have trusted the company and joined at an early stage. Such benefits include the ability to purchase new memberships, in the model described below, at a discount to be determined by HWH. They will also continue to be able to earn affiliate commissions as they sell our products in the marketplace and enjoy discounted rates when visiting Hapi Cafés until further notice. The total number of founding members was capped at 10,000. The Company is in the midst of implementing the new membership model described below (the “New Model”), that operates on a yearly subscription basis. We intend to resume membership sales, albeit under the New Model, later in 2024.

HWH members get exclusive discounts on HWH Marketplace products, priority invites to product launch events and other parties, and can earn passive income when a member’s referral signs up for membership or makes an initial purchase through the HWH Marketplace products through them.

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Our operations include:

HWH Marketplace, which offers certain products manufactured by our affiliate companies, at a discounted price to our members. It is substantially in the development stage, as we have been in discussions regarding the import and export of these products internationally. The various aspects of the HWH Marketplace will be launched in phases across the various regions, each with their own timeline, depending on the completion of the establishment of the logistical aspects for implementation (i.e., payment gateway systems, business licenses, banking set up, import licenses, managerial resources, etc.) This will be an on-going process as we expand our product and service offering range. There are, however, certain limited products currently for sale at our Hapi Cafés, including spaghetti, a gig-economy business book and certain skincare products.

Hapi Cafés, which are, and will be, in-person, location-based social experiences, offer members the opportunity to build a sense of community with like-minded customers who share a potential interest in our products. The cafes expose our members to and educate them about the products and services of our affiliates, providing us with the chance to significantly increase our membership base as well as increase the amounts spent by our members on our affiliates’ products and services. Each of our cafés is a “Hapi Café.” We opened proof-of-concept Hapi Café locations in Seoul, South Korea and Singapore in May 2022 and July 2022, respectively, and plan to open additional Hapi Cafés as we beta test and further improve our business concept. We intend to increase our memberships as we grow the number of Hapi Cafés around the world. Currently, Hapi Cafe branded outlets span across Asia, including Singapore, Republic of China (Taiwan), Hong Kong, the People’s Republic of China, and South Korea, Hapi Cafe is positioned to be an integral part of HWH’s business model.

Hapi Travel is in the planning stage as we are working with our affiliates to determine the market-by-market services. Through Hapi Travel, we plan to offer exclusive access to unpublished rates and discounts on air travel, cruises, car rentals, hotels, and resorts for members. Hapi Travel offers vacation packages, hotels, cruises, and other travel products exclusively for HWH members.

On April 25, 2024, we entered into a binding term sheet through our subsidiary Health Wealth Happiness Pte Ltd. (“HWHPL”) outlining a joint venture with Chen Ziping, an experienced entrepreneur in the travel industry, and Chan Heng Fai Ambrose, HWH’s Executive Chairman, as a part of HWH’s strategy of building its travel business in Asia. The planned joint venture company (referred to here as the “JVC”) will be known as HapiTravel Holding Pte. Ltd. The JVC will be initially owned as follows: (a) HWHPL will hold 19% of the shares in the JVC; (b) Mr. Chan will hold 11%; and (c) the remaining 70% of the shares in the JVC are to be held by Mr. Chen. This new joint venture is part of HWH’s strategy of building its travel business in Asia.

Hapi Wealth Builder is also in the planning stage as we are exploring the options of providing services to our members through financial educational materials aimed at various types of investing opportunities. We have been establishing Hapi Cafés as venues and destinations that help build the credibility and reputation of the Company and its Hapi Wealth Builder business, which we intend to launch in 2024.

Employees

At the present time, the Company has 19 employees. The Company had an agreement with Alset Management Group, Inc., pursuant to which, for a fee, Alset Management Group, Inc. provided the Company with secretarial and administrative services. This agreement expired at the time of closing of the business combination.

Intellectual Property

We anticipate filing additional trademark applications as we expand into new areas of business.

Additional Information

The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files annual, quarterly, and special reports, proxy statements and other information with the SEC. The SEC maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The periodic reports, proxy statements and other information that the Company files with the SEC are available for inspection on the SEC website free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC.

The Company maintains a website at https://www.hwhintl.com where you may also access these materials free of charge. We have included our website address as an inactive textual reference only and the information contained in, and that can be accessed through, our website is not incorporated into and is not part of this Form S-1.

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MANAGEMENT

The name, age and position of our officers and directors are set forth below:

Name	Age	Position(s)
Heng Fai Ambrose Chan	79	Executive Chairman, Director
John “J.T.” Thatch	61	Chief Executive Officer
Rongguo (Ronald) Wei	52	Chief Financial Officer
Lim Sheng Hon Danny	32	Chief Operating Officer
William Wu	57	Independent Director
Wong Shui Yeung	53	Independent Director
Wong Tat Keung	53	Independent Director

The mailing address for each of the officers and directors named above is c/o of the Company at: 4800 Montgomery Lane, Suite 210, Bethesda, MD, 20814.

Business Experience

Heng Fai Ambrose Chan. Mr. Chan has served as our Chairman since October of 2021, and served as our Chief Executive Officer from October of 2021 to January of 2024. Mr. Chan has over forty-five years of experience in the financial and equity investment industry. Mr. Chan is the founder of Alset Inc., a Nasdaq listed company, and has served as its Chairman of the Board and Chief Executive Officer since that company’s inception in March 2018. Mr. Chan is an expert in banking and finance. He has restructured numerous companies in various industries and countries during the past 40 years. Mr. Chan has served as the Chief Executive Officer of Alset International Limited, an SGX listed company, since April 2014. Mr. Chan joined the Board of Directors of Alset International Limited in May 2013. From 1995 to 2015, Mr. Chan served as Managing Chairman of Hong Kong-listed Zensun Enterprises Limited (formerly Heng Fai Enterprises Limited), an investment holding company. Mr. Chan had previously served as a member of the Board of Zensun Enterprises Limited since September 1992. Mr. Chan was formerly the Managing Director of SingHaiyi Group Ltd. (now known as SingHaiyi Group Pte. Ltd.), a Singapore property development company formerly listed on the SGX, from March 2003 to September 2013, and the Executive Chairman of China Gas Holdings Limited, an HKSE listed company, and an investor and operator of the city gas pipeline infrastructure in China from 1997 to 2002. Mr. Chan has served as a director of DSS, Inc., a NYSE American listed company since January 2017 and as Chairman of the Board since March 2019. Mr. Chan served as a member of the Board of Directors of OptimumBank Holdings, Inc. from June 2018 until April 2022. He has also served as a director of LiquidValue Development Inc. since January 2017 and as Chairman since December 2017. Mr. Chan has served as a director of Hapi Metaverse Inc. since October 2014 and as Chairman since July 2021. Mr. Chan has served as a member of the Board of Directors of Sharing Services Global Corporation since April of 2020. Mr. Chan has served as a director of Value Exchange International, Inc., an OTC listed company, since December 2021. Mr. Chan also served as a non-executive director of Holista CollTech Ltd., an ASX listed company, from July 2013 until June 2021.

Mr. Chan was formerly a director of Global Medical REIT Inc., a healthcare facility real estate company, from December 2013 to July 2015. He also served as a director of Skywest Ltd., a public Australian airline company from 2005 to 2006. Mr. Chan served as a member of the Board of Directors of RSI International Systems, Inc., the developer of RoomKeyPMS, a web-based property management system, from June 2014 to February 2019.

Mr. Chan is the Chairman and Chief Executive Officer of Alset Inc., the majority owner of HWH’s parent company, Alset International Limited.

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John “JT” Thatch. Mr. Thatch has served as HWH’s Chief Executive Officer since January 9, 2024. Mr. Thatch has also served as a director of DSS, Inc., a NYSE traded company, from May 2019 to October 2023, during which time he was their Lead Independent Director. Mr. Thatch is an accomplished, energetic, entrepreneur-minded executive who has the vision and knowledge to create growth and shareholder value any organization. Mr. Thatch has successfully started, owned and operated several sized businesses in various industries, including service, retail, wholesale, on-line learning, finance, real estate management and technology companies. Since March 2018, Mr. Thatch has served as the President, Chief Executive Officer and Vice Chairman of Sharing Services Global Corporation, a publicly traded holding company focused in the direct selling and marketing industry. He is a minority member of Superior Wine & Spirits, a Florida-based wholesale company since February of 2016. Mr. Thatch served as Chief Executive Officer of Universal Education Strategies, Inc. from January 2009 to January 2016, an organization involved in the development and sales of educational products and services. From 2000 to 2005, he was the Chief Executive Officer of Onscreen Technologies, Inc., currently listed on NASDAQ as Orbital Energy Group “OEG”, once a global leader in the development of cutting-edge thermal management technologies for integrated LED technologies, circuits, superconductors and solar energy solutions. Mr. Thatch was responsible for all aspects of the company including board and stockholder communications, public reporting and compliance with Sarbanes-Oxley, structuring and managing the firm’s financial operations, and expansion initiatives for all corporate products and services. Mr. Thatch’s public company financial and management experience in the strategic growth and development of various companies qualify him to serve as Chief Executive Officer of HWH.

Rongguo (Ronald) Wei. Mr. Wei has served as our Chief Financial Officer since October of 2021. Mr. Wei is a finance professional with more than 15 years of experience working in public and private corporations in the United States. As the Co-Chief Financial Officer of Alset Inc., a Nasdaq listed company, the majority shareholder of Alset International Limited, HWH’s owner, and Chief Financial Officer of SeD Development Management LLC, Mr. Wei is responsible for oversight of all finance, accounting, reporting and taxation activities for those companies. Prior to joining SeD Development Management LLC in August 2016, Mr. Wei worked for several different U.S. multinational and private companies including serving as Controller at American Silk Mill, LLC, a textile manufacturing and distribution company, from August 2014 to July 2016, serving as a Senior Financial Analyst at Air Products & Chemicals, Inc., a manufacturing company, from January 2013 to June 2014, and serving as a Financial/Accounting Analyst at First Quality Enterprise, Inc., a personal products company, from 2011 to 2012. Mr. Wei served as a member of the Board Directors of Amarantus Bioscience Holdings, Inc., a biotech company, from February to May 2017, and has served as Chief Financial Officer of that company from February 2017 until November 2017. Before Mr. Wei came to the United States, he worked as an equity analyst at Hong Yuan Securities, an investment bank in Beijing, China, concentrating on industrial and public company research and analysis. Mr. Wei is a certified public accountant and received his Master of Business Administration from the University of Maryland and a Master of Business Taxation from the University of Minnesota. Mr. Wei also holds a master’s in business degree from Tsinghua University and a Bachelor’s degree from Beihang University.

Lim Sheng Hon Danny. Mr. Lim was appointed Chief Operating Officer of HWH International Inc. in February of 2024 and also serves as Chief Strategy Officer of the Company. Mr. Lim has also served as a director of Alset Inc., a Nasdaq listed company, since October 2022, and has served as Senior Vice President, Business Development and as Executive Director of Alset Inc.’s subsidiary, Alset International Limited, an SGX listed company, since July 2020. Mr. Lim has served as a director of DSS, Inc., an NYSE listed company since October 2023. Mr. Lim has served as a director of Value Exchange International Inc., an OTC listed company since December 2023. Mr. Lim has over 7 years of experience in business development, merger & acquisitions, corporate restructuring and strategic planning and execution. Mr. Lim graduated from Singapore Nanyang Technological University with a Bachelor’ Degree with Honors in Business, specializing in Banking and Finance.

William Wu. Mr. Wu has served as a member of our Board of Directors since January of 2022. Mr. Wu previously served as the Executive Director and Chief Executive Officer of Power Financial Group Limited from November 2017 to January 2019. Mr. Wu has served on the Board of Directors of Alset Inc. since November of 2020. Mr. Wu has served as an independent non-executive director of JY Grandmark Holdings Limited since November 2019. Mr. Wu has served as a member of the Board of Directors of DSS, Inc. since October of 2019. Mr. Wu has served as a Director of Asia Allied Infrastructure Holdings Limited since February 2015. Mr. Wu previously served as a Director and Chief Executive Officer of RHB Hong Kong Limited from April 2011 to October 2017. Mr. Wu served as the Chief Executive Officer of SW Kingsway Capital Holdings Limited (now known as Sunwah Kingsway Capital Holdings Limited) from April 2006 to September 2010. Mr. Wu holds a Bachelor of Business Administration degree and a Master of Business Administration degree of Simon Fraser University in Canada. He was qualified as a Chartered Financial Analyst of The Institute of Chartered Financial Analysts in 1996.

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Mr. Wu has previously worked for a number of international investment banks and possesses over 27 years of experience in the investment banking, capital markets, institutional broking and direct investment businesses. He is a registered license holder to carry out Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong). We believe that Mr. Wu’s knowledge of complex, cross-border financial matters is highly relevant to our business and qualifies him to serve as an independent member of the board.

Wong Shui Yeung (Frankie). Mr. Wong has served as a member of our Board of Directors since January of 2022. Mr. Wong is a practicing member and fellow of Hong Kong Institute of Certified Public Accountants. He holds a bachelor’s degree in business administration. He has over 25 years’ experience in accounting, auditing, corporate finance, corporate investment and development, and company secretarial practice. Mr. Wong has served as a director of Alset Inc. and DSS Inc. since November 2021 and July 2022 respectively, the shares of which are listed on NASDAQ, Value Exchange International, Inc. since April 2022, the shares of which are listed on the OTCQB. He has served as an independent non-executive director of Alset International Limited since June 2017, the shares of which are listed on the Catalist Board of the Singapore Stock Exchange and First Credit Finance Group Limited since February 2024, the shares of which are listed on the GEM Board of The Stock Exchange of Hong Kong Limited. Mr. Wong was an Independent Non-Executive Director of SMI Holdings Group Limited from April 2017 to December 2020 and SMI Culture & Travel Group Holdings Limited from December 2019 to November 2020, the shares of which were listed on the Main Board of The Stock Exchange of Hong Kong Limited.

Wong Tat Keung (Aston). Mr. Wong has served as a member of our Board of Directors since January of 2022. Mr. Wong has over 20 years’ experience in audit, accounting, taxation and business advisory. Mr. Wong has served as a director of Alset Inc. since November 2020. Since 2010, Mr. Wong has served as the director of Aston Wong CPA Limited. He has been an independent non-executive director of Alset International since January 2017, and a director of Alset Inc. since November 2020. Mr. Wong has been an independent non-executive director of Roma Group Limited, a valuation and technical advisory firm, since March 2016, and has served as an independent non-executive director of Lerthai Group Limited, a property, investment, management and development company, since December 2018. Previously, he served as the director and sole proprietor of Aston Wong & Co., a registered certified public accounting firm, from January 2006 to February 2010. From January 2005 to December 2005, he was a Partner at Aston Wong, Chan & Co., Certified Public Accountants. From April 2003 to December 2004, he served at Gary Cheng & Co., Certified Public Accountants as Audit Senior. He served as an Audit Junior to Supervisor of Hui Sik Wing & Co., certified public accountants from April 1993 to December 1999. He served as an independent non-executive director of SingHaiyi from July 2009 to July 2013 and ZH Holdings from December 2009 to July 2015. Mr. Wong is a Certified Public Accountant admitted to practice in Hong Kong. He is a Fellow Member of Association of Chartered Certified Accountants and an Associate Member of the Hong Kong Institute of Certified Public Accountants. He holds a master’s in business administration degree (financial services) from the University of Greenwich, London, England.

Family Relationships

There are no family relationships between the officers and directors, nor are there any arrangements or understanding between any of the directors or officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, no director, officer or beneficial owner of more than ten percent of any class of our equity securities, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2023.

Code of Ethics

We adopted a code of ethics on January 31, 2022, that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

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Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee.

Board Committees

Our Board of Directors has an Audit Committee and a Compensation Committee. Each of these committees is currently composed of Wong Tat Keung, William Wu and Wong Shui Yeung.

Our Audit Committee and Compensation Committee each comply with the listing requirements of the Nasdaq Marketplace Rules. At least one member of the Audit Committee is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and each member is “independent” as that term is defined in Rule 5605(a) of the Nasdaq Marketplace Rules. Our Board of Directors has determined that each of Wong Tat Keung, William Wu and Wong Shui Yeung is independent.

Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons/promoters has been involved in any of the following events during the past ten years:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

●	Any conviction in a criminal proceeding or being subject to any pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

●	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

None of our executive officers have received any cash compensation for services rendered to us. We agreed to pay to Alset Management Group Inc. a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination, we ceased paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, was paid by us to our Sponsor, officers or directors or any affiliate of our Sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it was). Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers or directors or our or their affiliates.

We have not established any limit on the amount of such fees that may be paid by us to our directors or members of management. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

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Outstanding Equity Awards at Fiscal Year-End

There were no grants of stock options through the date of this registration statement.

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

The board of directors of the Company has not adopted a stock option plan. The Company has no plans to adopt it but may choose to do so in the future. If such a plan is adopted, this may be administered by the board of directors or a committee appointed by the board of directors (the “Committee”). The Committee would have the power to modify, extend or renew outstanding options and to authorize the grant of new options in substitution therefore, provided that any such action may not impair any rights under any option previously granted. The Company may develop an incentive-based stock option plan for its officers and directors.

Stock Awards Plan

The company has not adopted a stock awards plan but may do so in the future. The terms of any such plan have not been determined.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Due to Alset International Ltd.

Alset International Ltd. (“AIL”) is incorporated in Singapore and is a fellow subsidiary of the common parent company, Alset Inc. The amount due to AIL represents short-term working capital advances to the Company for its daily operations. There is no written, executed agreement and no financial/non-financial covenants and the amount due to AIL is non-interest bearing. Since the amount due to AIL is due upon request, it is classified as a current liability. The amounts due to AIL at March 31, 2024 and December 31, 2023 are $2,552,291 and $1,729,901, respectively.

Due to Alset Business Development Pte. Ltd.

Alset Business Development Pte. Ltd. (“ABD”) is incorporated in Singapore and is a fellow subsidiary of the common parent company, Alset Inc. The amount due to ABD represents amount loaned by ABD to Hapi Cafe Inc. (“HCI”) for the investment on Ketomei Pte. Ltd (“Ketomei”) in March 2022. There is no written, executed agreement and no financial/non-financial covenants and the amount due to ABD is non-interest bearing. Since the amount due to ABD is due upon request, it is classified as a current liability. The amounts due to ABD at March 31, 2024 and December 31, 2023 are $180,237 and $184,507, respectively.

Due to BMI Capital Partners International Ltd.

BMI Capital Partners International Ltd. (“BMI”) is incorporated in Hong Kong and is a fellow subsidiary of the common parent company, Alset Inc. The amount due to BMI represents short-term working capital advances to the Company for its daily operation. There is no written, executed agreement and no financial/non-financial covenants and the amount due to BMI is non-interest bearing. Since the amount due to BMI is due upon request, it is classified as a current liability. The amounts due to BMI at March 31, 2024 and December 31, 2023 are $1,439 and $1,442, respectively.

General and Administrative Services

Commencing on the date the Company’s Units were first listed on the Nasdaq, the Company agreed to pay to Alset Management Group Inc. a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 24 months. Upon completion of the initial business combination, the Company ceased paying these monthly fees. During the three months ended March 31, 2024 and 2023, the Company recorded a charge of $0 and $30,000, respectively, to the statement of operations pursuant to the agreement.

Related Party Loans

Working Capital Loans

As of March 31, 2024 and December 31, 2023, there were no amounts outstanding under the working capital loans.

Extension Loan

On May 1, 2023, the Company amended the Investment Management Trust Agreement (the “Trust Agreement”) with Wilmington Trust, National Association, a national banking association (“Wilmington Trust”), which was entered into on January 31, 2022, and on May 2, 2023, the Company filed an Amendment to the Amended and Restated Certificate of Incorporation. The Trust Agreement and Amended and Restated Certificate of Incorporation were amended, in part, so that the Company’s ability to complete a business combination would be extended in additional increments of one month up to a total of twenty-one (21) additional months from the closing date of the offering, subject to the payment into the trust account by the Company of one-third of 1% of the funds remaining in the Trust Account following any redemptions in connection with the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation. The Sponsor funded the first 30-day extension payment on May 3, 2023. The Sponsor also made subsequent extension payments on June 5, 2023 and July 6, 2023 of $68,928 and $69,158, respectively. The Sponsor is entitled to the repayment of these extension payments, without interest. When the Company completed its initial business combination, it could, at the option of the Sponsor, repay the extension payments out of the proceeds of the Trust Account released to it or issue securities of the Company in lieu of repayment. As of March 31, 2024 and December 31, 2023, there was $205,305 outstanding under the extension loan.

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PRINCIPAL SECURITYHOLDERS

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our common stock as of May 20, 2024, referred to in the table below as the “Beneficial Ownership Date,” by:

●	each person who is known to be the beneficial owner of 5% or more of the outstanding shares of our common stock;
●	each member of our board of directors, director nominees and each of our named executive officers individually; and
●	all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date and shares of restricted stock subject to vesting until the occurrence of certain events, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person (however, neither the stockholder nor the directors and officers listed below own any stock options or warrants to purchase shares of our common stock at the present time). The percentages of beneficial ownership are based on 16,223,301 shares of our common stock outstanding as of the Beneficial Ownership Date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Address	Number of Common Shares Beneficially Owned	Percentage of Outstanding Common Stock (1)
Directors and Executive Officers (2):
Heng Fai Ambrose Chan (3)(4)	13,827,250	84.0%
John “JT” Thatch	0	0.00%
Rongguo (Ronald) Wei	0	0.00%
Lim Sheng Hon Danny	0	0.00%
William Wu	0	0.00%
Wong Shui Yeung	0	0.00%
Wong Tat Keung	0	0.00%
All Directors and Officers (7 individuals)	13,827,250	84.0%
Alset Acquisition Sponsor, LLC (3)	2,914,250	17.7%
Alset International Limited	10,900,000	67.2%
Alset Inc. (3)	13,814,250	83.9%
Other Stockholders: None

(1)	Based upon 16,223,301 shares of common stock outstanding as of May 20, 2024

(2)	The mailing address for each individual and entity set forth above is c/o HWH International Inc., 4800 Montgomery Lane, Suite 210, MD 20814.

(3)	Alset Acquisition Sponsor, LLC, our sponsor, is the record holder of the securities reported herein. Alset Inc. and Alset International Limited are the owners of 55% and 45% respectively of Alset Acquisition Sponsor, LLC. Alset Inc. owns 85.5% of Alset International Limited. Heng Fai Ambrose Chan is the Chairman, Chief Executive Officer and majority stockholder of Alset Inc. Mr. Chan may be deemed to share beneficial ownership of the securities held of record by our sponsor. Mr. Chan disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(4)	Heng Fai Ambrose Chan directly owns 13,000 shares of common stock of HWH International Inc.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences for Holders of Common Stock

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 5% or more of our voting shares;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

●	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

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This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE AND LOCAL, AND NON-U.S. TAX LAWS.

Material U.S. Federal Income Tax Consequences for U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock. Upon a sale or other taxable disposition of common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

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Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock or less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Material U.S. Federal Income Tax Consequences for Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

●	a foreign corporation or

●	an estate or trust that is not a U.S. holder;

but generally, does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

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Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of common stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held common stock, and, in the case where shares of common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of common stock. There can be no assurance that common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of common stock will be subject to tax at generally applicable U.S. federal income tax rates.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Pursuant to proposed Treasury Regulations, the U.S. Treasury Department has indicated its intent to eliminate the requirement under FATCA of withholding on gross proceeds from the sale or other disposition of property of a type which can produce U.S. source dividends or interest. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed Treasury Regulations pending their finalization. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

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SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as gifts, pledges or other non-sale related transfers.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 149,443 shares of our common stock.

Business Combination

On February 3, 2022, we consummated our initial public offering (the “Offering”) of an aggregate of 8,625,000 Units including the issuance of 1,125,000 Units as a result of the underwriter’s full exercise of its over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $86,250,000.

Simultaneously with the consummation of the Offering, the Company consummated the private placement of 473,750 units (the “Private Placement Units”) to the Sponsor, including the issuance of 33,750 Private Placement Units in connection with the underwriter’s full exercise of its over-allotment option, at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,735,500. The Private Placement was conducted as a non-public transaction and, as a transaction by an issuer not involving a public offering, is exempt from registration under the Securities Act, in reliance upon Section 4(a)(2) of the Securities Act.

Of the gross proceeds received from the Offering, including the full exercise of the over-allotment option, and the Private Placement Units, $86.25 million and $4.7 million was placed in the trust account, respectively.

On February 3, 2022, the Company paid a cash underwriting discount of $0.20 per Unit, or $1,725,000. In addition, the underwriters were entitled to a deferred fee of $0.35 per Unit, or $3,018,750 in the aggregate. The deferred fee became payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completed a business combination, subject to the terms of the underwriting agreement.

On December 18, 2023, the Company entered into the Satisfaction Agreement in connection with the Underwriting Agreement, dated January 31, 2022, with EF Hutton, pursuant to which EF Hutton accept a combination of $325,000 in cash upon the closing of the business combination, 149,443 shares of the Company’s common stock and a $1,184,375 promissory note as full satisfaction of the deferred underwriting commission.

Satisfaction and discharge of the deferred underwriting commission is dependent on the Company’s delivery of the cash payment, the shares of common stock and the promissory note under the terms of the Satisfaction Agreement. Additionally, the Company has granted EF Hutton an irrevocable ROFR to act as the sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financing for a period commencing on the date of the satisfaction and ending twenty-four (24) months after the closing of the business combination.

Pursuant to the terms of the Satisfaction Agreement, we are required to file a registration statement on Form S-1 or other appropriate form registering the resale of the shares of common stock issued to EF Hutton pursuant to the deferred underwriting commission.

Relationship with the Selling Stockholders

EF Hutton has been engaged in investment banking, advisory and other commercial dealings in the ordinary course of business with us for which it has received customary compensation.

Information About Selling Stockholders Offering

The shares of common stock being offered by the selling stockholders are the 149,443 shares of common stock issued pursuant to the terms of the Satisfaction Agreement. We are registering these shares in order to permit the selling stockholders to offer the shares for resale from time to time.

45

The table below lists the selling stockholders and other information regarding the ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock owned by the selling stockholders, based on their respective ownership of the shares of common stock as of May 20, 2024 and securities convertible or exercisable into shares of common stock within 60 days of May 20, 2024, assuming the exercise of the warrants held by each selling stockholder on that date, without regard to any limitations on the exercise of the warrants. The third column lists the maximum number of shares of common stock being offered in this prospectus by each selling stockholder. The fourth and fifth columns list the number of shares of common stock owned after the offering and the percentage of outstanding common stock, assuming in both cases the exercise of the warrants held by that selling stockholder, without regard to any limitations on the exercise of the warrants and the sale of all of the shares of common stock offered by that selling stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of shares of common stock owned prior to offering	Maximum number of shares of common stock to be sold pursuant to this Prospectus		Number of shares of common stock owned after offering(1)		Percentage of common stock owned after offering
EF Hutton, LLC (2)	0	149,443	(1)	149,443	(1)	*	%

* Less than 1%.

(1) Assumes the sale of the maximum number of shares of common stock registered pursuant to this prospectus by such selling stockholder.

(2) The selling stockholder is a registered broker dealer with a registered address of EF Hutton, LLC, 590 Madison Avenue, 39th Floor, New York, New York 10022, and has sole voting and dispositive power over the securities held.

46

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

Our authorized capital stock consists of 56,000,000 shares, consisting of 55,000,000 shares of common stock, and 1,000,000 shares of preferred stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Holders of our common stock are entitled to receive dividends or other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and share equally on a per share basis in all such dividends and other distributions. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of our common stock will be entitled to receive their ratable and proportionate share of the remaining assets of the Company.

Holders of our common stock will have no cumulative voting rights, conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock. The following description is a summary of the material provisions of our capital stock. You should refer to our Articles of Incorporation and our Bylaws, each as amended to date, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

PLAN OF DISTRIBUTION

The selling stockholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest may, from time to time, offer some or all of the shares of common stock covered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of our common stock covered by this prospectus.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

47

The selling stockholders may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an over-the-counter distribution;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective date of the registration statement of which this prospectus is a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of the selling stockholders to include the selling stockholders’ pledgees, transferees, or other successors in interest as selling stockholder under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect certain transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable FINRA rules; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

48

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conforms to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

To the extent required pursuant to Rule 424(b) under the Securities Act, the shares of our common stock to be sold, the names of the selling stockholders, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any other person participating in a sale of the common stock registered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

49

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel, LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company, then known as Alset Capital Acquisition Corp., as of November 30, 2023 and 2022 and for the years then ended included in this prospectus, have been audited by MaloneBailey, LLP, independent registered public accounting firm, as stated in their report, and are included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

On April 23, 2024, we dismissed MaloneBailey, LLP as our independent registered public accounting firm, and engaged Grassi & Co., CPAs, P.C. (“Grassi”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024. The decision to engage Grassi was recommended by the Company’s Audit Committee and approved by the Company’s Board of Directors.

The consolidated financial statements of our subsidiary HWH International Inc. (a Nevada corporation), which we acquired in January of 2024, as of and for the year ended December 31, 2023 and December 31, 2022, respectively, included in this prospectus, have been audited by Grassi & Co., CPAs, P.C., independent registered public accounting firm, as stated in their report, and are included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov/.

We make available free of charge on or through our website at https://www.hwhintl.com/sec-filings, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement is also available on our website, https://www.hwhintl.com/sec-filings.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

50

HWH INTERNATIONAL INC.

51

HHW International Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	March 31, 2024	December 31, 2023 (as restated)
ASSETS

Current Assets
Cash	$974,632	$1,159,201
Account Receivable, net	29,156	28,611
Inventory	3,598	1,977
Other receivables, net	59,213	41,203
Convertible loans receivable - related party, at fair value	324,521	-
Investment security – related party	141,667	-
Prepaid expenses	15,779	106,862
Total Current Assets	$1,548,566	$1,337,854

Non-Current Assets
Property and Equipment, net	$113,520	$129,230
Cash and marketable securities held in Trust Account	24,874	21,346,768
Deposits	411,860	298,324
Operating lease right-of-use assets, net	459,339	598,508
Total Non-Current Assets	$1,009,593	$22,372,830

TOTAL ASSETS	$2,558,159	$23,710,684

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$602,624	$167,355
Accrued commissions	81,634	85,206
Due to related parties, net	3,141,918	2,323,800
Operating lease liabilities - current	362,343	429,687
Deferred underwriting fee payable	-	3,018,750
Notes payable - current	279,795	-
Total Current Liabilities	$4,468,314	$6,024,798

Non-Current Liabilities
Operating lease liabilities - non-current	$110,344	$182,380
Notes payable - non-current	947,500	-
Total Non-Current Liabilities	$1,057,844	$182,380

Commitments and Contingencies

Temporary equity:
Class A common stock subject to possible redemption; 1,976,036 shares (at approximately $10.35 per share) as of December 31, 2023	$-	$20,457,011

Stockholders’ Equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of March 31, 2024 and December 31, 2023	-	-
Common stock, $0.0001 par value; 50,000,000 shares authorized; 16,223,301 and 0 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	1,623	1
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 0 and 473,750 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	-	47
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 0 and 2,156,250 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	-	216
Additional paid in capital	1,078,343	9
Foreign currency translation adjustment reserve	(110,223)	(197,041)
Retained earnings	(4,102,241)	(2,765,403)
Total HWH International Inc. Stockholders’ equity	$(3,132,498)	$(2,962,171)
Non-controlling interests	164,499	8,666
Total Stockholders’ Deficit	(2,967,999)	(2,953,505)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$2,558,159	$23,710,684

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-1

HWH International Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Income

For the Three Months Ended March 31, 2024 and 2023 (Unaudited)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023 (As restated)

Revenue
- Membership	$-	$12,583
- Non-membership	286,110	187,979
Total Revenue	$286,110	$200,562

Cost of revenue
- Membership	$-	$(11,868)
- Non-membership	(122,813)	(65,901)
Total Cost of revenue	$(122,813)	$(77,769)

Gross profit	$163,297	$122,793

Operating expenses:
General and administrative expenses	$(1,129,191)	$(736,391)
Impairment of convertible note receivable – related party, and equity method investment, related party	(366,192)	-
Total operating expenses	$(1,495,383)	$(736,391)

Other Income (Expense)
Other income	$78,013	$999,966
Interest expense	(18,131)	-
Unrealized gain (loss) on related party transactions	(49,571)	13,853
Loss on equity method investment, related party	(14,744)	(53,199)
Total Other (Expense) Income	$(4,433)	$960,620

(Loss) income before provision for income taxes	(1,336,519)	347,022

Provision for income taxes	-	(175,173)

Net (loss) income	$(1,336,519)	$171,849

Less: Net profit attributable to Non-Controlling Interests	319	722

Net (loss) income attributable to common stockholders	$(1,336,838)	$171,127

Other Comprehensive Income, Net of Tax:
Foreign exchange translation adjustment	86,818	58,843
Total Other Comprehensive Income, Net of Tax:	$86,818	$58,843

Comprehensive (loss) income:	$(1,250,020)	$229,970

	Three Months Ended March 31, 2024			Three Months Ended March 31, 2023
	Common stock	Class A common stock	Class B common stock	Common stock	Class A common stock	Class B common stock
(Loss) earnings per common share
Basic	$(0.09)	$(0.09)	$(0.09)	$0.06	$0.06	$0.06
Diluted	$(0.09)	$(0.09)	$(0.09)	$0.06	$0.06	$0.06

Weighted average number of common shares outstanding
Basic	14,797,956	41,648	189,560	10,000	473,750	2,156,250
Diluted	14,797,956	41,648	189,560	10,000	473,750	2,156,250

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

HWH International Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Three Months Ended March 31, 2024 and 2023

(Unaudited)

	Class A Common stock		Class B Common stock		Common Stock		Additional	Accumulated Other	Retained	Total HWH International Inc.	Non-	Total
	Shares	Par Value $0.0001	Shares	Par Value $0.0001	Shares	Par Value $0.0001	Paid in Capital	Comprehensive Income (Loss)	Earnings	Stockholders’ equity	controlling interests	Stockholders’ equity

Balances at December 31, 2022	473,750	$47	2,156,250	$216	10,000	$1	$9	$(200,039)	$(1,610,504)	$(1,810,270)	$4,836	$(1,805,434)

Net loss	-	-	-	-	-	-	-	-	$171,127	$171,127	$722	$171,849
Foreign currency translation adjustment	-	-	-	-	-	-	-	$58,843	-	$58,843		$58,843

Balances at March 31, 2023	473,750	$47	2,156,250	$216	10,000	$1	$9	$(141,196)	$(1,439,377)	$(1,580,300)	$5,558	$(1,574,742)

Balances at December 31, 2023	473,750	$47	2,156,250	$216	10,000	$1	$9	$(197,041)	$(2,765,403)	$(2,962,171)	$8,666	$(2,953,505)

Issuance of Common Stock to EF Hutton for Deferred Underwriting Compensation	-	-	-	-	149,443	$15	$1,509,375	-	-	$1,509,390	-	$1,509,390
Issuance of Common Stock during Merger	-	-	-	-	13,433,858	$1,344	$(1,369)	-	-	$(25)	-	$(25)
Adjustment to Temporary Equity	-	-	-	-	-	-	$(645,860)	-	-	$(645,860)	-	$(645,860)
Convert Common Stock Class A and B to Common Stock	(473,750)	$(47)	(2,156,250)	$(216)	2,630,000	$263	-	-	-	-	-	-
Revaluation for SHRG note receivable and warrants	-	-	-	-	-	-	216,188	-	-	$216,188	-	$216,188
Change in Non-Controlling Interest Ketomei	-	-	-	-	-	-	-	-	-	-	$155,514	$155,514
Net loss	-	-	-	-	-	-	-	-	$(1,336,838)	$(1,336,838)	$319	$(1,336,519)
Foreign currency translation adjustment	-	-	-	-	-	-	-	$86,818	-	$86,818	-	$86,818

Balances at March 31, 2024	-	-	-	-	16,223,301	$1,623	$1,078,343	$(110,223)	$(4,102,241)	$(3,132,498)	$164,499	$(2,967,999)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

HWH International Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2024 and 2023 (Unaudited)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023 (as restated)
Cash flows from operating activities:
Net (loss) income	$(1,336,519)	$171,849

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Unrealized fx gain (loss) on related party transactions	49,571	(13,853)
Loss on equity method investment, related party	14,744	53,199
Depreciation	14,643	14,591
Non-cash lease expense	125,143	130,044
Impairment of convertible note receivable – related party, and equity method investment, related party	366,192	-

Changes in operating assets and liabilities:
Receivable from related party	-	(19,079)
Other receivables	106,723	(83,954)
Prepaid commissions	-	3,692
Deposit	(111,609)	588
Inventory	(1,668)	(454)
Accounts payable and accrued expenses	262,732	194,200
Accrued commissions	(379)	(49,835)
Income tax payable	-	(1)
Value added tax withheld	(3,573)	7,983
Deferred revenue	-	(20,758)
Operating lease liabilities	(124,210)	(125,961)
Net cash (used in) provided by operating activities	$(638,210)	$262,251

Cash flows from investing activities:
Purchases of property and equipment	$(2,072)	$(8,227)
Convertible loans receivable - related party	(250,000)	-
Net cash used in investing activities	$(252,072)	$(8,227)

Cash flows from financing activities:
Repayment from loans and borrowing	$(26,307)	$-
Repayment of Deferred Underwriting Compensation	(325,000)	-
Advances from related parties	1,101,255	182,730
Net cash provided by financing activities	$749,948	$182,730

Net decrease in cash	$(140,334)	$436,754
Effects of foreign exchange rate on cash	(19,361)	6,558
Cash at beginning of period	1,159,201	91,178,513
Cash at end of period	$999,506	$91,621,825

Supplemental disclosure of non-cash investing and financing activities
Issuance of HWH Common Stock to EF Hutton for Deferred Underwriting Compensation	$1,509,375	$-
Issuance of shares	$(1,359)	$-
Valuation gain from notes receivable and warrant - SHRG	$(216,188)	$-
Initial recognition of operating lease right-of-use asset and liability	$-	$46,695

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

HWH International Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

(Unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

HWH International Inc. (“HWH”) and its consolidated subsidiaries (collectively, the “Company”) operate a food and beverage (“F&B”) business in Singapore and South Korea. The Company operates a membership model in which individuals pay an upfront membership fee to become members. As members, these individuals receive discounted access to products and services offered by the Company’s affiliates. Previously, the Company had approximately 9,000 members, primarily in South Korea. Currently, this membership business has been temporarily suspended.

HWH International Inc. was originally incorporated in Delaware on October 20, 2021 under the name Alset Capital Acquisition Corp. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company consummated the Business Combination on January 9, 2024 and changed its name from “Alset Capital Acquisition Corp.” to “HWH International Inc.” The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On September 9, 2022, the Company entered into an agreement and plan of merger (the “Merger Agreement”) by and among the Company, HWH International Inc., a Nevada corporation (the “HWH Nevada” or “Target”) and HWH Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”). The Company and Merger Sub are sometimes referred to collectively as the “ACAX Parties.” Pursuant to the Merger Agreement, a business combination between the Company and the Target was effected through the merger of Merger Sub with and into HWH Nevada, with the Target surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Upon the closing of the Merger (the “Closing”) on January 9, 2024, the Company changed its name to “HWH International Inc.” The board of directors of the Company (i) approved and declared advisable the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of the Company.

The Target was owned and controlled by certain member officers and directors of the Company and its sponsor. The Merger was consummated following the receipt of the required approval by the stockholders of the Company and the shareholders of the Target and the satisfaction of certain other customary closing conditions.

The total consideration paid at Closing (the “Merger Consideration”) by the Company to the Target’s shareholders was $125,000,000, and was payable in shares of the common stock, par value $0.0001 per share, of the Company (“Company Common Stock”). The number of shares of the Company Common Stock paid to the shareholders of the Target as Merger Consideration was 12,500,000, with each share being valued at $10.00.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These interim financial statements have been prepared on the same basis as the Company’s annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or any other interim periods or for any other future years. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto included in the Company’s Form 10-K for the year ended November 30, 2023 filed on February 28, 2024 and audited consolidated financial statements of HWH Nevada for the year ended December 31, 2023 included in the form 8-K/A filed with SEC on March 25, 2024.

Through November 30, 2023, HWH (then known as Alset Capital Acquisition Corp.) reported on a twelve month fiscal year that ended on November 30. In connection with the business combination, the Company’s fiscal year end was changed from November 30 to December 31. As a result of this change, the Company had a one-month transition period that began on December 1, 2023 and ended on December 31, 2023. For details see note 18 - Change in Fiscal Year.

The condensed consolidated financial statements include all accounts of the Company and its majority owned and controlled subsidiaries. The Company consolidates entities in which it owns more than 50% of the voting common stock and controls operations. All intercompany transactions and balances among consolidated subsidiaries have been eliminated.

F-5

The following chart describes the Company’s ownership of various subsidiaries:

The Company mainly focuses on the F&B business. During the three months ended March 31, 2024 and 2023, substantially all of the Company’s business was generated by its wholly owned subsidiaries, 0% and 6% from HWH World Inc. (“HWH Korea”) and 100% and 94% from F&B business respectively; 40% and 45% from Alset F&B One Pte. Ltd (“F&B1”), 4% and 7% from Hapi Café Korea Inc.(“HCKI”), 19% and 22% from Hapi Café SG Pte. Ltd. (“HCSGPL”), 17% and 21% from Alset F&B (PLQ) Pte. Ltd. (“F&BPLQ”) and 20% and 0% from Ketomei Pte. Ltd. (“KPL”). HWH Korea was incorporated in the Republic of Korea (“South Korea”) on May 7, 2019. HWH Korea is in the business of sourcing and distributing dietary supplements and other health products through its network of members in South Korea. HWH Korea generates product sales via its direct sale model as products are sold to its members. Through the use of a Hapi Gig platform that combines e-commerce, social media, and a customized rewards system, HWH Korea equips, trains, and empowers its members. F&B1 was incorporated in Singapore on April 10, 2017, HCSGPL was incorporated in Singapore on April 4, 2022, F&BPLQ was incorporated in Singapore on November 11, 2022 and KPL was incorporated in Singapore on September 17, 2019. F&B1, HCSGPL, F&BPLQ and KPL are in the F&B business in Singapore.

F-6

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Functional and Reporting Currency

The functional and reporting currency of the Company is the United States dollar (“$”). The financial records of the Company’s subsidiaries located in South Korea, Singapore, Hong Kong, and Malaysia are maintained in their local currencies, the Korean Won (₩) Singapore Dollar (S$) Hong Kong Dollar (HK$) and Malaysian Ringgit (MYR), which are also the functional currencies of these entities.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $999,506 and $22,505,969 as of March 31, 2024 and December 31, 2023, respectively. The Company had no cash equivalents as of March 31, 2024 and December 31, 2023.

F-7

Investments held in Trust Account

At March 31, 2024 and December 31, 2023, the Company had approximately $24,874 and $21 million, respectively, in investments in treasury securities held in the Trust Account. In connection with the closing of Business Combination on January 9, 2024, Class A Common Stock stockholders redeemed 1,942,108 shares for approximately $21 million held in the Trust Account.

Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, for assets and liabilities measured at fair value on a recurring basis. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions

For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying values reported in balance sheets for current assets and liabilities approximate their estimated fair market values based on the short-term maturity of these instruments.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method and includes all costs in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale. As of March 31, 2024 and December 31, 2023, inventory consisted of finished goods procured from suppliers. The Company continuously evaluates the need for reserve for obsolescence and possible price concessions required to write-down inventory to its net realizable value. As of March 31, 2024, inventory consisted of finished goods procured from suppliers. The Company continuously evaluates the need for reserve for obsolescence and possible price concessions required to write-down inventory to its net realizable value.

Leases

The Company follows FASB ASC Topic 842 in accounting for its operating lease right-of-use assets and operating lease liabilities. At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Company assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all of the economic benefits from the use of the asset and whether it has the right to control the use of the asset. The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term. For leases that contain related non-lease components, such as maintenance, the Company will account for these payments as a single lease component.

Right-of-use of assets

The right-of-use of asset is measured at cost, which comprises the amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

F-8

Lease liabilities

Lease liability is measured at the present value of the outstanding lease payments at the commencement date, discounted using the Company’s incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise mainly of fixed lease payments.

Short-term leases and leases of low value assets

The Company has elected to not recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. Lease payments associated with these leases are expensed as incurred.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, less depreciation. Repairs and maintenance are expensed as incurred. Expenditures incurred as a consequence of acquiring or using the asset, or that increase the value or productive capacity of assets are capitalized. When property and equipment is retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in statement of operations. Depreciation is computed by the reducing balance method (after considering their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Office Equipment	3 – 5 years
Furniture and Fittings	3 – 5 years
Kitchen Equipment	3 – 5 years
Operating Equipment	3 – 5 years
Leasehold Improvements	Shorter of lease life or asset life

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Deposit

Deposit represents mostly rental deposit paid for the office used.

Revenue Recognition

ASC 606 – Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services. The provisions of ASC 606 include a five-step process by which the determination of revenue recognition, depicting the transfer of goods or services to customers in amounts reflecting the payment to which the Company expects to be entitled in exchange for those goods or services. ASC 606 requires the Company to apply the following steps:

(1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, performance obligations are satisfied.

The Company generates its revenue primarily from membership fees, product sales and F&B business.

F-9

Membership Fee: The Company collects an annual membership fee from its members. The fee is fixed, paid in full at the time upon joining the membership and is not refundable. The Company’s performance obligation is to provide its members the right to (a) purchase products from the Company, (b) access to certain back-office services, (c) receive commissions and (d) attend corporate events. The associated performance obligation is satisfied over time, generally over the term of the membership agreement which is for a one-year period. The Company recognizes revenue from membership fee over the one-year period of the membership.

Product Sales: The Company’s performance obligation is to transfer ownership of its products to its Members. The Company generally recognizes revenue when product is delivered to its members. Revenue is recorded net of applicable taxes, allowances, refund or returns. The Company receives the net sales price in cash or through credit card payments at the point of sale.

If any member returns a product to the Company on a timely basis, they may obtain a replacement product from the Company for such returned products. We do not have buyback program. However, when the customer requests a return and management decides that the refund is necessary, we initiate the refund after deducting all the benefits that a member has earned. The returns are deducted from our sales revenue on our financial statements. Allowances for product and membership returns are provided at the time the sale is recorded. This accrual is based upon historical return rates for each country and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale. Product and membership returns for the three months ended March 31, 2024 and 2023 were approximately $0 and $1,162, respectively. The table below represents a breakout of the returns related to product sales and the returns related to memberships:

Returns
	Membership	Products	Total
	$	$	$

March 31, 2024	-	-	-
March 31, 2023	1,162	-	1,162

Food and Beverage: The revenue received from Food and Beverage business for the three months ended March 31, 2024 and 2023 were $286,110 and $187,776, respectively.

Contract assets and liabilities

Below is a summary of the beginning and ending balances of the Company’s contract assets and liabilities as of March 31, 2024 and December 31, 2023.

	March 31, 2024	December 31, 2023
Prepaid Sales Commission

Balances at the beginning of the period	$-	$6,839
Movement for the period	-	(6,839)
Balances at the end of the period	$-	$-

	March 31, 2024	December 31, 2023
Deferred Revenue

Balances at the beginning of the period	$-	$21,198
Movement for the period	-	(21,198)
Balances at the end of the period	$-	$-

F-10

Value-added Tax

The Company is obligated to pay value-added tax (“VAT”), among other things, on its inventory purchase as well as its rent payments and payment of professional fees. As of March 31, 2024 and December 31, 2023, included in other receivables was VAT paid of $37,311 and $37,179, respectively, due primarily to the purchase of inventory and payment of rents and accounting fees.

Cost of revenue

Cost of revenue is consisted of the cost of procuring finished goods from suppliers and related shipping and handling fees from 3rd parties money platform, contractor fees for part-time staff, franchise commission and sales commission from membership business.

Below is a breakdown of the Company’s cost of revenue for the three months ended March 31, 2024 and 2023.

Total
March 31, 2024

Finished goods	$78,507
Related shipping	2,275
Handling fee	10,927
Contractor fee	11,855
Franchise commission	4,953
Sales commission	(234)
Depreciation	14,530
Total of Cost of revenue	$122,813

March 31, 2023

Finished goods	$36,113
Related shipping	2,377
Handling fee	4,037
Contractor fee	4,024
Franchise commission	4,975
Sales commission	11,868
Depreciation	14,375
Total of Cost of revenue	$77,769

Shipping and Handling Fees

The Company utilizes the practical expedient under ASC 606-10-25-18B to account for its shipping and handling as fulfillment activities, and not a promised service (a revenue element). Shipping and handling fees are included in costs of revenue within the statements of operations.

F-11

Commission Expense

The Company compensates its sales leaders with leadership incentives for services rendered, relating to the development, retention, and management of their sales organizations. Leadership incentives are payable based on achieved sales volume, which are recorded in cost of revenue. Member will get 25% commission of the membership fee income if the member successfully refers a new member to subscribe to the membership. The commission will be payable after the referee’s membership is confirmed and been paid by the new member.

Advertising Expenses

Costs incurred for advertising the Company’s products are charged to operations as incurred. Advertising expenses for the three months ended March 31, 2024 and 2023 were $2,242 and $4,095, respectively.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred tax asset will not be realized. Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

The Company has not recorded any unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income taxes in income tax expense.

Earnings (Loss) per Share

The Company presents basic and diluted earnings (loss) per share data for its common shares. Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to common stock shareholders of the Company by the weighted-average number of common shares outstanding during the year, adjusted for treasury shares held by the Company.

Diluted earnings (loss) per share is determined by adjusting the profit or loss attributable to common stock shareholders and the weighted-average number of common shares outstanding, adjusted for treasury shares held, for the effects of all dilutive potential ordinary shares, which comprise convertible securities, such as stock options, convertible bonds and warrants. At March 31, 2024 there were 4,549,375 potentially dilutive warrants outstanding. At March 31, 2023 there were 4,549,375 potentially dilutive warrants outstanding and 909,875 potentially dilutive underlying rights.

Non-controlling interests

Non-controlling interests represent the equity in a subsidiary not attributable, directly or indirectly, to owners of the Company, and are presented separately in the consolidated statements of operation and comprehensive income, and within equity in the Consolidated Balance Sheets, separately from equity attributable to owners of the Company.

On March 31, 2024 and December 31, 2023, the aggregate non-controlling interests in the Company were $164,499 and $8,666, respectively.

F-12

Liquidity and Capital Resources

In the three months ended March 31, 2024, we incurred a net loss, a loss from operations and negative cash flow from operations as we expanded our business of operating cafés and restructured our membership business.

Notwithstanding the above, the Company believes that the available cash in the Company’s bank accounts, anticipated cash from operations, and financing availability from related parties are sufficient to fund our operations for at least the next 12 months. The Company’s capital requirements for the planned expansion are based on, among other items, geographical specific property costs, team requirements, and marketing steps needed. Our expansion shall consist of plans to take over leases of existing Hapi Cafes we currently do not own, as we look to add Hapi Cafes over the next two (2) years. If we take over these existing leases, it will require a minimum investment for each lease we take over for each Hapi Café. Proceeds received as a result of the anticipated business combination, will allow us to seek these expansion plans. Depending on the amount of proceeds we raise as part of the anticipated business combination, we may or may not need or seek additional funding or alter our strategic growth plans after the business combination is effectuated. There is no guarantee that we will be able to execute on our plans as laid out above.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not contain any adjustments that might be required should the Company be unable to continue as a going concern.

The Company has obtained a letter of financial support from Alset International Limited and Alset Inc., a direct and indirect majority owner of the Company, respectively. Alset International Limited and Alset Inc. committed to provide any additional funding required by the Company and would not demand repayment through twelve months from the issuance of these consolidated financial statements.

NOTE 3 - MERGER WITH HWH INTERNATIONAL INC. (A NEVADA CORPORATION)

HWH International Inc. (f.k.a. Alset Capital Acquisition Corp.; “SPAC”, the” Company”) was a special purpose acquisition company, incorporated in Delaware on October 20, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). On January 9, 2024, the Company, HWH International Inc. (a Nevada corporation, “HWH-NV”) and HWH Merger Sub Inc. consummated the merger (the “Reverse Recapitalization”) pursuant to an agreement and plan of merger dated as of September 9, 2022.

The transaction was accounted for as a Reverse Recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, SPAC was treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Reverse Recapitalization, HWH-NV stockholders comprise a majority of voting power on the Company, most of senior management of HWH-NV continued as senior management of the combined company and identified a majority of the members of the board of directors of the combined company, both companies are under common control; and HWH-NV’s operations comprise the ongoing operations of the combined company. Accordingly, for accounting purposes, the Company is considered to be a continuation of HWH-NV, with the net identifiable assets of SPAC deemed to have been acquired by HWH-NV in exchange for HWH-NV common shares accompanied by a recapitalization, with no goodwill or intangible assets recorded.

In connection with the business Combination:

●	The holders of 8,591,072 Public Shares properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from the IPO.

●	Immediately prior to the consummation of the Reverse Recapitalization (i) each of the 1,972,896 shares of SPAC’s Class A Common Stock was cancelled and converted into 1,972,896 shares of the Company’s common stock; (ii) each of the issued and outstanding 2,156,250 shares of SPAC’s Class B Common Shares were converted into 2,156,250 shares of SPAC’s Class A Common Stock and subsequently into 2,156,250 shares of the Company’s common stock; (iii) each of the SPAC’s 476,890 units were split into their component securities; and (iv) 909,875 new shares of the Company’s common stock were issued in connection with the conversion of the SPAC’s rights into the Company’s common shares.

F-13

●	12,500,000 shares of the Company’s common stock were delivered as consideration in the Business Combination

●	149,443 shares of the Company’s common stock were issued to a third party as payment for $1,509,375 of underwriting compensation.

The transaction described above was a transaction between entities under common control. SPAC, prior to the Business Combination, was in 26% owned by Alset International Limited a public company listed on the Singapore Exchange Securities Trading Limited and 32% owned by Alset Inc., the ultimate owner of both SPAC and HWH-NV. HWH-NV was wholly-owned by Alset International Limited. In the transactions under common control, financial statements and financial information were presented as of the beginning of the period as though the assets and liabilities had been transferred at that date.

NOTE 4 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net at March 31, 2024, December 31, 2023, March 31, 2023 and December 31, 2022 of $29,156, $28,611, $14,302 and $9,070, respectively, and represents collection received by the credit card processor in F&B business and rent receivable. Accounts receivable are recorded at invoiced amounts net of an allowance for credit losses and do not bear interest. The allowance for credit losses is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The measurement and recognition of credit losses involves the use of judgment. Management’s assessment of expected credit losses includes consideration of current and expected economic conditions, market and industry factors affecting the Company’s customers (including their financial condition), the aging of account balances, historical credit loss experience, customer concentrations, customer creditworthiness, and the existence of sources of payment The Company also establishes an allowance for credit losses for specific receivables when it is probable that the receivable will not be collected and the loss can be reasonably estimated. Accounts receivable considered uncollectible are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2024 and December 31, 2023, the allowance for credit losses was an immaterial amount. The Company does not have any off-balance sheet credit exposure related to its customers.

NOTE 5 — PREPAID COMMISSIONS

During the normal course of business, the Company pays commission to its members for product sales as well as membership sales. Prepaid commissions are recorded for commissions paid on membership sales and recognized as an expense over the same period as the related membership revenue.

NOTE 6 — INVENTORY

As of March 31, 2024 and December 31, 2023, the balance of finished goods was $3,598 and $1,977, respectively. There is no provision for slow-moving or obsolete inventory during the three months ended March 31, 2024 and 2023.

F-14

NOTE 7 — PROPERTY AND EQUIPMENT, NET

The components of property and equipment are as follows:

Total
March 31, 2024

Office Equipment	$45,605
Furniture and Fittings	45,303
Kitchen Equipment	22,470
Operating Equipment	8,325
Leasehold Improvements	$118,983

Depreciation:
Office equipment	(30,716)
Furniture and Fittings	(34,448)
Kitchen Equipment	(9,517)
Operating Equipment	(3,815)
Leasehold Improvements	(48,670)
Total, net	$113,520

December 31, 2023

Office Equipment	$30,861
Furniture and Fittings	46,376
Kitchen Equipment	23,044
Operating Equipment	8,522
Leasehold Improvements	122,083

Depreciation:
Office Equipment	(15,848)
Furniture and Fittings	(31,518)
Kitchen Equipment	(8,368)
Operating Equipment	(3,373)
Leasehold Improvements	(42,549)
Total, net	$129,230

For the three months ended March 31, 2024 and 2023, the Company recorded depreciation expenses of $14,643 and $14,591, respectively.

NOTE 8 — ACCRUED COMMISSIONS

Accrued commissions as of March 31, 2024 and December 31, 2023 represent mainly sales commission payable. For the three months ended March 31, 2024 and 2023, sales commission expenses of $0 and $11,868 respectively, were recorded and included in cost of revenue in the Company’s consolidated statement of operations.

NOTE 9 — DUE TO ALSET INC.

Alset Inc (“AEI”) is the ultimate holding company that is incorporated in the United States of America. The amount due to AEI represents short-term working capital advances to the Company for its daily operations. There is no written, executed agreement and no financial/non-financial covenants and the amount due to AEI is non-interest bearing. Since the amount due to AEI is due upon request, it is classified as a current liability. The amounts due to AEI at March 31, 2024 and December 31, 2023 are $202,645 and $202,645 respectively.

F-15

NOTE 10 — DUE TO/FROM RELATED PARTIES

Due to Alset International Ltd.

Alset International Ltd. (“AIL”) is incorporated in Singapore and is a fellow subsidiary of the common parent company, Alset Inc. The amount due to AIL represents short-term working capital advances to the Company for its daily operations. There is no written, executed agreement and no financial/non-financial covenants and the amount due to AIL is non-interest bearing. Since the amount due to AIL is due upon request, it is classified as a current liability. The amounts due to AIL at March 31, 2024 and December 31, 2023 are $2,552,291 and $1,729,901, respectively.

Due to Alset Business Development Pte. Ltd.

Alset Business Development Pte. Ltd. (“ABD”) is incorporated in Singapore and is a fellow subsidiary of the common parent company, Alset Inc. The amount due to ABD represents amount loaned by ABD to Hapi Cafe Inc. (“HCI”) for the investment on Ketomei Pte. Ltd (“Ketomei”) in March 2022. There is no written, executed agreement and no financial/non-financial covenants and the amount due to ABD is non-interest bearing. Since the amount due to ABD is due upon request, it is classified as a current liability. The amounts due to ABD at March 31, 2024 and December 31, 2023 are $180,237 and $184,507, respectively.

Due to BMI Capital Partners International Ltd.

BMI Capital Partners International Ltd. (“BMI”) is incorporated in Hong Kong and is a fellow subsidiary of the common parent company, Alset Inc. The amount due to BMI represents short-term working capital advances to the Company for its daily operation. There is no written, executed agreement and no financial/non-financial covenants and the amount due to BMI is non-interest bearing. Since the amount due to BMI is due upon request, it is classified as a current liability. The amounts due to BMI at March 31, 2024 and December 31, 2023 are $1,439 and $1,442, respectively.

General and Administrative Services

Commencing on the date the Company’s Units were first listed on the Nasdaq, the Company has agreed to pay to Alset Management Group Inc. a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 24 months. Upon completion of the Initial Business Combination, the Company ceased paying these monthly fees. During the three months ended March 31, 2024 and 2023, the Company recorded a charge of $0 and $30,000, to the statement of operations pursuant to the agreement.

Related Party Loans

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2024 and December 31, 2023, there were no amounts outstanding under the Working Capital Loans.

F-16

Extension Loan

On May 1, 2023, the Company amended the Investment Management Trust Agreement (the “Trust Agreement”) with Wilmington Trust, National Association, a national banking association (“Wilmington Trust”), which was entered into on January 31, 2022 and on May 2, 2023 the Company filed an Amendment to the Amended and Restated Certificate of Incorporation. The Trust Agreement and Amended and Restated Certificate of Incorporation are now amended, in part, so that the Company’s ability to complete a business combination may be extended in additional increments of one month up to a total of twenty-one (21) additional months from the closing date of the Offering, subject to the payment into the trust account by the Company of one-third of 1% of the funds remaining in the trust account following any redemptions in connection with the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation. The Sponsor has funded the first 30-day extension payment on May 3, 2023. The Sponsor has also made subsequent extension payments on June 5th and July 6th of $68,928 and $69,158, respectively. The Sponsor is entitled to the repayment of these extension payments, without interest. If the Company completes its initial Business Combination, it will, at the option of the Sponsor, repay the extension payments out of the proceeds of the Trust Account released to it or issue securities of the Company in lieu of repayment. As of March 31, 2024 and December 31, 2023 there was $205,305 outstanding under the extension loan.

Due from Alset Acquisition Sponsor LLC

Alset Acquisition Sponsor LLC (“Sponsor”) owed $205,305 and $205,305 at March 31, 2024 and December 31, 2023, respectively, which represents expenses paid by the Company on behalf of the Sponsor.

NOTE 11 — RELATED PARTY TRANSACTIONS

On June 10, 2021, Hapi Café Inc. (“HCI”) signed a convertible loan agreement with Ketomei Pte. Ltd. (“Ketomei”), pursuant to which HCI has agreed to grant Ketomei a loan of an aggregate principal amount of $75,525 (SG$100,000). On March 21, 2022, HCI signed a legally binding term sheet with Ketomei, and HCI has agreed to invest in Ketomei $258,186 (SG$350,000) for 28% interest in Ketomei. The investment was partially paid by the $75,525 (SG$100,000) loan borrowed to Ketomei and the accrued interest of $6,022 (SG$6,433). The balance of $183,311 (SG$243,567) was paid in cash.

On July 28, 2022 HCI entered into binding term sheet with Ketomei and Tong Leok Siong Constant, pursuant to which HCI lent Ketomei $43,254 (SG$60,000). This loan had a 0% interest rate for the first 60 days and an interest rate of 8% per annum afterwards.

On August 4, 2022, the same parties entered into another binding term sheet (the “Second Term Sheet”) pursuant to which HCI agreed to lend Ketomei up to $260,600 (SG$360,000) pursuant to a convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 8%. As of August 31, 2023, the $263,766 (SG$360,000) loan was paid by the $214,903 (SG$293,310) loan borrowed to Ketomei and $48,862 (SG$66,690) was paid for the expenses on behalf of Ketomei. In addition, pursuant to the Second Term Sheet, the July 28, 2022, loan was modified to include conversion rights. The Parties agree that the conversion rate will be at approximately $0.022 per share.

On August 31, 2023, the same parties entered into another binding term sheet pursuant to which HCI agreed to lend Ketomei up to $36,634 (SG$50,000) pursuant to a convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 3.5%. As of October 31, 2023, the $37,876 (SG$50,000) loan was paid to Ketomei.

On October 26, 2023, the same parties entered into another binding term sheet pursuant to which HCI agreed to lend Ketomei up to $37,876 (SG$50,000) pursuant to a non- convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 3.5%. As of March 31, 2024, the $37,000 (SG$50,000) loan was paid by the $21,134 (SG$28,560) loan borrowed to Ketomei and $15,865 (SG$21,440) was paid for the expenses on behalf of Ketomei.

On February 20, 2024, the Company invested an additional $312,064 (SG$420,000) for an additional 38.41% ownership interest in Ketomei by converting $312,064 (SG$420,000) convertible loan. The loan was impaired at the year ended December 31, 2023, therefore, $312,064 (SG$420,000) was transferred from impairment of convertible loan to impairment of equity method investment. After this additional investment, the Company owns 55.65% of Ketomei’s outstanding shares and Ketomei is consolidated into the financial statements of HWH International Inc. beginning on February 20, 2024.

On March 20, 2024, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Sharing Services Global Corporation (“SHRG”), pursuant to which the Company purchased from SHRG a (i) Convertible Promissory Note (the “Convertible Note”) in the amount of $250,000, convertible into 208,333,333 shares of SHRG’s common stock at the option of the Company, and (ii) certain warrants exercisable into 208,333,333 shares of SHRG’s common stock at an exercise price of $0.0012 per share, the exercise period of the warrant being five (5) years from the date of the Securities Purchase Agreement, for an aggregate purchase price of $250,000. At the time of filing, the Company has not converted any of the debt contemplated by the Convertible Note nor exercised any of the warrants.

F-17

Financial assets measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of March 31, 2024 and December 31, 2023:

	Fair Value Measurement Using			Amount at
	Level 1	Level 2	Level 3	Fair Value
March 31, 2024
Asset
Warrants – SHRG	$-	$141,667	$-	$141,667
Convertible loans receivable – SHRG	-	324,521	-	$324,521

Total Investment in securities at Fair Value	$-	$466,188	$-	$466,188

The fair value of the SHRG warrants under level 2 category as of March 31, 2024 was calculated using a Black-Scholes valuation model valued with the following weighted average assumptions:

March 31,
2024

Stock price	$0.0016
Exercise price	$0.0012
Risk free interest rate	4.22%

Annualized volatility	136.81%
Dividend Yield	$0.00%
Year to maturity	4.96

The Company has elected to recognize the convertible loan at fair value and therefore there was no further evaluation of embedded features for bifurcation. The Company engaged third party valuation firm to perform the valuation of convertible loans. The fair value of the convertible loans is calculated using the binomial tree model based on probability of remaining as straight debt using discounted cash flow with the following assumptions:

March 31, 2024
Risk-free interest rate	4.417%
Expected life	2.96 year
Discount rate	6.00%
Expected volatility	132.407%
Expected dividend yield	0%
Fair value	$324,521

Changes in the observable input values would likely cause material changes in the fair value of the Company’s Level 2 financial instruments. A significant increase (decrease) in this likelihood would result in a higher (lower) fair value measurement.

Revenue from F&B business amounting to approximately $1,344 and $1,314 was related to corporate sales. That revenue was derived from corporate sales to related parties who purchased meals and paid for their staff, during the three months ended March 31, 2024 and 2023, respectively.

Included in Accounts Receivable, net at March 31, 2024 and December 31, 2023 is $8,953 and $7,405, respectively, of amounts due from related parties.

Included in other income during the three months ended March 31, 2024 and 2023 is $1,819 and $1,723, respectively of rental income from related parties.

NOTE 12 — STOCKHOLDERS’ EQUITY

The total amount of authorized capital stock of the Company consists of 56,000,000 shares, consisting of (a) 55,000,000 shares of common stock (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). As of March 31, 2024, there were no shares of preferred stock outstanding.

The Company previously had shares of Class B common stock outstanding, which automatically converted into Class A common stock at the time of a Business Combination, on a one-for-one basis.

Rights - Each holder of a right automatically received one-tenth (1/10) of one share of common stock upon consummation of the initial Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants became exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

F-18

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering except the Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

The following table summarizes the warrant activity for the three months ended March 31, 2024 and 2023.

	Warrant for	Weighted	Remaining Contractual	Aggregate
	Common	Average	Term	Intrinsic
	Shares	Exercise Price	(Years)	Value
Warrants Outstanding as of December 31, 2023	4,549,375	$11.5	4.78	$-
Warrants Vested and exercisable at December 31, 2023	4,549,375	$11.5	4.78	$-
Granted	-	-
Exercised	-	-
Forfeited, cancelled, expired	-	-
Warrants Outstanding as of March 31, 2024	4,549,375	$11.5	4.78	$-
Warrants Vested and exercisable at March 31, 2024	4,549,375	$11.5	4.78	$-

	Warrant for	Weighted	Remaining Contractual	Aggregate
	Common	Average	Term	Intrinsic
	Shares	Exercise Price	(Years)	Value
Warrants Outstanding as of December 31, 2022	4,549,375	$11.5	5.78	$-
Warrants Vested and exercisable at December 31, 2023	4,549,375	$11.5	5.78	$-
Granted	-	-
Exercised	-	-
Forfeited, cancelled, expired	-	-
Warrants Outstanding as of March 31, 2023	4,549,375	$11.5	5.78	$-
Warrants Vested and exercisable at March 31, 2023	4,549,375	$11.5	5.78	$-

Issuance of HWH Shares to EF Hutton

On December 18, 2023, the Company entered into a Satisfaction and Discharge of Indebtedness Agreement in connection with an underwriting agreement previously entered into by the Company and EF Hutton, a division of Benchmark Investments, LLC, under which in lieu of the Company tendering the full amount due of $3,018,750, the underwriters accepted a combination of $325,000 in cash upon the closing of the business combination, 149,443 shares of the Company’s common stock and a $1,184,375 promissory note as full satisfaction. This agreement was effective at the closing of business combination on January 9, 2024. The 149,443 shares were issued as of the price of $10.10, totaling the amount of $1,509,375. The fair value of the Company shares at issuance on January 9, 2024 was $2.82 per share or $421,429. No gain or loss was recognized upon issuance of the shares on January 9, 2024 as this was an adjustment to prior underwriting costs accounted for in equity.

NOTE 13 —LEASES

The Company has operating leases for its office spaces in South Korea and two F&B stores in Singapore. The related lease agreements do not contain any material residual value guarantees or material restrictive covenants. Since the Company’s leases do not provide an implicit rate that can be readily determined, management uses a discount rate based on the incremental borrowing rate. The Company’s weighted-average remaining lease term relating to its operating leases is 1.23 years, with a weighted-average discount rate is 4%.

The Company has also utilized the following practical expedients:

●	Short-term leases – for leases that are for a period of 12 months or less, the Company will not apply the recognition requirements of ASC 842.

●	For leases that contain related non-lease components, such as maintenance, the Company will account for these payments as a single lease component.

F-19

The current portion of operating lease liabilities and the non-current portion of operating lease liabilities are presented on the balance sheets. Total lease expenses amounted to $125,143 and $130,044 which were included in general and administrative expenses in the statements of operations for the three months ended March 31, 2024 and March 31, 2023, respectively. Total cash paid for operating leases amounted to $170,801 and $144,209 for the three months ended March 31, 2024 and 2023, respectively. In addition, the Company leases certain equipment on a short-term (12 months or less) basis. Total short-term lease expense of $3,441 and $12,107 is included in general and administrative expenses for the three months ended March 31, 2024 and 2023, respectively. Supplemental balance sheet information related to operating leases was as follows:

	March 31, 2024	December 31, 2023

Right-of-use assets	$459,339	$598,508

Lease liabilities - current	$362,343	$429,687
Lease liabilities - non-current	110,344	182,380
Total lease liabilities	$472,687	$612,067

As of March 31, 2024, the aggregate future minimum rental payments under non-cancelable agreement are as follows:

Maturity of Lease Liabilities	Total

12 months ended March 31, 2025	$374,451
12 months ended March 31, 2026	111,616
Total undiscounted lease payments	$486,067
Less: Imputed interest	(13,380)
Present value of lease liabilities	$472,687
Operating lease liabilities - Current	362,343
Operating lease liabilities - Non-current	$110,344

NOTE 14 — COMMITMENTS AND CONTINGENCIES

From time to time the Company may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against the Company or involve the Company that, in the opinion of management, could reasonably be expected to have a material adverse effect on its business and financial condition. For all periods presented, the Company was not a party to any pending material litigation or other material legal proceedings.

NOTE 15 —DISAGGREGATION OF REVENUE

Selected financial information of the Company’s operating revenue for disaggregated revenue purposes by revenue source are as follows: Product sales only represent sales to members, not third parties who are not members.

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Membership Fee	$-	$12,583
Product Sales	-	203
Food and Beverage	286,110	187,776
Total	$286,110	$200,562

NOTE 16 — CONCENTRATION RISK

The Company maintains cash balances at various financial institutions in different countries. These balances are usually secured by the central banks’ insurance companies. At times, these balances may exceed the insurance limits. As of March 31, 2024 and December 31, 2023, uninsured cash balances were $621,561 and $21,989,947, respectively.

F-20

Major Suppliers

For the three months ended March 31, 2024, five suppliers accounted for approximately over 80% of the Company’s total costs of revenue.

For the three months ended 31, 2023, five suppliers accounted for approximately over 62% of the Company’s total costs of revenue.

NOTE 17 — INVESTMENT IN ASSOCIATE & CONVERTIBLE NOTE RECEIVABLE, RELATED PARTY

Until February 20, 2024, the Company held an equity method investment in a related party, Ketomei, and also had a convertible note receivable with Ketomei. The following table shows the activity of the investment and note during the three months ended 2024.

	December 31, 2023	Additions	Loss on investment	Impairment	March 31, 2024
Investment in associate, related party	$-	$310,796	$(14,744)	$(296,052)	$-
Convertible note receivable, related party	-	(249,352)	-	249,352	-
Total	$-	$61,443	$(14,744)	$(46,699)	$-

	December 31, 2022	Additions	Loss on investment	Impairment	March 31, 2023
Investment in associate, related party	$155,369	$3,318	$(53,199)	$-	$105,488
Convertible note receivable, related party	198,125	20,554	-	-	218,679
Total	$353,494	$23,872	$(53,199)	$-	$324,166

During the year 2024, the Company impaired the investment in associate of $296,052 to $0, convertible note receivable of ($249,352) to $0 and goodwill of $323,864 to $0. Total impairment expenses was $366,192.

On February 20, 2024, the Company invested an additional $312,064 (SG$420,000) for an additional 38.41% ownership interest in Ketomei by converting $312,064 (SG$420,000) convertible loan. The loan was impaired at the year ended December 31, 2023, therefore, $312,064 (SG$420,000) was transferred from impairment of convertible loan to impairment of equity method investment. After this additional investment, the Company owns 55.65% of Ketomei’s outstanding shares and Ketomei is consolidated into the financial statements of HWH International Inc. beginning on February 20, 2024.

During the three months ended March 31, 2024, the Company held a convertible note receivable with SHRG. The following table shows the activity of the investment and note during the three months ended 2024.

	December 31, 2023	Additions	Unrealized Gain	March 31, 2024
Convertible note receivable, related party	$-	$250,000	$74,521	$324,521
Total	$-	$250,000	$74,521	$324,521

During the three months ended 2023, the Company revalued the convertible note receivable with SHRG of $250,000 to $324,521. The total $74,521 revaluated amount was booked in additional paid in capital as this was a related party transaction.

F-21

NOTE 19 – CHANGE IN FISCAL YEAR

In connection with Business Combination, SPAC changed its fiscal year from November 30 to December 31. SPAC has recently reported its audited financial statements on form 10-K for the year ended November 30, 2023. SPAC’s financial statement for one month of December 2023, that were not previously reported include expenses related to business combination, ordinary business expenses and investment income.

HWH INTERNATIONAL INC.

(Formerly known as Alset Capital Acquisition Corp.)
CONSOLIDATED BALANCE SHEETS

December 31,
2023
ASSETS
Current assets:
Cash	$280,398
Other current assets	100,000
Total current assets	380,398

Cash and marketable securities held in Trust Account	21,346,768
Total assets	$21,727,166

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$30,156
Extension Loan – Related Party	205,305
Total current liabilities	235,461

Deferred underwriting compensation	3,018,750
Total liabilities	3,254,211

Commitments and contingencies	-

Temporary equity:
Class A common stock subject to possible redemption; 1,976,036 shares (at approximately $10.35 per share) as of December 31, 2023	20,457,011

Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 473,750 issued and outstanding (excluding 1,976,036 shares subject to possible redemption) as of December 31, 2023	47
Class B common stock, $0.0001 par value; 5,000,000 shares authorized; 2,156,250 shares issued and outstanding as of December 31, 2023	216
Accumulated deficit	(1,984,319)
Total stockholders’ deficit	(1,984,056)
Total liabilities and stockholders’ deficit	$21,727,166

F-22

HWH INTERNATIONAL INC.

(Formerly known as Alset Capital Acquisition Corp.)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the One
Month Ended
December 31, 2023
EXPENSES
Administration fee - related party	$10,000
General and administrative	610,841
TOTAL EXPENSES	610,841

OTHER INCOME
Investment income earned on cash and marketable securities held in Trust Account	94,130
Other Income	155,763
TOTAL OTHER INCOME	249,893

Pre-tax loss	370,948

Income tax expense	-

Net loss	$370,948

NOTE 20 — SUBSEQUENT EVENT

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the filing date of our Form 10-Q for the three months ended March 31, 2024.

Meteora Settlement

Pursuant to a settlement agreement made with Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC (collectively, “Meteora”) as of April 11, 2024, the Company paid Meteora $200,000, and agreed that Meteora could retain $100,000 already paid to Meteora. This settlement agreement was entered into in connection with a subscription agreement entered into as of July 30, 2023, by and among the Company and Meteora.

Joint Venture

On April 25, 2024, the Company entered into a binding term sheet (the “Term Sheet”) through its subsidiary Health Wealth Happiness Pte Ltd. (“HWHPL”) outlining a joint venture with Chen Ziping, an experienced entrepreneur in the travel industry, and Chan Heng Fai Ambrose, HWH’s Executive Chairman, as a part of HWH’s strategy of building its travel business in Asia. The planned joint venture company (referred to here as the “JVC”) will be known as HapiTravel Holding Pte. Ltd. The JVC will be initially owned as follows: (a) HWHPL will hold 19% of the shares in the JVC; (b) Mr. Chan will hold 11%; and (c) the remaining 70% of the shares in the JVC are to be held by Mr. Chen.

Ideal Food & Beverage Pte. Ltd.

On March 14, 2024, the Company entered into a shares subscription agreement through its subsidiary Alset F&B Holding Pte. Ltd. (“F&BH”) to subscription of shares in Ideal Food & Beverage Pte. Ltd. (“IFBPL”) with the subscription of 19,000 shares constituting S$19,000 (and 19%) of the issued and paid-up capital of IFBPL. And due to the bank account of IFBPL was under opening procedure, the Company will pay it until the process was completed.

Credit Facility Agreement

On April 24, 2024, the Company entered into a Credit Facility Agreement (the “Agreement”) with Alset Inc., a Texas corporation and the Company’s indirect, majority stockholder (“Alset Inc.”), pursuant to which Alset Inc. has provided the Company a line of credit facility (the “Credit Facility”) which provides a maximum, aggregate credit line of up to $1,000,000.

Pursuant to the Agreement, the Company may request an advance (each, an “Advance”) on the Credit Facility. Each advance shall bear a simple interest rate of three percent (3%) per annum. Each Advance and all accrued but unpaid interest shall be due and payable at the first (1st) anniversary of the effective date of the Agreement. HWH may at any time during the term of the Agreement prepay a portion or all amounts of its indebtedness without penalty. Each advance shall not be secured by a lien or other encumbrance on any HWH assets, but shall be solely a general unsecured debt obligation of HWH.

F-23

HWH International Inc.

(Formerly known as Alset Capital Acquisition Corp.)

CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2023 and 2022

F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

HWH International Inc. (formerly known as Alset Capital Acquisition Corp.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HWH International Inc. (formerly known as Alset Capital Acquisition Corp.) and its subsidiary (collectively, (the “Company”)) as of November 30, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2023 and 2022, and the results of their operations and their cash flows for the years ended November 30, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has no operating income, working capital deficit and negative cash flow from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2021.

Houston, Texas

February 28, 2024

F-25

HWH INTERNATIONAL INC.

(Formerly known as Alset Capital Acquisition Corp.)
CONSOLIDATED BALANCE SHEETS

	November 30, 2023	November 30, 2022
ASSETS
Current assets:
Cash	$585,654	$1,172,581
Due from Sponsor	-	13,000
Other current assets	117,500	9,043
Total current assets	703,154	1,194,624

Cash and marketable securities held in Trust Account	21,252,639	88,102,610
Total assets	$21,955,793	$89,297,234

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$632,270	$376,541
Extension Loan – Related Party	205,305	-
Total current liabilities	837,575	376,541

Deferred underwriting compensation	3,018,750	3,018,750
Total liabilities	3,856,325	3,395,291

Commitments and contingencies (Note 6):	-	-

Temporary equity:
Class A common stock subject to possible redemption; 1,976,036 and 8,625,000 shares (at approximately $10.35 and $10.20 per share) as of November 30, 2023 and November 30, 2022, respectively	20,457,011	87,934,212

Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 473,750 issued and outstanding (excluding 1,976,036 and 8,625,000 shares subject to possible redemption) as of November 30, 2023 and November 30, 2022, respectively	47	47
Class B common stock, $0.0001 par value; 5,000,000 shares authorized; 2,156,250 shares issued and outstanding as of November 30, 2023 and November 30, 2022, respectively	216	216

Additional paid-in capital	-	-
Accumulated deficit	(2,357,806)	(2,032,532)
Total stockholders’ deficit	(2,357,543)	(2,032,269)
Total liabilities and stockholders’ deficit	$21,955,793	$89,297,234

The accompanying notes are an integral part of these consolidated financial statements.

F-26

HWH INTERNATIONAL INC.

(Formerly known as Alset Capital Acquisition Corp.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year	For the Year
	Ended	Ended
	November 30, 2023	November 30, 2022
EXPENSES
Administration fee - related party	$120,000	$100,000
General and administrative	1,124,516	589,646
TOTAL EXPENSES	1,244,516	689,646

OTHER INCOME
Investment income earned on cash and marketable securities held in Trust Account	2,215,619	990,110
TOTAL OTHER INCOME	2,215,619	990,110

Pre-tax income	971,103	300,464

Income tax expense	(422,230)	(186,923)

Net income	$548,873	$113,541

Weighted average number of shares of Class A common stock outstanding, basic and diluted	5,218,670	7,478,425
Basic and diluted net income per share of Class A common stock	$0.07	$0.01

Weighted average number of shares of Class B common stock outstanding, basic and diluted	2,156,250	2,156,250
Basic and diluted net income per share of Class B common stock	$0.07	$0.01

The accompanying notes are an integral part of these consolidated financial statements.

F-27

HWH INTERNATIONAL INC.

(Formerly known as Alset Capital Acquisition Corp.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED NOVEMBER 30, 2023 AND 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at November 30, 2021	-	$-	2,156,250	$216	$24,784	$(5,000)	$20,000

Issuance of Shares at Initial Public Offering	8,625,000	863	-	-	86,249,137	-	86,250,000

Deferred underwriting compensation	-	-	-	-	(3,018,750)	-	(3,018,750)

Sale of Private Placement Units	473,750	47	-	-	4,737,453	-	4,737,500

Underwriter’s fees and other issuance costs	-	-	-	-	(2,200,348)	-	(2,200,348)

Remeasurement of Class A common stock to redemption value	(8,625,000)	(863)	-	-	(87,111,637)	-	(87,112,500)

Class A Common Stock Measurement Adjustment	-	-	-	-	1,319,361	(1,319,361)	-

Remeasurement of Class A common stock subject to possible redemption to redemption amount	-	-	-	-	-	(821,712)	(821,712)

Net income	-	-	-	-	-	113,541	113,541

Balance at November 30, 2022	473,750	$47	2,156,250	$216	$-	$(2,032,532)	$(2,032,269)

Remeasurement of Class A common stock subject to possible redemption to redemption amount	-	-	-	-	-	(668,842)	(668,842)

Additional amount deposited into trust for loan extension	-	-	-	-	-	(205,305)	(205,305)

Net income	-	-	-	-	-	548,873	548,873

Balance at November 30, 2023	473,750	$47	2,156,250	$216	$-	$(2,357,806)	$(2,357,543)

The accompanying notes are an integral part of these consolidated financial statements.

F-28

HWH INTERNATIONAL INC.

(Formerly known as Alset Capital Acquisition Corp.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	November 30, 2023	November 30, 2022
Cash Flows from Operating Activities:
Net income	$548,873	$113,541
Adjustments to reconcile net income to net cash used in operating activities:
Investment income earned on cash and marketable securities held in Trust Account	(2,215,619)	(990,110)
Formation and organization costs paid by related parties	-	5,000
Changes in operating assets and liabilities:
Other current assets	(108,457)	(9,043)
Accounts payable and accrued expenses	255,729	366,541
Net Cash Used in Operating Activities	(1,519,474)	(514,071)

Cash Flows from Investing Activities:
Due from Sponsor	13,000	(13,000)
Cash withdrawn from Trust Account for taxes	919,547	-
Cash withdrawn form Trust Account for redemptions	68,351,348	-
Cash deposited into Trust Account	(205,305)	(87,112,500)
Net Cash Provided By (Used in) Investing Activities	69,078,590	(87,125,500)

Cash Flows from Financing Activities:
Proceeds from sale of Units in Public Offering, net of underwriting fee	-	84,525,000
Repayment of Class A Common Stock	(68,351,348)	-
Proceeds from sale of Private Placement Units	-	4,737,500
Proceeds from extension loan	205,305	-
Proceeds from related party advances	33,475	-
Repayment of related party advances	(33,475)	(211,153)
Payment of offering costs	-	(289,195)
Net Cash (Used in) Provided by Financing Activities	(68,146,043)	88,762,152

Net change in cash	(586,927)	1,122,581
Cash at beginning of the year	1,172,581	50,000
Cash at end of the year	$585,654	$1,172,581

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ commissions charged to temporary equity in connection with the Initial Public Offering	$-	$3,018,750
Class A Common Stock measurement adjustment	$-	$1,319,361
Initial classification of Class A Common Stock subject to redemption	$-	$87,112,500
Remeasurement of Class A Common Stock subject to redemption	$668,842	$821,712
Extension funds attributable to common stock subject to redemption	$205,305	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-29

HWH INTERNATIONAL INC.

(Formerly known as Alset Capital Acquisition Corp.)

Notes to the CONSOLIDATED financial statements

FOR THE YEARS ENDED NOVEMBER 30, 2023 AND 2022

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

HWH International Inc. (the “Company”) was incorporated in Delaware on October 20, 2021 under the name Alset Capital Acquisition Corp. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company consummated the Business Combination on January 9, 2024 and changed its name from Alset Capital Acquisition Corp. to HWH International Inc. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of November 30, 2023, the Company has not commenced any operations. All activity for the period from October 20, 2021 (inception) through November 30, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below and the pursuit of a suitable acquisition candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected November 30 as its fiscal year end, which upon closing of Business Combination on January 9, 2024 has automatically changed to December 31.

On September 9, 2022, the Company entered into an agreement and plan of merger (the “Merger Agreement”) by and among the Company, HWH International Inc., a Nevada corporation (“HWH”) and HWH Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”). The Company and Merger Sub are sometimes referred to collectively as the “ACAX Parties.” Pursuant to the Merger Agreement, a business combination between the Company and HWH was to be effected through the merger of Merger Sub with and into HWH, with HWH surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Upon the closing of the Merger (the “Closing”), the Company changed its name to “HWH International Inc.” Prior to the Closing, the board of directors of the Company (i) approved and declared advisable the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of the Company.

HWH is wholly–owned by Alset International Limited, a public company listed on the Singapore Exchange Securities Trading Limited. Alset International Limited is majority-owned and controlled by certain officers and directors of the Company and its sponsor. The Company’s sponsor is owned by Alset International Limited and Alset Inc.; Alset Inc. is the majority stockholder of Alset International Limited, and Chan Heng Fai, the Company’s Chairman is also the majority stockholder, Chairman and Chief Executive Officer of Alset Inc., and the Chairman and Chief Executive Officer of HWH and Alset International Limited. The Merger was consummated on January 9, 2024, following the receipt of the required approval by the shareholder of HWH and the satisfaction of certain other customary closing conditions. This transaction was approved by the stockholders of the Company at the Special Meeting of stockholders held on August 1, 2023.

The total consideration paid at Closing (the “Merger Consideration”) by the Company to the HWH shareholders was $125,000,000, and was paid in shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Common Stock”). The number of shares of the Company Common Stock to be paid to the shareholders of HWH as Merger Consideration will be 12,500,000. Refer to Note 9 – Subsequent Event.

The registration statement for the Company’s Initial Public Offering was declared effective on January 31, 2022. On February 3, 2022, the Company consummated the Initial Public Offering of 8,625,000 units (“Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $86,250,000, which includes the full exercise of the underwriters’ option to purchase an additional 1,125,000 Units generating additional gross proceeds to the Company of $11,250,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of 473,750 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in private placement to Alset Acquisition Sponsor, LLC (the “Sponsor”) generating gross proceeds to the Company in the amount of $4,737,500.

F-30

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.10 per Unit sold in the Initial Public Offering, including proceeds from the Private Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s Certificate of Incorporation. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. We have elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). The Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place. Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination.

If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its second amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

F-31

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company’s Amended and Restated Certificate of Incorporation of February 2, 2022 provided that if the Company had not completed a Business Combination within 12 months from the closing of Initial Public Offering (or 15 months if we had filed a proxy statement, registration statement or similar filing for an initial Business Combination within 12 months from the consummation of Initial Public Offering but had not completed the initial Business Combination within such 12-month period, or up to 21 months if we extend the period of time to consummate a Business Combination, at the election of the Company by two separate three month extensions, subject to satisfaction of certain conditions, including the deposit of up to $862,500 ($0.10 per unit in either case) for each three month extension, into the trust account, or as extended by the Company’s stockholders in accordance with our amended and restated certificate of incorporation), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-32

On May 1, 2023, the Company amended the Investment Management Trust Agreement (the “Trust Agreement”) with Wilmington Trust, National Association, a national banking association (“Wilmington Trust”), which was entered into on January 31, 2022 and on May 2, 2023 the Company filed an Amendment to the Amended and Restated Certificate of Incorporation. The Trust Agreement and Amended and Restated Certificate of Incorporation are now amended, in part, so that the Company’s ability to complete a business combination may be extended in additional increments of one month up to a total of twenty-one (21) additional months from the closing date of the Offering, subject to the payment into the trust account by the Company of one-third of 1% of the funds remaining in the trust account following any redemptions in connection with the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation.

In connection with the Special Meeting on May 1, 2023, Class A Common Stock stockholders redeemed 6,648,964 shares for approximately $68.4 million held in the Trust Account.

During the year ended November 30, 2023, the Company withdrew $919,547 from the Trust account. $706,490 of these funds were used to pay income and franchise taxes. $213,057 remain in the Company’s bank account for future taxes and dissolution expenses.

Going Concern and Management’s Plan

The Company expects to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial business combination, at the earliest. In addition, the Company expects to have negative cash flows from operations as it pursues an initial business combination target. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination.

On January 9, 2024, the Company consummated the business combination (the “Closing”) contemplated by the previously announced Agreement and Plan of Merger, dated as of September 9, 2022 (the “Merger Agreement”). The Company’s common stock commenced trading on the Nasdaq Global Market LLC under the ticker symbol “HWH” on January 9, 2024, and the Company’s warrants are expected to commence trading under the symbol “HWHW” at a later date.

The Company has incurred continuing losses from its operations and has a working capital deficit $134,421 as of November 30, 2023. The Company has no operating income and incurs continuing operating expenses. There are no assurances the Company will be able to raise capital on acceptable terms or that cash flows generated from its operations will be sufficient to meet its current operating costs. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its business, which could harm its financial condition and operating results.

These conditions raise substantial doubt about the Company’s ability to continue ongoing operations. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

F-33

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $585,654 and $1,172,581 as of November 30, 2023 and November 30, 2022, respectively. The Company had no cash equivalents as of November 30, 2023 and November 30, 2022.

F-34

Investments held in Trust Account

At November 30, 2023 and 2022, the Company had approximately $21.3 million and $88.1 million, respectively, in investments in treasury securities held in the Trust Account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, Offering Costs. Offering costs of $475,348 consist principally of costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriter’s discount of $4,743,750, were allocated between temporary equity, the Public Warrants and the Private Units in a relative fair value method upon completion of the Initial Public Offering.

Class A common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to possible redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at November 30, 2023 and 2022, the Class A common stock subject to possible redemption in the amount of $20,457,011 and $87,934,212, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net income per share

Net income (loss) per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Earnings and losses are shared pro rata between the two classes of shares. The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted earnings per common stock are the same as basic earnings per ordinary share for the periods presented.

The following tables reflects the calculation of basic and diluted net income (loss) per common share:

	For the Year Ended November 30, 2023
	Class A	Class B
Basic and diluted net income per share of common stock
Numerator:
Allocation of net income	$388,396	$160,477
Denominator:
Basic and diluted weighted average shares outstanding	5,218,670	2,156,250

Basic and diluted net income per share of common stock	$0.07	$0.07

F-35

	For the Year Ended November 30, 2022
	Class A	Class B
Basic and diluted net income per share of common stock
Numerator:
Allocation of net income	$88,130	$25,357
Denominator:
Basic and diluted weighted average shares outstanding	7,478,425	2,156,250

Basic and diluted net income per share of common stock	$0.01	$0.01

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of November 30, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Inflation Reduction Act (“IR Act”) was enacted on August 16, 2022. The IR Act includes provisions imposing a 1% excise tax on share repurchases that occur after December 31, 2022 and introduces a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income. The CAMT will be effective for us beginning in fiscal 2024. We currently are not expecting the IR Act to have a material adverse impact to our consolidated financial statements.

Delaware Franchise Tax

Delaware, where the Company is incorporated, imposes a franchise tax that applies to most business entities that are formed or qualified to do business, or which are otherwise doing business, in Delaware. Delaware franchise tax is based on authorized shares or on assumed par and non-par capital, whichever yields a lower result. Under the authorized shares method, each share is taxed at a graduated rate based on the number of authorized shares. During years ended November 30, 2023 and 2022 the company incurred $205,000 and $168,398 in Delaware franchise tax respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

The Company had uninsured cash of $335,654 and $922,581 as of November 30, 2023, and November 30, 2022, respectively.

F-36

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 7,500,000 Units at a price of $10.00 per Unit generating gross proceeds to the Company in the amount of $75,000,000. Each Unit consists of one share of Class A common stock, one-half of one redeemable warrant (“Public Warrant”) and one right. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). Each right entitles the holder thereof to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of an initial Business Combination.

On February 3, 2022, the underwriters purchased an additional 1,125,000 Units pursuant to the full exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $11,250,000.

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 440,000 Private Placement Units at a price of $10.00 per Private Placement Unit generating gross proceeds in the amount of $4,400,000. In connection with the full exercise of the over-allotment option, the Sponsor purchased an additional 33,750 Private Placement Units at a purchase price of $10.00 per Unit for total gross proceeds of $337,500. Each Private Placement Unit is comprised of one Class A common share, one-half of one warrant and one right. Each private placement right entitles the holder thereof to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of an initial Business Combination. Each whole private placement warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

F-37

NOTE 5 — RELATED PARTIES

Founder Shares

On November 8, 2021, the Sponsor received 2,156,250 shares of the Company’s Class B common stock (the “Founder Shares”) for $25,000. The Founder Shares include an aggregate of up to 281,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, to approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (excluding the placement units and underlying securities). In connection with the exercise of the underwriters’ overallotment option, these shares are no longer subject to forfeiture.

The holder of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On November 8, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) May 8, 2022, or (ii) the consummation of the Initial Public Offering. As of November 30, 2023 and November 30, 2022, there was no amount outstanding under the Promissory Note.

Advances from Related Party

The Sponsor paid certain offering costs on behalf of the Company and advanced working capital to the Company. These advances are due on demand and are non-interest bearing. During the year ended November 30, 2022, the Sponsor paid a total of $75,000 of offering and operating costs on behalf of the Company. During the year ended November 30, 2022, the Company repaid the outstanding balance of $211,153. During the year ended November 30, 2023, the Sponsor paid a total of $33,475 of operating costs on behalf of the Company. During the year ended November 30, 2023, the Company repaid the outstanding balance. As of November 30, 2023 and November 30, 2022, $0 and $0 was due to the related party, respectively.

General and Administrative Services

Commencing on the date the Units are first listed on the Nasdaq, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 24 months. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the years ended November 30, 2023 and 2022, the Company recorded charges of $120,000 and $100,000, respectively, to the statement of operations pursuant to the agreement.

F-38

Related Party Loans

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of November 30, 2023 and 2022, there were no amounts outstanding under the Working Capital Loans.

Extension Loan

On May 1, 2023, the Company amended the Investment Management Trust Agreement (the “Trust Agreement”) with Wilmington Trust, National Association, a national banking association (“Wilmington Trust”), which was entered into on January 31, 2022 and on May 2, 2023 the Company filed an Amendment to the Amended and Restated Certificate of Incorporation. The Trust Agreement and Amended and Restated Certificate of Incorporation are now amended, in part, so that the Company’s ability to complete a business combination may be extended in additional increments of one month up to a total of twenty-one (21) additional months from the closing date of the Offering, subject to the payment into the trust account by the Company of one-third of 1% of the funds remaining in the trust account following any redemptions in connection with the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation. The Sponsor has funded the first 30-day extension payment on May 3, 2023 and made subsequent extension payments on June 5th and July 6th totaling $205,305 payments during the year ended on November 30, 2023. The Sponsor is entitled to the repayment of these extension payments, without interest. If the Company completes its initial Business Combination, it will, at the option of the Sponsor, repay the extension payments out of the proceeds of the Trust Account released to it or issue securities of the Company in lieu of repayment. As of November 30, 2023 and 2022 there was $205,305 and $0, respectively, outstanding under the extension loan.

Due from Sponsor

Due from sponsor was $0 and $13,000 at November 30, 2023 and November 30, 2022, respectively and represents expenses paid by the Company on behalf of the Sponsor.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On February 3, 2022, the underwriters elected to fully exercise their over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $11,250,000.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $1,725,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $ $3,018,750 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

F-39

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of November 30, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of November 30, 2023 and 2022, there were 473,750 shares of Class A common stock issued and outstanding, respectively, (excluding 1,976,036 and 8,625,000, respectively, shares of the Class A Common Stock subject to possible redemption that were classified as temporary equity in the accompanying balance sheets).

Class B Common Stock — The Company is authorized to issue 5,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of November 30, 2023 and 2022, there were 2,156,250 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as otherwise required by law. In connection with our initial Business Combination, we may enter into a stockholders’ agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those that were in effect upon completion of the Initial Public Offering.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, to 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (excluding the placement units and underlying securities).

Rights - Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded to the nearest whole share or otherwise addressed in accordance with Section 155 of the Delaware General Corporation Law, as further described herein. We will make the determination of how we are treating fractional shares at the time of our initial Business Combination and will include such determination in the proxy materials we will send to stockholders for their consideration of such initial Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

F-40

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination being declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering except the Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

F-41

NOTE 8 — INCOME TAXES

The Company’s deferred tax assets are as follows at November 30, 2023 and 2022:

	November 30, 2023	November 30, 2022
Deferred tax asset
Net operating loss	$-	$-
Startup/organizational costs	327,760	241,940
Total deferred tax asset	327,760	241,940
Valuation allowance	(327,760)	(241,940)
Deferred tax asset, net of allowance	$-	$-

The income tax provision (benefit) consists of the following for the year November 30, 2023 and November 30, 2022:

	November 30, 2023	November 30, 2022
Federal
Current	$422,230	$186,923
Deferred	-	-
State and Local
Current	-	-
Deferred	-	-
Income tax provision / (benefit)	$422,230	$186,923

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended November 30, 2023 and 2022, the change in the valuation allowance was $203,935 and $123,825, respectively.

A reconciliation of the statutory tax rate to the Company’s effective tax rates for the year ended November 30, 2023 and 2022:

	Year Ended November 30, 2023	Year Ended November 30, 2022
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal tax benefit	-	-
Other	1.48	-
Change in valuation allowance	21.00	41.21
Income tax provision (benefit)	43.48%	62.21%

NOTE 9 — SUBSEQUENT EVENT

On January 9, 2024, the Company announced the completion of its previously announced business combination. In connection with the Business Combination, Alset changed its name from Alset Capital Acquisition Corp. to HWH International Inc.

As a result of the Business Combination, each share of Class A common stock was cancelled and converted into shares of the Company’s common stock, on the terms set forth in the Merger Agreement, dated September 9, 2022. Pursuant to the terms of the Merger Agreement, the aggregate number of shares of Company common stock that was delivered as consideration in the Business Combination was 12,500,000 shares.

Also, as a result of the Business Combination, each outstanding share of Class B common stock, with par value of $0.0001 per share, of Alset (the “Class B Common Stock”), automatically converted into one share of Class A common stock, with $0.0001 par value per share, of Alset (the “Class A Common Stock”), and then subsequently converted into one share of Company common stock.

In lieu of the Company tendering the full amount of Deferred Underwriting Commission, the Company and EF Hutton entered into the Satisfaction Agreement, pursuant to which EF Hutton accepted a combination of $325,000 in cash (the “Cash Payment”) upon the closing of the business combination, 149,443 shares of the Company’s common stock (the “Shares”) and a $1,184,375 promissory note (the “Promissory Note”) as full satisfaction of the Deferred Underwriting Commission.

1,942,108 shares of the Company’s common stock were redeemed in connection with the Business Combination at a redemption price of $10.66 per share. Following the Business Combination, 909,875 new shares of the Company’s common stock were issued in connection with the conversion of rights into HWH common shares.

F-42

HWH International Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended

December 31, 2023 and 2022

F-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

HWH International Inc. and Subsidiaries

Bethesda, Maryland

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of HWH International Inc. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Consolidated Financial Statements

As discussed in Note 3 to the consolidated financial statements, the 2022 consolidated financial statements have been restated to correct certain misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2022.

Jericho, New York

March 25, 2024

F-44

HWH International Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022 (as restated)
ASSETS

Current Assets
Cash	$878,803	$1,651,088
Accounts Receivable, net	28,611	9,070
Inventory	1,977	34,126
Other receivables	41,203	35,717
Convertible note receivable - related party	-	198,125
Prepaid expenses	6,862	17,828
Total Current Assets	$957,456	$1,945,954

Non-Current Assets
Property and Equipment, net	$129,230	$166,338
Investment in associate, related party	-	155,369
Deposits	298,324	305,036
Operating lease right-of-use assets, net	598,508	973,069
Total Non-Current Assets	$1,026,062	$1,599,812

TOTAL ASSETS	$1,983,518	$3,545,766

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$137,199	$60,771
Accrued commissions	85,206	143,383
Due to related parties, net	2,118,495	1,663,668
Operating lease liabilities - Current	429,687	419,303
Deferred revenue	-	21,198
Total Current Liabilities	$2,770,587	$2,308,323

Non-Current Liabilities
Operating lease liabilities - Non-current	$182,380	$559,330
Total Non-Current Liabilities	$182,380	$559,330

Commitments and Contingencies

Stockholders’ (Deficit) Equity
Preferred stock, US$0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	$-	$-
Common stock, US$.001 par value; 500,000,000 shares authorized; 10,000 shares issued and outstanding as of December 31, 2023, and 50,000,000 shares authorized; 10,000 shares issued and outstanding as of December 31, 2022	10	10
Accumulated other comprehensive loss	(197,040)	(200,039)
(Accumulated deficit) Retained earnings	(781,085)	873,306
Total HWH International Inc. Stockholders’ (deficit) equity	$(978,115)	$673,277
Non-controlling interests	8,666	4,836
Total Stockholders’ (Deficit) Equity	(969,449)	678,113

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$1,983,518	$3,545,766

The accompanying notes are an integral part of these consolidated financial statements.

F-45

HWH International Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31, 2023	Year Ended December 31, 2022 (As restated)

Revenues:
- Membership	$12,293	$751,452
- Non-membership	818,226	451,438
Total Revenue	$830,519	$1,202,890

Cost of revenues
- Membership	$(13,827)	$(523,243)
- Non-membership	(320,998)	(165,122)
Total Cost of revenue	$(334,825)	$(688,365)

Gross profit	$495,694	$514,525

Operating expenses
General and administrative expenses	$(1,874,528)	$(1,471,898)
Impairment of convertible note receivable – related party, and investment in associate, related party	(493,898)	-
Total operating expenses	$(2,368,426)	$(1,471,898)

Other income (expense)
Other income	$187,282	$146,711
Unrealized gain (loss) on related party transactions	68,787	(29,551)
Loss on equity method investment, related party	(33,898)	(100,949)
Total Other Income	$222,171	$16,211

Loss before provision for income taxes	$(1,650,561)	$(941,162)

Provision for income taxes	-	-

Net loss	$(1,650,561)	$(941,162)

Less: Net income attributable to the non-controlling interests	$3,830	$4,836

Net loss attributable to common shareholders	$(1,654,391)	$(945,998)

Other Comprehensive Income, Net of Tax:
Foreign currency translation adjustments	$2,999	$19,608
Total Other Comprehensive Income, Net of Tax:	$2,999	$19,608

Comprehensive Loss	$(1,651,392)	$(926,390)

Weighted average number of shares of common stock outstanding - basic and diluted	10,000	10,000

Net loss per common share - basic and diluted	$(165.44)	$(94.60)

The accompanying notes are an integral part of these consolidated financial statements.

F-46

HWH International Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	Common stock (shares)	Common stock (amount)	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total HWH Int’l Inc. Stockholders’ equity (deficit)	Non-controlling interests	Total Stockholders’ equity (deficit)

Balances at December 31, 2021	10,000	$10	$(219,647)	$1,819,304	$1,599,667	$-	$1,599,667

Net loss (as restated)				(945,998)	(945,998)	4,836	(941,162)
Foreign currency translation adjustment			19,608	-	19,608		$19,608

Balances at December 31, 2022 (as restated)	10,000	$10	$(200,039)	$873,306	$673,277	$4,836	$678,113

Net loss	-	-		(1,654,391)	(1,654,391)	3,830	(1,650,561)
Foreign currency translation adjustment	-	-	2,999	-	2,999	-	2,999

Balances at December 31, 2023	10,000	$10	$(197,040)	$($781,085)	$(978,115)	$8,666	$(969,449)

The accompanying notes are an integral part of these consolidated financial statements.

F-47

HWH International Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31, 2023	Year Ended December 31, 2022 (as restated)
Cash flows from operating activities:
Net loss	$(1,650,561)	$(941,162)

Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized (gain) loss on related party transactions	(68,787)	29,551
Loss on equity method investment, related party	33,898	100,949
Depreciation expense	58,006	33,867
Non-cash lease expense	509,340	356,556
Impairment of convertible note receivable – related party, and investment in associate, related party	493,898	-
Inventory written off expenses	30,753	-

Change in operating assets and liabilities:
Receivable from related party	(13,973)	83,233
Convertible note receivable - related party	(165,643)	(121,403)
Other receivables	89,900	67,175
Prepaid commissions	6,651	294,700
Deposits	1,008	(81,934)
Inventory	184	10,566
Accounts payable and accrued expenses	70,669	48,223
Accrued commissions	(54,247)	36,615
Income tax payable	-	(36,134)
Value added tax withheld	(98,223)	(82,981)
Deferred revenue	(20,814)	(641,029)
Operating Lease Liabilities	(508,018)	(365,324)
Net cash used in operating activities	$(1,285,959)	$(1,208,532)

Cash flows from investing activities:
Purchases of property and equipment	$(14,574)	$(166,855)
Investment in an associate	-	(256,318)
Net cash used in investing activities	$(14,574)	$(423,173)

Cash flows from financing activities:
Advance from related parties	$526,323	$718,671
Net cash provided by financing activities	$526,323	$718,671

Net (decrease) in cash	(774,210)	(913,034)
Effects of foreign exchange rate on cash	1,925	(86,692)
Cash at beginning of year	1,651,088	2,650,814
Cash at end of year	$878,803	$1,651,088

Supplemental disclosure of non-cash investing and financing activities
Initial recognition of operating lease right-of-use asset and liability	$125,331	$1,134,004

The accompanying notes are an integral part of these consolidated financial statements.

F-48

HWH International Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations

HWH International Inc. (“HWH”) and its consolidated subsidiaries (collectively, the “Company”) operate a food and beverage (“F&B”) business in Singapore and South Korea. The Company operates a membership model in which individuals pay an upfront membership fee to become members. As members, these individuals receive discounted access to products and services offered by the Company’s affiliates. Previously, the Company had approximately 9,000 members, primarily in South Korea. Currently, this membership business has been temporarily suspended.

A reorganization of the Company’s legal entity structure was completed in July 2022. The reorganization involved the incorporation of HWH in March 2022 and the acquisition of companies under common control, F&B Holding Pte. Ltd. and F&B One Pte. Ltd in July 2022, as wholly owned subsidiaries of HWH. HWH is wholly-owned by Alset International Limited, a public company listed on the Singapore Exchange Securities Trading Limited. In the transactions under common control, financial statements and financial information were presented as of the beginning of the period as though the assets and liabilities had been transferred at that date.

The following chart describes the Company’s ownership of various subsidiaries:

F-49

The Company mainly focused on the F&B business in 2023. During the years ended December 31, 2023, and 2022, substantially all of the Company’s business was generated by its wholly owned subsidiaries, 2% and 63% from HWH World Inc. (“HWH Korea”) and 98% and 37% from F&B business respectively; 49% and 28% from Alset F&B One Pte. Ltd (“F&B1”), 6% and 2% from Hapi Café Korea Inc.(“HCKI”), 22% and 7% from Hapi Café SG Pte. Ltd. (“HCSGPL”) and 21% and 0% from Alset F&B (PLQ) Pte. Ltd. (“F&BPLQ”). HWH Korea was incorporated in the Republic of Korea (“South Korea”) on May 7, 2019. HWH Korea is in the business of sourcing and distributing dietary supplements and other health products through its network of members in South Korea. HWH Korea generates product sales via its direct sale model as products are sold to its members. Through the use of a Hapi Gig platform that combines e-commerce, social media, and a customized rewards system, HWH Korea equips, trains, and empowers its members. F&B1 was incorporated in Singapore on April 10, 2017, HCSGPL was incorporated in Singapore on April 4, 2022, and F&BPLQ was incorporated in Singapore on November 11, 2022. F&B1, HCSGPL, and F&BPLQ are in the F&B business in Singapore.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements and related notes include all the accounts of the Company and its wholly owned subsidiaries. They have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

Functional and Reporting Currency

The functional and reporting currency of the Company is the United States dollar (“$”). The financial records of the Company’s subsidiaries located in South Korea, Singapore, Hong Kong, and Malaysia are maintained in their local currencies, the Korean Won (₩) Singapore Dollar (S$) Hong Kong Dollar (HK$) and Malaysian Ringgit (MYR), which are also the functional currencies of these entities.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Estimates are used in determining, among other items, allowance for credit losses, inventory reserve, income taxes and contingencies. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, for assets and liabilities measured at fair value on a recurring basis. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions

For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying values reported in balance sheets for current assets and liabilities approximate their estimated fair market values based on the short-term maturity of these instruments.

F-50

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. There were no cash equivalents as of December 31, 2023 and 2022.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method and includes all costs in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale. As of December 31, 2023 and 2022, inventory consisted of finished goods procured from suppliers. The Company continuously evaluates the need for reserve for obsolescence and possible price concessions required to write-down inventory to its net realizable value. The Company determined that total inventory with original cost of $30,753 requires write off and recorded it in the cost of revenue (non-membership) for the year ended December 31, 2023.

Leases

The Company follows FASB ASC Topic 842 in accounting for its operating lease right-of-use assets and operating lease liabilities. At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Company assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all of the economic benefits from the use of the asset and whether it has the right to control the use of the asset. The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term.

Right-of-use of assets

The right-of-use of asset is measured at cost, which comprises the amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Lease liabilities

Lease liability is measured at the present value of the outstanding lease payments at the commencement date, discounted using the Company’s incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise mainly of fixed lease payments.

Short-term leases and leases of low value assets

The Company has elected to not recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. Lease payments associated with these leases are expensed as incurred.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, less depreciation. Repairs and maintenance are expensed as incurred. Expenditures incurred as a consequence of acquiring or using the asset, or that increase the value or productive capacity of assets are capitalized. When property and equipment is retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in statement of operations. Depreciation is computed by the reducing balance method (after considering their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Office Equipment	3 – 5 years
Furniture and Fittings	3 – 5 years
Kitchen Equipment	3 – 5 years
Operating Equipment	3 – 5 years
Leasehold Improvements	Shorter of lease life or asset life

F-51

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Deposit:

Deposit represents mostly rental deposit paid for the office used.

Revenue Recognition

ASC 606 – Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services. The provisions of ASC 606 include a five-step process by which the determination of revenue recognition, depicting the transfer of goods or services to customers in amounts reflecting the payment to which the Company expects to be entitled in exchange for those goods or services. ASC 606 requires the Company to apply the following steps:

 (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, performance obligations are satisfied.

The Company generates its revenue primarily from membership fees, product sales and F&B business.

Membership Fee: The Company collects an annual membership fee from its members. The fee is fixed, paid in full at the time upon joining the membership and is not refundable. The Company’s performance obligation is to provide its members the right to (a) purchase products from the Company, (b) access to certain back-office services, (c) receive commissions and (d) attend corporate events. The associated performance obligation is satisfied over time, generally over the term of the membership agreement which is for a one-year period. The Company recognizes revenue from membership fee over the one-year period of the membership.

Product Sales: The Company’s performance obligation is to transfer ownership of its products to its Members. The Company generally recognizes revenue when product is delivered to its members. Revenue is recorded net of applicable taxes, allowances, refund or returns. The Company receives the net sales price in cash or through credit card payments at the point of sale.

If any member returns a product to the Company on a timely basis, they may obtain a replacement product from the Company for such returned products. We do not have buyback program. However, when the customer requests a return and management decides that the refund is necessary, we initiate the refund after deducting all the benefits that a member has earned. The returns are deducted from our sales revenue on our financial statements. Allowances for product and membership returns are provided at the time the sale is recorded. This accrual is based upon historical return rates for each country and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale. Product and membership returns for the years ended December 31, 2023 and 2022 were approximately $1,183 and $41,755, respectively. The table below represents a breakout of the returns related to product sales and the returns related to memberships:

	Returns
	Membership	Products	Total
	$	$	$

December 31, 2022	41,755	-	41,755
December 31, 2023	-	1,183	1,183

F-52

Food and Beverage: The revenue received from Food and Beverage business for the years ended December 31, 2023 and 2022 were $ 817,761 and $ 449,239 respectively.

Deferred Revenue

The Company records all unearned revenue from membership sales as deferred revenue. Deferred revenue was $0 as of December 31, 2023. Deferred revenue of $21,198 as of December 31, 2022 consisted of unearned membership fee of $21,198.

Contract assets and liabilities

Below is a summary of the beginning and ending balances of the Company’s contract assets and liabilities as of December 31, 2023 and 2022.

Prepaid Sales Commission	December 31, 2023	December 31, 2022

Balances at the beginning of the year	$6,839	$319,649
Movement for the year	(6,839)	(312,810)
Balances at the end of the year	$0	$6,839

Deferred Revenue	December 31, 2023	December 31, 2022

Balances at the beginning of the year	$21,198	$700,385
Movement for the year	(21,198)	(679,187)
Balances at the end of the year	$0	$21,198

Value-added Tax

The Company is obligated to pay value-added tax (“VAT”), among other things, on its inventory purchase as well as its rent payments and payment of professional fees. As of December 31, 2023 and 2022, included in other receivables was VAT paid of $37,179 and $32,607, respectively, due primarily to the purchase of inventory and payment of rents and accounting fees.

F-53

Cost of revenue

Cost of revenue is consisted of the cost of procuring finished goods from suppliers and related shipping and handling fees from 3rd parties money platform, contractor fees for part-time staff, franchise commission and sales commission from membership business.

Below is a breakdown of the Company’s cost of revenue for the years ended December 31, 2023 and 2022.

December 31, 2023	Total

Finished goods	$151,703
Related shipping	9,346
Handling fee	22,629
Contractor fee	30,977
Franchise commission	18,428
Sales commission	13,827
Inventory written off	30,753
Depreciation	57,162
Total of Cost of revenue	$334,825

December 31, 2022

Finished goods	$97,058
Related shipping	10,376
Handling fee	10,945
Contractor fee	18,568
Franchise commission	17,624
Sales commission	501,483
Depreciation	32,311
Total of Cost of revenue	$688,365

Shipping and Handling Fees

The Company utilizes the practical expedient under ASC 606-10-25-18B to account for its shipping and handling as fulfillment activities, and not a promised service (a revenue element). Shipping and handling fees are included in costs of revenue within the statements of operations.

Commission Expense

The Company compensates its sales leaders with leadership incentives for services rendered, relating to the development, retention, and management of their sales organizations. Leadership incentives are payable based on achieved sales volume, which are recorded in cost of revenue. Member will get 25% commission of the membership fee income if the member successfully refers a new member to subscribe to the membership. The commission will be payable after the referee’s membership is confirmed and been paid by the new member.

F-54

Advertising Expenses

Costs incurred for advertising the Company’s products are charged to operations as incurred. Advertising expenses for the years ended December 31, 2023 and 2022 were $4,191 and $57,347, respectively.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred tax asset will not be realized. Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

The Company has not recorded any unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income taxes in income tax expense.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to the common shareholders by weighted average number of shares of common stock outstanding during the period. Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the years ended December 31, 2023 and 2022.

Non-controlling interests

Non-controlling interests represent the equity in a subsidiary not attributable, directly or indirectly, to owners of the Company, and are presented separately in the consolidated statements of operation and comprehensive income, and within equity in the Consolidated Balance Sheets, separately from equity attributable to owners of the Company.

On December 31, 2023 and 2022, the aggregate non-controlling interests in the Company were ($3,830) and ($4,836), respectively.

Liquidity and Capital Resources

In the year of 2023, we incurred a net loss, a loss from operations and negative cash flow from operations as we expanded our business of operating cafés and restructured our membership business.

Notwithstanding the above, the Company believes that the available cash in the Company’s bank accounts, anticipated cash from operations, and financing availability from related parties are sufficient to fund our operations for at least the next 12 months. The Company’s capital requirements for the planned expansion are based on, among other items, geographical specific property costs, team requirements, and marketing steps needed. Our expansion shall consist of plans to take over leases of existing Hapi Cafes we currently do not own, as we look to add Hapi Cafes over the next two (2) years. If we take over these existing leases, it will require a minimum investment for each lease we take over for each Hapi Café. Proceeds received as a result of the anticipated business combination, will allow us to seek these expansion plans. Depending on the amount of proceeds we raise as part of the anticipated business combination, we may or may not need or seek additional funding or alter our strategic growth plans after the business combination is effectuated. There is no guarantee that we will be able to execute on our plans as laid out above.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not contain any adjustments that might be required should the Company be unable to continue as a going concern.

The Company has obtained a letter of financial support from Alset International Limited and Alset Inc., a direct and indirect owner of the Company, respectively. Alset International Limited and Alset Inc. committed to provide any additional funding required by the Company and would not demand repayment through twelve months from the issuance of these consolidated financial statements.

F-55

Recently Adopted Accounting Pronouncement

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). The update provides guidance on the measurement of credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The amendment replaces the current incurred loss impairment approach with a methodology to reflect expected credit losses and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The Company adopted the provisions of this new accounting standard at the beginning of fiscal 2023 using the modified retrospective approach and did not have a material impact on its consolidated financial statements.

Note 3. Restatement of Prior Year Presentation

In preparing our 2023 consolidated financial statements, the Company identified certain misstatements. We have restated the 2022 consolidated financial statement to correct the errors. These restatements are summarized below.

Consolidated Statement of Operations and Other Comprehensive Loss for the Year Ended on December 31, 2022

	As Previously Reported	Restatement of Prior Year Presentation #	As Restated

Revenues:
- Membership	$751,452	$-	$751,452
- Non-membership	451,438	-	451,438
Total Revenue	$1,202,890	$-	$1,202,890

Cost of revenue
- Membership	$(523,243)	$-	$(523,243)
- Non-membership	(132,811)	(32,311)	(165,122)
Total Cost of revenue	$(656,054)	$(32,311)	$(688,365)

Gross profit	$546,836	$(32,311)	$514,525

Operating expenses:
General and administrative expenses	$(1,583,174)	$111,276	$(1,471,898)
Total operating expenses	$(1,583,174)	$111,276	$(1,471,898)

Other income (expense)
Other income	$147,209	$(498)	$146,711
Unrealized (loss) on related party transactions	-	(29,551)	(29,551)
Loss on equity method investment, related party	-	(100,949)	(100,949)
Total Other Income	$147,209	$(130,998)	$16,211

Loss before provision for income taxes	$(889,129)	$(52,033)	$(941,162)

Provision for income taxes	-	-	-

Net loss	$(889,129)	$(52,033)	$(941,162)

Less: Net (loss) income attributable to non-controlling interests	(4,836)	9,672	4,836
Net loss attributable to common stockholders	(884,293)	(61,705)	(945,998)

Other Comprehensive Income, Net of Tax:
Foreign exchange translation adjustment	24,444	(4,836)	19,608
Total Other Comprehensive Income, Net of Tax:	$24,444	$(4,836)	$19,608

Comprehensive (loss):	$(859,849)	$(66,541)	$(926,390)

Weighted average number of shares of common stock outstanding - basic and diluted	10,000	10,000	10,000
Net loss per common share - basic and diluted	(88.43)	(6.17)	(94.60)

# Being restated cost of revenue – non-membership was adjusted from $132,811 to $165,122, general and administrative expenses was adjusted from $1,583,174 to $1,471,898, other income was adjusted from $147,209 to $146,711, unrealized (loss) on related party transactions was adjusted from $0 to $29,551, loss on equity method investment, related party was adjusted from $0 to $100,949 and net (loss) income attributable to non-controlling interests was adjusted from ($4,836) to $4,836.

F-56

Consolidated Balance Sheet as of December 31, 2022

	As Previously Reported	Restatement of Prior Year Presentation #	As Restated
ASSETS

Current Assets
Cash and cash equivalents	$1,651,088	$-	$1,651,088
Accounts receivable, net	9,070	-	9,070
Inventory	34,126	-	34,126
Other receivables	337,798	(302,081)	35,717
Convertible note receivable - related party	-	198,125	198,125
Prepaid expenses	17,828	-	17,828
Total Current Assets	$2,049,910	$(103,956)	$1,945,954

Non-Current Assets
Property and Equipment, net	$166,338	$-	$166,338
Investment in associate, related party	207,402	(52,033)	155,369
Deposit	305,036	-	305,036
Operating lease right-of-use assets, net	973,069	-	973,069
Total Non-Current Assets	$1,651,845	$(52,033)	$1,599,812

TOTAL ASSETS	$3,701,755	$(155,989)	$3,545,766

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$63,354	$(2,583)	$60,771
Accrued commissions	143,383	-	143,383
VAT payable	101,373	(101,373)	-
Due to related party, net	1,663,668	-	1,663,668
Operating lease liabilities - Current	419,303	-	419,303
Deferred revenue	21,198	-	21,198
Total Current Liabilities	$2,412,279	$(103,956)	$2,308,323

Non-Current Liabilities
Operating lease liabilities - Non-current	$559,330	$-	$559,330
Total Non-Current Liabilities	$559,330	$-	$559,330

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, US$0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of December 31, 2022	$-	$-	$-
Common stock, US$.001 par value; 50,000,000 shares authorized; 10,000 shares issued and outstanding as of December 31, 2022	10	-	10
Accumulated other comprehensive loss	(195,203)	(4,836)	(200,039)
Retained earnings	930,175	(56,869)	873,306
Total HWH International Inc. Stockholders’ equity	$734,982	$(61,705)	$673,277
Non-controlling interests	(4,836)	9,672	4,836
Total Stockholders’ Equity	730,146	(52,033)	678,113

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,701,755	$(155,989)	$3,545,766

# Being restated other receivables was adjusted from $337,798 to $35,717, convertible note receivable- related party was adjusted from $0 to $198,125, investment in associate, related party was adjusted and restated from $207,402 to $155,369, accounts payable and accrued expenses were adjusted from $63,354 to $60,771, VAT payable was adjusted from $101,373 to $0, accumulated other comprehensive loss was adjusted from ($195,203) to ($200,039), retained earnings was adjusted from $930,175 to $873,306, and non-controlling interest was adjusted from $(4,836) to $4,836.

Note 4. Accounts receivable, net

The receivable at December 31, 2023, 2022 and 2021 for $28,611, $9,070 and $2,519, respectively, represents collection received by the credit card processor in F&B business and rent receivable. Accounts receivable are recorded at invoiced amounts net of an allowance for credit losses and do not bear interest. The allowance for credit losses is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The measurement and recognition of credit losses involves the use of judgment. Management’s assessment of expected credit losses includes consideration of current and expected economic conditions, market and industry factors affecting the Company’s customers (including their financial condition), the aging of account balances, historical credit loss experience, customer concentrations, customer creditworthiness, and the existence of sources of payment The Company also establishes an allowance for credit losses for specific receivables when it is probable that the receivable will not be collected and the loss can be reasonably estimated. Accounts receivable considered uncollectible are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2023 and 2022, the allowance for credit losses was an immaterial amount. The Company does not have any off-balance sheet credit exposure related to its customers.

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Note 5. Prepaid commissions

During the normal course of business, the Company pays commission to its members for product sales as well as membership sales. Prepaid commissions are recorded for commissions paid on membership sales and recognized as an expense over the same period as the related membership revenue.

Note 6. Inventory

As of December 31, 2023 and 2022, the balance of finished goods was $1,977 and $34,126, respectively. During the year ended December 31, 2023, the Company wrote off $30,753 of expired, slow-moving and obsolete inventory. This was recorded in the Company’s consolidated statement of operations in cost of revenue (non-membership) during the year ended December 31, 2023. There was no provision for slow-moving or obsolete inventory during the year ended December 31, 2022.

Note 7. Property and Equipment, net

The components of property and equipment are as follows:

December 31, 2023	Total

Office Equipment	$30,861
Furniture and Fittings	46,376
Kitchen Equipment	23,044
Operating Equipment	8,522
Leasehold Improvements	$122,083

Depreciation:
Office equipment	(15,848)
Furniture and Fittings	(31,518)
Kitchen Equipment	(8,368)
Operating Equipment	(3,373)
Leasehold Improvements	(42,549)
Total, net	$129,230

December 31, 2022

Office Equipment	$25,391
Furniture and Fittings	42,851
Kitchen Equipment	20,257
Operating Equipment	8,384
Leasehold Improvements	111,924

Depreciation:
Office Equipment	(23,449)
Furniture and Fittings	(1,671)
Kitchen Equipment	(3,240)
Operating Equipment	(1,223)
Leasehold Improvements	(12,886)
Total, net	$166,338

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For the years ended December 31, 2023 and 2022, the Company recorded depreciation expenses of $58,006 and $33,867, respectively.

Note 8. Accrued Commissions

Accrued commissions as of December 31, 2023, and 2022 represent mainly sales commission payable. For the years ended December 31, 2023, and 2022, sales commission expenses of $13,827 and $501,483 respectively, were recorded and included in cost of revenue in the Company’s consolidated statement of operations.

Note 9. Income Taxes for years ended December 31, 2023 and 2022

The provision for income taxes consisted of the following:

	2023	2022
Current	$-	$-
Deferred	-	-
Total	$-	$-

	2023	2022
Income taxes at statutory rate	18.5%	19.0%
Change in valuation allowance	(18.5)%	(19.0)%
Other	-%	-%
Effective tax rate	-%	-%

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2023	2022
Deferred tax assets:
Receivable from related party	$1,020	$-
Inventory	6,766	-
Deferred Revenue	-	3,082
Lease Liability	126,336	202,209
Accrued Commission	18,745	31,544
Net Operating Loss	544,191	129,220
Total deferred tax assets	$697,058	$366,055

Deferred tax liabilities:
Prepaid commissions	$-	$(1,505)
Right-of-Use Assets	(123,371)	(200,996)
Total deferred tax liabilities	$(123,371)	$(202,501)

Deferred tax assets / (liabilities), net	$573,687	$163,554
Less valuation allowance	(573,687)	(163,554)
Deferred tax asset c/f	$-	$-

After consideration of all the evidence, both positive and negative, management has recognized a valuation allowance with respect to its net deferred tax assets as at December 31, 2023 and 2022 as it believes it is unlikely that such deferred tax assets will be realized against taxable income in future years.

F-59

Note 10. Due to Alset Inc

Alset Inc (“AEI”) is the ultimate holding company that is incorporated in the United States of America. The amount due to AEI represents short-term working capital advances to the Company for its daily operations. There is no written, executed agreement and no financial/non-financial covenants and the amount due to AEI is non-interest bearing. Since the amount due to AEI is due upon request, it is classified as a current liability. The amounts due to AEI at December 31, 2023 and 2022 are $202,645 and $202,644 respectively.

Note 11. Due to Related Parties

Alset International Ltd. (“AIL”) is incorporated in Singapore and is a fellow subsidiary of the common parent company, Alset Inc. The amount due to AIL represents short-term working capital advances to the Company for its daily operations. There is no written, executed agreement and no financial/non-financial covenants and the amount due to AIL is non-interest bearing. Since the amount due to AIL is due upon request, it is classified as a current liability. The amounts due to AIL at December 31, 2023 and 2022 are $1,729,901 and $1,281,427 respectively.

Alset Business Development Pte. Ltd. (“ABD”) is incorporated in Singapore and is a fellow subsidiary of the common parent company, Alset Inc. The amount due to ABD represents amount loaned by ABD to Hapi Cafe Inc. (“HCI”) for the investment on Ketomei Pte. Ltd (“Ketomei”) in March 2022. There is no written, executed agreement and no financial/non-financial covenants and the amount due to ABD is non-interest bearing. Since the amount due to ABD is due upon request, it is classified as a current liability. The amounts due to ABD at December 31, 2023 and 2022 are $184,507 and $179,596 respectively.

BMI Capital International Ltd. (“BMI”) is incorporated in Hong Kong and is a fellow subsidiary of the common parent company, Alset Inc. The amount due to BMI represents short-term working capital advances to the Company for its daily operation. There is no written, executed agreement and no financial/non-financial covenants and the amount due to BMI is non-interest bearing. Since the amount due to BMI is due upon request, it is classified as a current liability. The amounts due to BMI at December 31, 2023 and 2022 are $1,442 and $0 respectively.

Note 12. Stockholders’ Equity

HWH has authorized 500,000,000 shares of common stock (par value $0.001 per share); and 10,000,000 shares of preferred stock (par value $0.001 per share). 10,000 shares of common stock and zero shares of preferred stock were issued and outstanding as of December 31, 2023 and 2022.

Note 13. Related Party Transactions

On December 31, 2023, the total convertible note receivable from Ketomei was $368,299, Considering ASC 326 and after reviewing the performance of Ketomei, the Company decided to record 100% impairment for the convertible note receivable and investment in associate (Note 18).

On June 10, 2021, Hapi Café Inc. (“HCI”) signed a convertible loan agreement with Ketomei Pte. Ltd. (“Ketomei”), pursuant to which HCI has agreed to grant Ketomei a loan of an aggregate principal amount of $75,525 (SG$100,000). On March 21, 2022, HCI signed a legally binding term sheet with Ketomei, and HCI has agreed to invest in Ketomei $258,186 (SG$350,000) for 28% interest in Ketomei. The investment was partially paid by the $75,525 (SG$100,000) loan borrowed to Ketomei and the accrued interest of $6,022 (SG$6,433). The balance of $183,311 (SG$243,567) was paid in cash.

F-60

On July 28, 2022 HCI entered into binding term sheet with Ketomei and Tong Leok Siong Constant, pursuant to which HCI lent Ketomei $43,254 (SG$60,000). This loan had a 0% interest rate for the first 60 days and an interest rate of 8% per annum afterwards.

On August 4, 2022, the same parties entered into another binding term sheet (the “Second Term Sheet”) pursuant to which HCI agreed to lend Ketomei up to $260,600 (SG$360,000) pursuant to a convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 8%. As of August 31, 2023, the $263,766 (SG$360,000) loan was paid by the $214,903 (SG$293,310) loan borrowed to Ketomei and $48,862 (SG$66,690) was paid for the expenses on behalf of Ketomei. In addition, pursuant to the Second Term Sheet, the July 28, 2022, loan was modified to include conversion rights. The Parties agree that the conversion rate will be at approximately $0.022 per share.

On August 31, 2023, the same parties entered into another binding term sheet pursuant to which HCI agreed to lend Ketomei up to $36,634 (SG$50,000) pursuant to a convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 3.5%. As of October 31, 2023, the $37,876 (SG$50,000) loan was paid to Ketomei.

On October 26, 2023, the same parties entered into another binding term sheet pursuant to which HCI agreed to lend Ketomei up to $37,876 (SG$50,000) pursuant to a non- convertible loan, with a term of 12 months. After the initial 12 months, the interest on such loan will be 3.5%. As of December 31, 2023, the $6,766 (SG$8,932) loan was paid to Ketomei. HCI will pay the balance of $31,110 (SG$41,068) to Ketomei in the future.

The amount due from Ketomei at December 31, 2023 and 2022 are $0 and $198,125 respectively.

Revenue from F&B business amounting to approximately $7,444 and $3,287 was related to corporate sales. That revenue was derived from corporate sales to related parties who purchased meals and paid for their staff, during the years ended December 31, 2023 and 2022, respectively.

Included in Accounts Receivable, net at December 31, 2023 and 2022 is $7,405 and $560, respectively, of amounts due from related parties.

Included in other income during the year ended December 31, 2023 and 2022 is $6,756 and $3,780, respectively of rental income from related parties.

Note 14. Leases

The Company has operating leases for its office spaces in South Korea and two F&B stores in Singapore. The related lease agreements do not contain any material residual value guarantees or material restrictive covenants. Since the Company’s leases do not provide an implicit rate that can be readily determined, management uses a discount rate based on the incremental borrowing rate. The Company’s weighted-average remaining lease term relating to its operating leases is 1.43 years, with a weighted-average discount rate is 3.85%.

The Company has also utilized the following practical expedients:

●	Short-term leases – for leases that are for a period of 12 months or less, the Company will not apply the recognition requirements of ASC 842.
●	For leases that contain related non-lease components, such as maintenance, the Company will account for these payments as a single lease component.

F-61

The current portion of operating lease liabilities and the non-current portion of operating lease liabilities are presented on the balance sheets. Total lease expenses amounted to $509,340 and $356,556 which were included in general and administrative expenses in the statements of operations for the years ended December 31, 2023 and 2022, respectively. Total cash paid for operating leases amounted to $580,580 and $355,746 for the years ended December 31, 2023 and 2022, respectively. In addition, the Company leases certain equipment on a short-term (12 months or less) basis. Total short-term lease expense of $14,348 and $11,034 is included in general and administrative expenses for the years ended December 31, 2023 and 2022, respectively. Supplemental balance sheet information related to operating leases was as follows:

December 31, 2023

Right-of-use assets	$598,508

Lease liabilities - current	$429,687
Lease liabilities - non-current	182,380
Total lease liabilities	$612,067

As of December 31, 2023, the aggregate future minimum rental payments under non-cancelable agreement are as follows:

Maturity of Lease Liabilities	Total

12 months ended December 31, 2024	$446,002
12 months ended December 31, 2025	185,540
Total undiscounted lease payments	631,542
Less: Imputed interest	(19,475)
Present value of lease liabilities	612,067
Operating lease liabilities - Current	429,687
Operating lease liabilities - Non-current	$182,380

Note 15. Commitments and Contingencies

Contingencies

From time to time the Company may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against the Company or involve the Company that, in the opinion of management, could reasonably be expected to have a material adverse effect on its business and financial condition. For all periods presented, the Company was not a party to any pending material litigation or other material legal proceedings.

Note 16. Disaggregation of Revenue

Selected financial information of the Company’s operating revenue for disaggregated revenue purposes by revenue source are as follows: Product sales only represent sales to members, not third parties who are not members.

	Year ended December 31, 2023	Year ended December 31, 2022
Membership Fee	$12,293	$751,452
Product Sales	465	2,198
Food and Beverage	817,761	449,240
Total	$830,519	$1,202,890

Note 17. Concentration Risk

The Company maintains cash balances at various financial institutions in different countries. These balances are usually secured by the central banks’ insurance companies. At times, these balances may exceed the insurance limits. As of December 31, 2023 and 2022, uninsured cash balances were $611,947 and $1,435,543, respectively.

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Major Suppliers

For the year ended December 31, 2023, five suppliers accounted for approximately over 54% of the Company’s total costs of revenue.

For the year ended December 31, 2022, five suppliers accounted for approximately over 46% of the Company’s total costs of revenue.

Note 18. Investment in Associate & Convertible Note Receivable, related party

During the years ended December 31, 2022 and 2023, the Company held an equity method investment in a related party, Ketomei, and also had a convertible note receivable with Ketomei. The following table shows the activity of the investment and note during those two years.

	December 31, 2022	Additions	Loss on investment	Impairment	December 31, 2023
Investment in associate, related party	$155,369	$4,128	$(33,898)	$(125,599)	$-
Convertible note receivable, related party	198,125	170,174	-	(368,299)	-
Total	$353,494	$174,302	$(33,898)	$(493,898)	$-

	December 31, 2021	Additions	Loss on investment	Impairment	December 31, 2022
Investment in associate, related party	$-	$256,318	$(100,949)	$-	$155,369
Convertible note receivable, related party	76,723	121,402	-	-	198,125
Total	$76,723	$377,720	$(100,949)	$-	$353,494

During the year, the Company impaired the investment in associate of $155,369 to $0 and convertible note receivable of $368,299 to $0.

Note 19. Subsequent Events

On January 9, 2024, the Company announced the completion of its previously announced business combination (the “Business Combination”), with Alset Capital Acquisition Corp. (“Alset”) (Nasdaq: “ACAX” for common stock and “ACAXR” for rights), The common stock of the combined company is expected to begin trading on The Nasdaq Global Market (“Nasdaq”) under the new ticker symbol “HWH”. The Business Combination was approved at a special meeting of Alset’s stockholders on August 1, 2023. Upon the closing of the Business Combination, the previously-trading Class A common stock, and rights of Alset ceased to trade with such rights entitling its holder to receive such one-tenth (1/10) of one share of Alset Class A common stock upon the closing of the Business Combination.

On February 20, 2024, the Company invested an additional $312,064 (SG$420,000) for an additional 38.41% ownership interest in Ketomei. After this additional investment, the Company will own 55.65% of Ketomei’s outstanding shares and Ketomei will be consolidated into the financial statements of HWH International Inc beginning on February 20, 2024.

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UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma combined financial statements of Alset present the combination of the historical financial information of Alset and HWH adjusted to give effect for the Business Combination. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma combined balance sheet as of December 31, 2023, combines the historical balance sheet of Alset as of November 30, 2023 and the historical balance sheet of HWH as of December 31, 2023, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 combines the historical statements of operations of Alset for the year ended November 30, 2023 and HWH for the year ended December 31, 2023 on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma combined statement of operations for the year ended December 31, 2022 combines the historical statements of operations of Alset for the year ended November 30, 2022 and HWH (as restated) for the year ended December 31, 2022 on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma combined financial statements have been developed from and should be read in conjunction with:

● the accompanying notes to the unaudited pro forma combined financial statements;

● the historical audited financial statements of Alset as of and for the year ended November 30, 2023 and 2022 and the related notes thereto;

● the historical audited financial statements of HWH as of and for the year ended December 31, 2023 and 2022, and the related notes thereto;

● the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ACAX” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HWH,” and other financial information relating to Alset and HWH, including the Merger Agreement.

The unaudited pro forma combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated.

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Further, the unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined financial statements are described in the accompanying notes. The Combined Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

Description of transaction

On September 9, 2022, Alset entered into an agreement and plan of merger (the “Merger Agreement”) by and among Alset, HWH and HWH Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Alset (“Merger Sub”). Alset and Merger Sub are sometimes referred to collectively as the “Alset Parties.” Pursuant to the Merger Agreement, a business combination between Alset and HWH will be effected through the merger of Merger Sub with and into HWH, with HWH surviving the merger as a wholly owned subsidiary of Alset (the “Merger”). Upon the closing of the Merger (the “Closing”), it is anticipated that Alset will change its name to “HWH International, Inc.” The board of directors of Alset has (i) approved and declared advisable the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Alset.

The total consideration to be paid at Closing (the “Merger Consideration”) by Alset to the HWH shareholders will be $125,000,000, and will be payable in shares of Class A common stock, par value $0.0001 per share, of Alset (“Alset Common Stock”). The number of shares of the Alset Common Stock to be paid to the shareholders of HWH as Merger Consideration will be 12,500,000, with each share being valued at $10.00. All cash proceeds remaining in the trust will be used to pay transaction costs and as growth capital for HWH.

The Business Combination was approved at a special meeting of Alset’s stockholders on August 1, 2023. Following the approval of Business Combination, 39 of Alset’s public stockholders redeemed their common stock for cash even if they approved the Business Combination.

The unaudited pro forma combined financial information has been prepared based on final redemption of shares by stockholders.

The transaction is expected to be accounted for as a reverse recapitalization. Under the reverse recapitalization model, the Business Combination will be treated as HWH issuing equity for the net assets of Alset, with no goodwill or intangible assets recorded. Factors considered to determine that HWH is the acquirer include:

●	HWH ownership interest post combination

●	HWH’s business activities will be the business activities of the Combined Entity

F-65

Pro Forma Information

ALSET AND HWH

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2023

(in thousands)

			Pro Forma		Pro Forma
			Adjustments		Combined
	HWH	ACAX	Following		Following
	(Historical)	(Historical)	Redemptions		Redemptions
ASSETS
Current assets:
Cash and cash equivalents	$879	$586	$550	A	1,290
			(325)	B
			(400)	C
Accounts receivable	29	-	-		29
Prepaid expenses and other current assets	50	117	-		167
Total current assets	958	703	(175)		1,486

Non-current assets:
Cash and marketable securities held in Trust Account	-	21,253	(21,253)	A	-
Deposit	298	-	-		298
Right-of-use assets	599	-	-		599
Property and equipment, net	129	-	-		129
Total non-current assets	1,026	21,253	(21,253)		1,026
TOTAL ASSETS	1,984	21,956	(21,428)		2,512

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	222	632	-		854
Extension Loan – Related Party	-	205	-		205
Due to related party	2,119	-	-		2,119
Lease liability	430	-	-		430
Total current liabilities	2,771	837	-		3,608

Non-current liabilities:
Lease liability	182	-	-		182
Deferred underwriting fee payable	-	3,019	(3,019)	B	-
Note Payable – Underwriter	-	-	1,184	B	1,184
Total non-current liabilities	182	3,019	(1,835)		1,366
Total liabilities	2,953	3,856	(1,835)		4,974

COMMITMENTS AND CONTINGENCIES

Temporary equity:
Class A and Class B common stock subject to possible redemption	-	20,457	(20,457)	D	-

Stockholders’ equity (deficit):
Preferred Series A-2	-	-	-		-
Preferred Series A-1					-
Common stock	-	-	1	E	2
			1	D
Class A common stock	-	-	-	F	-

Class B common stock	-	-	-	F	-
Additional paid-in capital	-	-	863	D	(1,495)
			(1)	E
			(2,357)	G

Accumulated other comprehensive income	(197)	-	-		(197)
Accumulated deficit	(781)	(2,357)	2,357	G	(781)

Non-controlling interest	9	-	-		9
Total shareholders’ equity (deficit)	(969)	(2,357)	864		(2,462)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	1,984	21,956	(21,428)		2,512

F-66

ALSET AND HWH

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2023

(in thousands, except per share data)

			Pro Forma		Pro Forma
			Adjustments		Combined
	HWH	ACAX	Following		Following
	(Historical)	(Historical)	Redemptions		Redemptions
Revenues	$831	$-	$-		$831
Cost of revenue	335	-	-		335
Gross profit	496	-	-		496

Operating costs and expenses:
Selling, general and administrative expenses	1,875	1,245	-		3,120
Impairment of convertible note receivable – related party, and investment in associate, related party	494	-	-		494
Total operating costs and expenses	2,369	1,245	-		3,614
Loss from operations	(1,873)	(1,245)	-		(3,118)

Other income (expense):
Other income (expense)	187	-	-		187
Unrealized gain (loss) on related party transactions	69				69
Loss on equity method investment, related party	(34)				(34)
Interest income of Trust Account assets	-	2,216	(2,216)	AA	-
Total other income (expense)	222	2,216	(2,216)		222
Net income (loss) before income tax provision	(1,651)	971	(2,216)		(2,896)
Income tax provision	-	(422)	-		(422)
Net income (loss)	(1,651)	549	(2,216)		(3,318)
Net loss attributable to non-controlling interests	4	-	-		4
Net income (loss) attributable to common stockholders	(1,655)	549	(2,216)		(3,314)

	HWH	ACAX	Following
	(Historical)	(Historical)	Redemptions
Weighted average shares outstanding - Common stock	10,000	-	-
Basic and diluted net income per share - Common stock	(165.44)	-	-
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	-	5,218,670	16,223,301
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	-	0.07	(0.20)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	-	2,156,250	-
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	-	0.07	-

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ALSET AND HWH

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share data)

			Pro Forma		Pro Forma
	HWH		Adjustments		Combined
	(Historical)	ALSET	Following		Following
	(as restated)	(Historical)	Redemptions		Redemptions
Revenues	$1,203	$-	$-		$1,203
Cost of revenue	688	-	-		688
Gross profit	515	-	-		515

Operating costs and expenses:
Selling, general and administrative expenses	1,472	690	700	BB	2,862
Total operating costs and expenses	1,472	690	700		2,862
Loss from operations	(957)	(690)	(700)		(2,347)

Other income (expense):
Other income (expense)	147				147
Unrealized gain (loss) on related party transactions	(30)				(30)
Loss on equity method investment, related party	(101)				(101)
Interest income of Trust Account assets		990	(990)	AA	-
Total other income (expense)	16	990	(990)		16
Net income (loss) before income tax provision	(941)	300	(1,690)		(2,331)
Income tax provision	-	(187)			(187)
Net income (loss)	(941)	113	(1,690)		(2,518)
Net loss attributable to non-controlling interests	5	-	-		5
Net (loss) income attributable to common stockholders	(946)	113	(1,690)		(2,523)

	HWH	ACAX	Following
	(Historical)	(Historical)	Redemptions
Weighted average shares outstanding - Common stock	10,000	-	-
Basic and diluted net income per share - Common stock	(94.60)	-	-
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	-	7,478,425	16,073,803
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	-	0.01	(0.16)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	-	2,156,250	-
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	-	0.01	-

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NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Merger

On September 9, 2022, Alset entered into an agreement and plan of merger (the “Merger Agreement”) by and among Alset, HWH and HWH Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Alset (“Merger Sub”). Alset and Merger Sub are sometimes referred to collectively as the “Alset Parties.” Pursuant to the Merger Agreement, a business combination between Alset and HWH will be effected through the merger of Merger Sub with and into HWH, with HWH surviving the merger as a wholly owned subsidiary of Alset (the “Merger”). Upon the closing of the Merger (the “Closing”), it is anticipated that Alset will change its name to “HWH International, Inc.” The board of directors of Alset has (i) approved and declared advisable the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Alset.

The total consideration to be paid at Closing (the “Merger Consideration”) by Alset to the HWH shareholders will be $125,000,000, and will be payable in shares of Class A common stock, par value $0.0001 per share, of Alset (“Alset Common Stock”). The number of shares of the Alset Common Stock to be paid to the shareholders of HWH as Merger Consideration will be 12,500,000, with each share being valued at $10.00. All cash proceeds remaining in the trust will be used to pay transaction costs and as growth capital for HWH.

Note 2 — Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of Alset and HWH include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and certain other adjustments to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions described herein.

The transaction is expected to be accounted for as a reverse recapitalization. Under the reverse recapitalization model, the Business Combination will be treated as HWH issuing equity for the net assets of Alset, with no goodwill or intangible assets recorded.

The unaudited pro forma combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given the Companies’ incurred losses during the historical period presented.

Alset fiscal year end is November and HWH’s fiscal year end of December.

Note 3 — Transaction Accounting Adjustments to Alset and HWH Unaudited Pro Forma Combined Balance Sheet as of December 31, 2023

The transaction accounting adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2023 are as follows:

(A)	Reflects the reclassification of approximately $21 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of the Company, net of $20 million of redemptions.

(B)	Reflects the payment of approximately $3 million of deferred underwriters’ fees, of which $0.3 million is paid in cash, $1.2 million is a promissory note and $1.5 million is payable in shares of Combined Company (as agreed on, on December 18, 2023). The cash fees were paid at the closing out of the trust account.

(C)	Reflects the payment of $250,000 of legal fee and $150,000 advisory fee paid upon closing of Business Combination.

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(D)	Reflects the reclassification of approximately $20 million of common stock subject to redemption to permanent equity, net of $20 million of redemptions.

(E)	Represents the issuance of 12.5 million shares of the post-combination company’s Class A common stock to HWH equity holders as consideration for the acquisition.

(F)	Reflects the conversion of Class B shares held by the initial shareholders to Class A shares.

(G)	Reflects the reclassification of Alset’s historical accumulated deficit

Note 4 — Transaction Accounting Adjustments to Alset and HWH Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2023

The transaction accounting adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2023 are as follows:

(AA) Reflects the elimination of realized and unrealized gains on the trust

Note 5 — Transaction Accounting Adjustments to Alset and HWH Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2022

The transaction accounting adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2022 are as follows:

(AA) Reflects the elimination of realized and unrealized gains on the trust

(BB) Reflects transaction costs

Note 6 — Loss Per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination assuming the shares were outstanding since January 1, 2022. As the Business Combination are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. Warrants have been excluded from the calculation as they are anti-dilutive.

F-70

149,443 Shares of Common Stock

COMMON STOCK

PROSPECTUS

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all the amounts shown are estimates.

SEC registration fee	$20
Legal fees and expenses	35
Accounting fees and expenses	25

Total	$80

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation will provide that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation will provide that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

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Item 15. Recent Sales of Unregistered Securities.

On November 8, 2021, our Sponsor purchased 2,156,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.012 per share. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Prior to the initial investment in the company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the Company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after the Offering (excluding the placement units and underlying securities).

On February 3, 2022, we consummated our Offering of an aggregate of 8,625,000 units including the issuance of 1,125,000 units as a result of the underwriter’s full exercise of its over-allotment option. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $86,250,000.

Simultaneously with the consummation of the Offering, the Company consummated the private placement of 473,750 units to the Sponsor, including the issuance of 33,750 Private Placement Units in connection with the underwriter’s full exercise of its over-allotment option, at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,735,500. The Private Placement was conducted as a non-public transaction and, as a transaction by an issuer not involving a public offering, was exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act.

Of the gross proceeds received from the Offering, including the full exercise of the over-allotment option, and the Private Placement Units, $86.25 million and $4.7 million was placed in the Trust Account, respectively.

On December 18, 2023, the Company entered into the Satisfaction Agreement, pursuant to which EF Hutton will accept 149,443 shares of the Company’s common stock, excluding additional compensation, as full satisfaction of the deferred underwriting commission.

Item 16. Exhibits and Financial Statement Schedules.

We have filed the exhibits listed on the accompanying exhibit index of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, incorporated by reference to Exhibit 1.1 of the Registrant’s Current Report on Form 8-K/A filed with the SEC on February 8, 2022
2.1	Merger Agreement dated September 9, 2022 by and among Alset Capital Acquisition Corp., HWH Merger Sub, Inc. and HWH International Inc., incorporated by reference to Exhibit 2.1 to Form 8-K filed with the SEC on September 12, 2022.
3.1	Amended and Restated Certificate of Incorporation dated February 2, 2022, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K/A filed with the SEC on February 8, 2022.
3.2	By Laws, incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 13, 2022.
3.3	Amendment to the Amended and Restated Certificate of Incorporation of Alset Capital Acquisition Corp., dated May 2, 2023, incorporated by reference to Exhibit 3.1 of the registrant’s current report on Form 8-K filed with the SEC on May 3, 2023.
3.4	Amendment to Certificate of Incorporation, incorporated by reference to the registrant’s current report on Form 8-K filed with the SEC on November 3, 2023.
4.1	Specimen Unit Certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 13, 2022
4.2	Specimen Class A Common Stock Certificate, incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 13, 2022
4.3	Specimen Warrant Certificate, incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 13, 2022
4.4	Specimen Right Certificate, incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 13, 2022
4.5	Warrant Agreement between Vstock Transfer LLC and the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K/A filed with the SEC on February 8, 2022
4.6	Rights Agreement between Vstock Transfer LLC and the Registrant, incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K/A filed with the SEC on February 8, 2022
5.1**	Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Letter Agreement among the Registrant and our officers, directors and Alset Management Group, Inc., incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K/A filed with the SEC on February 8, 2022.
10.2	Promissory Note, dated November 8, 2021, issued to Alset Acquisition Sponsor LLC, incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 13, 2022.
10.3	Investment Management Trust Agreement between Wilmington Trust Company and the Registrant, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K/A filed with the SEC on February 8, 2022.
10.4	Registration Rights Agreement between the Registrant and certain security holders, incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K/A filed with the SEC on February 8, 2022.
10.5	Securities Subscription Agreement, dated November 8, 2021, between the Registrant and Alset Acquisition Sponsor LLC, incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 13, 2022.
10.6	Placement Unit Purchase Agreement between the Registrant and Alset Acquisition Sponsor, LLC, incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K/A filed with the SEC on February 8, 2022.
10.7	Form of Indemnity Agreement, incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 13, 2022.
10.8	Administrative Support Agreement by and between the Registrant and Alset Management Group, Inc., incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K/A filed with the SEC on February 8, 2022
10.9	Sponsor Support Agreement dated as of September 9, 2022, by and among Alset Capital Acquisition Corp. and each of the Persons set forth on Schedule I attached thereto, incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on September 12, 2022.
10.10	Shareholder Support Agreement dated as of September 9, 2022, by and among Alset Capital Acquisition Corp., HWH International Inc. and each of the Persons set forth on Schedule I attached thereto, incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on September 12, 2022.
10.11	Amendment No. 1 to Investment Management Trust Agreement, incorporated by reference to Exhibit 10.1 of the registrant’s current report on Form 8-K filed with the SEC on May 3, 2023.
10.12	Form of Forward Share Purchase Agreement, dated July 30, 2023, incorporated by reference to Exhibit 10.1 of the registrant’s current report on Form 8-K filed with the SEC on July 31, 2023.
10.13	Form of FPA Funding Amount PIPE Subscription Agreement, dated July 30, 2023, incorporated by reference to Exhibit 10.2 of the registrant’s current report on Form 8-K filed with the SEC on July 31, 2023.
10.14	Amendment No. 2 to Investment Management Trust Agreement, incorporated by reference to Exhibit 10.1 of the registrant’s current report on Form 8-K filed with the SEC on November 3, 2023.
10.15	Satisfaction and Discharge Agreement, dated December 18, 2023, incorporated by reference to Exhibit 10.3 of the registrant’s current report on Form 8-K filed with the SEC on January 12, 2024.
10.16	Credit Facility Agreement between Alset Inc. and HWH International Inc., dated April 24, 2024, incorporated by reference to exhibit 10.1 of the registrant’s current report on Form 8-K filed with the SEC on April 25, 2024.
21	Subsidiaries of the Company, incorporated by reference to Exhibit 21 of the registrant’s annual report on Form 10-K filed with the SEC on February 28, 2024.
23.1**	Auditor Consent of MaloneBailey, LLP., independent registered public accounting firm.
23.2*	Auditor Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm.
23.3**	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of Registration Statement).
99.1	Audit Committee Charter, incorporated by reference to Exhibit 99.1 of the registrant’s Registration Statement on Form S-1 filed with the SEC on January 13, 2022.
99.2	Compensation Committee Charter, incorporated by reference to Exhibit 99.2 of the registrant’s Registration Statement on Form S-1 filed with the SEC on January 13, 2022.
107**	Filing Fee Table

* Filed herewith.

** Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 20th day of May, 2024.

HWH International Inc.

By:	/s/ Rongguo (Ronald) Wei
Name:	Rongguo (Ronald) Wei
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Thatch	Chief Executive Officer	May 20, 2024
John Thatch	(Principal Executive Officer)

/s/ Rongguo (Ronald) Wei	Chief Financial Officer	May 20, 2024
Rongguo (Ronald) Wei	(Principal Financial Officer and Principal Accounting Officer)

*	Director	May 20, 2024
Wong Shui Yeung (Frankie)

*	Director	May 20, 2024
William Wu

*	Director	May 20, 2024
Wong Tat Keung (Aston)

*	Director	May 20, 2024
Heng Fai Ambrose Chan

*By:	/s/ John Thatch
John Thatch
Attorney-in-fact

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